As filed with the Securities and Exchange Commission on October 8, 2004

Commission File No. 333—

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WORLD HEALTH ALTERNATIVES, INC.

Florida	7375	04-3613924
(State or jurisdiction of Incorporation or organization)	(Primary Std. Industrial Classification Code Number)	(IRS Employer ID Number)

777 Penn Center Boulevard, Suite 111, Pittsburgh, Pennsylvania 15235

(412) 829-7800

(Address and telephone number of principal executive offices)

777 Penn Center Boulevard, Suite 111, Pittsburgh, Pennsylvania 15235

(Address of principal place of business or intended principal place of business)

Joseph I. Emas, Esq.

(305) 531-1174

(Name, address and telephone number of agent for service)

(All communications to)

Joseph I. Emas, Esq.

Attorney-at-Law

(305) 531-1174 Telephone (305) 531-1274 Facsimile

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share(4)	Proposed Maximum Aggregate Offering Price	Amount of Fee(3)
Common Stock, $0.001 par value:	19,162,516	(1)	$2.40	$45,990,038.40	$5,8276.94	(5)(6)
Common Stock, $0.001 par value:	4,662,210	(2)	$2.40	$11,189,304.00	$1,417.68	(5)(6)
Common Stock, $0.001 par value:	7,180,459	(3)	$2.40	$17,233,101.60	$2,183.43	(5)(6)
TOTAL	31,005,185	(4)(6)	$2.40	$74,412,443.00	$9,428.06	(5)(6)

(1)	Consists of the 19,162,516 shares of common stock which were issued to certain investors in a private placement of securities.
(2)	Consists of the 4,662,210 shares of common stock resulting from the conversion of debentures which were issued to certain investors in a private placement of securities.
(3)	Consists of the 7,180,459 shares of common stock resulting from the exercise of warrants which were issued to certain investors in a private placement of securities.
(4)	Estimated solely for the purpose of calculating the registration fee required by Section 6(B) of the Securities Act and computed pursuant to Rule 457 under the Securities Act.
(5)	The Prospectus included in and forming a part of this Registration Statement includes shares of common stock consisting of (a) the 19,162,516 shares of common stock which were issued to certain investors in a private placement of securities; (b) 4,662,210 shares of common stock resulting from the conversion of debentures which were issued to certain investors in a private placement of securities; (c) 7,180,459 shares of common stock resulting from the exercise of warrants which were issued to certain investors in a private placement of securities.
(6)	This Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 8, 2004

PROSPECTUS

WORLD HEALTH ALTERNATIVES, INC.

31,005,185 SHARES OF OUR COMMON STOCK ARE BEING OFFERED BY SELLING SHAREHOLDERS

This prospectus relates to the sale of up to 31,005,185 shares of our common stock by the selling security holders. The prices at which the selling security holders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by the selling security holders.

The total costs of this offering, estimated at $19,928.06, shall be borne by us.

Our common stock is quoted on the OTC Bulletin Board under the symbol (“WHAI”).

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE “ RISK FACTORS” BEGINNING ON PAGE 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October     , 2004.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. This prospectus contains market data related to our business. This data has been included in articles published by independent industry sources. Although we believe these sources are reliable, we have not independently verified this market data. This market data includes projections that are based on a number of assumptions. If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading. Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other public reports which may be filed with the United States Securities and Exchange Commission (the “SEC”). You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law.

Page
PART I - INFORMATION REQUIRED IN PROSPECTUS
Front of Registration Statement and Outside Front Cover of Prospectus
Inside Front and Outside Back Cover Pages of Prospectus
Summary Information	1
Risk Factors	9
Our success will depend on our ability to successfully manage significant changes in our business	9
We will require continued financing if we are to expand our business	9
We have experienced net losses in the past, and we may be unable to achieve or maintain profitability in the future	9
If we are unable to cross-sell our products to our existing client base and immediately increase sales and overall profitability, we will not realize the revenue growth and profitability that we hoped to realize	10
If the three acquisitions we completed in the second quarter of 2004 do not benefit from access to our network of resources and products, the transactions may not be immediately accretive as we expected	10
If we are unable to attract qualified healthcare personnel, we will be significantly limited in our ability to grow our existing staffing business	10
If the costs of attracting and retaining qualified nurses and other healthcare personnel rise more than anticipated, such increased expenses could negatively impact our gross margin	10
Decreases in patient occupancy at our clients’ facilities may result in a decreasing demand for our services	11
If we are unable to complete acquisitions on terms that are favorable to us, or at all, or if we are unable to effectively integrate acquisitions into our operations, we may be unable to grow our business	11
We are dependent on the proper functioning of our information systems	12
Our dependence on short term, non-exclusive contracts makes us vulnerable to loss of customers	13
Any failure by any of our healthcare professionals or us to comply with applicable regulations may result in fines or injunctions against the operation of our business	13
Future changes in reimbursement trends could hamper our clients’ ability to pay us	14
If our insurance costs increase significantly, these incremental costs could negatively affect our financial results	14
We are dependent upon certain of our employees	14
Certain of our stockholders have demand rights to cause us to file a registration statement under the Securities Act covering resales of their stock, which shares and sales of this stock could cause our stock price to decline	14

There may be limited liquidity in our common stock and its price may be subject to fluctuation	15
To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future	15
Volatility in our common share price may subject us to securities litigation, thereby diverting our resources, which may have a material adverse effect on our results of operations	16
The trading price of our common stock may decrease due to factors beyond our control	16
Securities and Exchange Commission rules concerning sales of low-priced securities may hinder re-sales of our common stock	16

Use of Proceeds	16
Determination of Offering Price	17
Dilution	17
Selling Shareholders	18
Plan of Distribution	19
Legal Proceedings	21
Directors, Executive Officers, Promoters and Control Persons	22
Security Ownership of Certain Beneficial Owners	25
Description of Securities	27
Interest of Named Experts and Counsel	31
Disclosure of Commission Position on Indemnification	31
Organization Within The Last 5 Years And Certain Relationships And Related Transactions	31
Description of Business	35
Management’s Discussion and Analysis or Plan of Operation	56
Description of Property	73
Market for Common Equity and Related Stockholder Matters	74
Executive Compensation	82
Financial Statements	F-1

World Health Alternatives, Inc. and Subsidiary For the Years Ended December 31, 2003 and 2002 (Audited) And For the Three and Six Months Ended June 30, 2004 and 2003 (Unaudited) Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUMMARY INFORMATION

This prospectus contains statements about our future business operations that involve risks and uncertainties. Our actual results could differ significantly from our anticipated future operations as a result of many factors, including those identified under the “Risk Factors” section of this prospectus beginning on page x. The prospectus summary contains a summary of all material terms of the prospectus. You should carefully read all information in the prospectus, including the financial statements and their explanatory notes under the Financial Statements Section beginning on page 85, prior to making an investment decision.

We were incorporated under the laws of the State of Florida on February 13, 2002. Our business plan is to provide healthcare staffing services to hospitals and other healthcare facilities. We are authorized to issue 200,000,000 shares of common stock, par value $.0001 per share, of which 33,305,318 shares are issued and outstanding as of September 22, 2004. We are authorized to issue 100,000,000 shares of preferred stock, $.0001 par value, of which no shares are issued and outstanding as of September 22, 2004.

On February 20, 2003, we acquired our wholly owned subsidiary, Better Solutions, Inc., from its two shareholders, Richard E. McDonald and Marc D. Roup, in exchange for 33,000,000 newly issued restricted shares of our common stock. In connection with this transaction, our prior management retired an aggregate of 47,500,000 shares of our common stock, which resulted in Richard E. McDonald and Marc D. Roup gaining voting control of our common stock. Our prior officers and directors resigned and Marc D. Roup and Richard E. McDonald became our officers and directors. Upon completion of the acquisition, we changed our fiscal year-end to Better Solutions, Inc.’s year-end, December 31.

On December 6, 2003, we redeemed 8,000,000 shares of our common stock held by Richard E. McDonald, our President, and 8,000,000 shares of the Company’s common stock held by Marc. D. Roup, our former Chief Executive Officer. Neither Messrs. McDonald nor Roup received any consideration or compensation in connection with the redemption.

Effective December 22, 2003, we acquired selected assets (the accounts receivable and fixed assets) and assumed selected liabilities (the line of credit) of Superior Staffing Solutions, Inc. (“Superior”) for $4.285 million, consisting of $1.5 million in cash paid at closing, a $1.585 million note payable thirty days after the closing, 305,343 shares of our restricted common stock valued at $1.31 per share, and $800,000 in cash, plus interest, to be paid in ten payments of $95,030 from the first quarter of 2004 through the second quarter of 2006. Superior operated a medical staffing business in the Pittsburgh area using a business model similar to ours and had approximately $5.5 million of annualized revenues in 2003. Our operations and Superior’s have been combined to achieve, in management’s opinion, expected operating efficiencies and to provide Pittsburgh customers with a wider selection of consultants.

On December 24, 2003, we closed on a financing transaction with Barron Partners, LP and Certain Investors (the “Investors”). Upon the closing on the Stock Purchase Agreement, we issued 2,750,000 shares of our Common Stock [note we didn’t capitalize common stock earlier in the document]at $0.60 per share for an aggregate purchase price of $1,650,000. Additionally, we provided the Investors with three Warrants to purchase shares of our Common Stock. We incurred $75,000 of costs in connection with the private placement which costs were offset against Additional Paid in Capital.

The First Warrant provided the Investors the right to purchase 3,333,300 shares of our Common Stock. The First Warrant has an exercise price of $0.60 per share, resulting in proceeds of $2,000,000 to us upon its exercise, and expires five years from the date of issuance (December 29, 2008). During the second quarter of 2004, all of the First Warrants were exercised for our Common Stock.

The Second Warrant provided the Investors the right to purchase 1,000,000 shares of our Common Stock. The Second Warrant has an exercise price of $1.50 per share, resulting in proceeds of $1,500,000 to us upon its exercise, and expires five years from the date of issuance (December 29, 2008). We may call, for $0.001 per warrant, the Second Warrant if the average price of our Common Stock exceeds 125% of the exercise price for twenty consecutive trading days and we have a Registration Statement effective for the same twenty consecutive trading days.

The Third Warrant provided the Investors the right to purchase 1,000,000 shares of our Common Stock. The Third Warrant has an exercise price of $2.00 per share, resulting in proceeds of $2,000,000 to us upon its exercise, and expires five years from the date of issuance (December 29, 2008). We may call, for $0.001 per warrant, the Third Warrant if the average price of our Common Stock exceeds 125% of the exercise price for twenty consecutive trading days and we have a Registration Statement effective for the same twenty consecutive trading days.

In conjunction with the aforementioned financing, we cancelled 1,375,000 common shares each from Marc Roup and Richard McDonald, our executive officers at that time, in connection with the 2,750,000 common share issuance. Also, in connection with this transaction, we entered into a registration rights agreement. That agreement, in part, provides certain registration rights to the Investors, establishes payments to them based on a percentage of the purchase price of the Investment Shares and Warrants if certain registration obligations are unmet, and contains customary cross-indemnification covenants between us and the Investors. We are required to cause the registration statement to become effective by July 24, 2004.

Effective January 22, 2004, we closed on a financing transaction with certain investors pursuant to which we issued to the investors an aggregate of 2,000,000 shares of our Common Stock at $1.00 per share, for an aggregate purchase price of $2,000,000.

Effective January 30, 2004, we closed on a financing transaction with Guerrilla Partners L.P. (“Guerrilla”) pursuant to which we issued an aggregate of 100,000 shares of our Common Stock at $1.00 per share, for an aggregate purchase price of $100,000. Additionally, we provided Guerrilla with Warrants to purchase 100,000 shares of our Common Stock. The Warrant has an exercise price of $1.00 per share, resulting in proceeds of $100,000 to us upon its exercise, and expires five years from the date of issuance (January 30, 2009).

Between April 1, 2004 and June 17, 2004, holders of all of the First Warrant issued in connection with the Barron Partners, LP and Certain Investors transactions exercised their Warrants and acquired an aggregate of 3,333,330 shares of our restricted common stock by exercising warrants at a price of $0.60 per share, for a total investment of $1,999,980. Included in that total was the acquisition of 2,666,640 of our common shares by Barron Partners, LP.

On April 30, 2004, we executed a stock purchase agreement, subsequently amended on May 19, 2004, May 28, 2004 and June 22, 2004 (the stock purchase agreement and the amendments thereto shall be referred to collectively as the “Stock Purchase Agreement”), thereby completing our acquisition of all of the stock of Pulse Healthcare Staffing, Inc., a California corporation (“Pulse”). Pulse was a medical staffing company located in Citrus Heights, California, that placed nurses in healthcare facilities for contractually defined assignment periods and on a permanent basis. Pulse had approximately 175 clients across seven western states, with California being its largest market and a database of approximately 20,000 nurses. We intend to retain Pulse’s current infrastructure, including its management team and key employees, and will operate Pulse as a wholly owned subsidiary.

Pursuant to the terms and conditions of the Stock Purchase Agreement, we received 100,000 shares of Pulse, representing all of the issued and outstanding shares of Pulse’s common stock, for $14,924,075, subject to a working capital adjustment, and 200,000 shares of our restricted common stock valued at $2.42 per share. The purchase price was allocated to the Controlling Management Shareholder, the Principal Shareholder and the Remaining Shareholders as follows:

We paid the Controlling Management shareholder the aggregate purchase price of $13,356,075 and an aggregate of 100,000 shares of our restricted common stock. The Controlling Management Shareholder has been issued 100,000 shares of our restricted common stock. The cash consideration shall be paid as follows:

•	$560,000 was paid at initiation of the transaction;

•	$438,000 was paid at closing;

•	$1,350,000 payable on or before June 28, 2004 of which $1,350,000 has been paid as of September 22, 2004;

•	$7,715,000 payable on or before July 12, 2004 of which $4,454,696 has been paid as of September 22, 2004;

•	$1,250,000 to be deposited into an escrow account on or before July 12, 2004, and shall be distributed, after the working capital adjustment, in accordance with the terms of the Stock Purchase Agreement and the Escrow Agreement (attached as an exhibit to the Stock Purchase Agreement). The parties have agreed that the payments from the escrow account will be subject to adjustment based on actual working capital (the current assets of Pulse minus the current liabilities of Pulse) and any indemnification claims against the Controlling Management Shareholder, with such adjustment increasing or decreasing the purchase price by no more than $1,000,000.

After July 12, 2004:

•	$1,000,000 payable six months following the closing date of the Stock Purchase Agreement;

•	$1,000,000 payable twelve months following the closing date of the Stock Purchase Agreement.

As consideration for this acquisition, we will pay the Principal Shareholder the aggregate purchase price of $750,000 and 100,000 shares of our restricted common stock. The Principal Shareholder has been issued the 100,000 shares of our restricted common stock. The cash consideration shall be paid as follows:

•	$50,000 was paid at closing;

•	$250,000 was paid by May 28, 2004;

•	$450,000 payable on or before June 28, 2004 which has been paid.

As consideration for this acquisition, we will pay the Remaining Shareholders the aggregate purchase price of $1,112,000. The cash consideration shall be paid as follows:

•	$512,000 was paid at closing;

•	$50,000 was paid by May 28, 2004;

•	$250,000 payable on or before June 28, 2004 which has been paid.

In addition, the shares of the Controlling Management Shareholder that we received are pledged as security against our payment of all the consideration to be paid to the Controlling Management Shareholder, the Principal Shareholder and one of the Remaining Shareholders, pursuant to the terms and conditions of a pledge agreement, the form of which is attached as Exhibit 2.4 hereto. On August 19, 2004, the pledge agreement was released by the Controlling Management Shareholder.

Additionally, a number of past employees of Pulse received payments to resolve any preacquisition contingencies relating to Pulse as part of the Stock Purchase Agreement. These past employees were required to execute releases covering any prior ownership claims and/or any other claims against Pulse. Additionally, they entered into employment agreements with the Company. The employees received an aggregate payment of $1,000,000 at closing and will receive an aggregate of $200,000 for each of the succeeding five months. Additionally, certain management employees received a total of 650,000 shares of our restricted common stock as part of their release. Furthermore, the former the former Chief Executive Officer of Pulse entered into an employment agreement with us. As part of that agreement, he received 500,000 shares of our restricted common stock with another 500,000 shares of our restricted common stock contingently issuable upon the successful integration of Pulse into us.

The operations of the former Pulse operation were included in our consolidated statement of operation from May 19, 2004.

Effective May 7, 2004, we acquired selected assets (primarily accounts receivable and fixed assets) and assumed selected liabilities of Care for Them, Inc., a Massachusetts corporation (“Care For Them”). Care For Them was a medical staffing company located in Danvers, Massachusetts which placed nurses in healthcare facilities for contractually defined assignment periods and on a permanent basis. Care For Them had been in business since 1995 and operated an office in the Boston metropolitan area and two offices in southern New Hampshire, primarily supplying nurses to local hospitals, assisted living homes and family medical practices. We intend to retain Care For Them’s current infrastructure, including its management team and key employees.

The terms of the asset purchase were $242,000 of cash at closing. Additionally, the owner of Care For Them will receive contingent payments in the form of an earnout equal to 25%, 10% and 10% of the gross profit in 2004, 2005 and 2006, respectively, in excess of the 2003 actual gross profit.

The operations of the former Care For Them operation were included in our consolidated statement of operation from May 7, 2004.

Effective June 1, 2004, we acquired selected assets (primarily fixed assets) and assumed selected liabilities of Curley and Associates, LLC, a Florida corporation (“CurleyMed”). CurleyMed was a medical staffing company located in Stanford, Florida, which specialized in travel placements of allied healthcare professionals. CurleyMed had approximately 200 clients in over 40 states. We intend to retain CurleyMed’s current infrastructure, including its management team and key employees.

The terms of the asset purchase included a $200,000 cash payment at closing, an $800,000 short-term promissory note, a $525,000 two-year promissory note and 662,025 shares of our restricted common stock valued at $2.42 per share. Additionally, the owners of CurleyMed will receive contingent payments in the form of an earnout equal to the greater of 25% of the gross profit in 2004, 2005 and 2006 in excess of the 2003 actual gross profit or 50% of the net income in 2004, 2005 and 2006 in excess of the 2003 actual net income.

The operations of the former CurleyMed operation were included in our consolidated statement of operation from June 1, 2004.

On June 23, 2004, Mr. Roup resigned as our Chief Executive Officer and from our Board of Directors. Mr. John C. Sercu was appointed as our Chief Operating Officer in May 2004 upon our acquisition of Pulse Healthcare Staffing, Inc. Mr. Sercu had been the Chief Executive Officer of Pulse Healthcare Staffing, Inc.

Effective August 4, 2004, we closed on an $11 million financing transaction with a group of private investors (“Investors”). The financing consisted of two components: (a) an equity portion for $4,317,500 and (b) a debenture portion for $6,682,500.

For the equity portion, we issued units consisting of 2,158,750 shares of Common Stock and Warrants to purchase 647,625 shares of Common Stock with an aggregate purchase price of $4,317,500. Upon the closing of the Stock Purchase Agreement between the Investors and us, we issued 2,158,750 shares of our Common Stock at $2.00 per share, for an aggregate purchase price of $4,317,500. Additionally, we provided the Investors with a Warrant to purchase shares of our Common Stock. The Warrant provides for the Investors to purchase an aggregate of 647,625 shares of our Common Stock. The Warrants, which expire five years from the date of issuance, have an exercise price of $3.50 per share, resulting in aggregate proceeds of $2,266,687 to us upon their exercise. We may call each Warrant, for $0.001 per warrant, if the average price of our Common Stock is 150% of the exercise price for twenty consecutive trading days and we have a Registration Statement effective for the same twenty consecutive trading days.

For the debenture portion, we issued units consisting of debentures and warrants to purchase shares of Common Stock with an aggregate purchase price of $6,682,500. Upon closing on the Debenture Purchase Agreement between the Investors and us, we issued $6,682,500 of debentures with a 7 1/2% interest coupon. The debentures are convertible into shares of our Common Stock at a conversion price of $2.15 per share, which would result in the issuance of 3,108,139 shares of our Common Stock if all debentures were converted. We can require the conversion of the debentures into shares of our Common Stock if the average closing price of our shares of Common Stock on the trading market on which the Common Stock is then listed for trading exceeds 200% of $2.15 per share for twenty consecutive trading days and we have a Registration Statement effective for the same twenty consecutive trading days. If the debentures are not converted into our Common Stock, they mature on August 4, 2007. Additionally, we provided the Investors with a Warrant to purchase shares of Common Stock. The Warrant provides the Investors with the right to purchase an aggregate of 932,442 shares of our Common Stock. The Warrant, which expires five years from the date of issuance, has an exercise price of $2.596 per share, resulting in proceeds of $2,420,619 to us upon their exercise.

We intend to utilize the proceeds from the sale of our Common Stock and Debenture to retire certain outstanding long-term debt, including certain obligations stemming from our acquisition of Pulse Healthcare Staffing, Inc.

WHERE YOU CAN FIND US

Our principal executive offices are located at 777 Penn Center Boulevard, Suite 111, Pittsburgh, Pennsylvania 15235. Our telephone number is (412) 829-7800.

ABOUT OUR BUSINESS

We were incorporated in Florida on February 13, 2002. As a result of our acquisition of Better Solutions, Inc. on February 20, 2003, we operate a medical staffing business under the name “MedTech Medical Staffing” and provide our clients with timely and flexible staffing solutions through either temporary or permanent placements of healthcare personnel. Our integrated staffing services are designed to meet all of our clients’ staffing requirements and include interviewing, screening and selecting our clients’ prospective personnel. These services enable our clients to optimize their staffing needs in a flexible and timely manner while decreasing overall staffing costs.

Our healthcare staffing business is comprised of nurse staffing and allied health staffing. We have provided such staffing services to over 1,500 healthcare facilities across the United States and operate sales offices in California, Florida, Massachusetts, New Hampshire, Pennsylvania, Ohio and Oregon. During our fiscal year ended December 31, 2003, we directly placed, or assisted in the placement of, approximately 2,600 healthcare professionals. Because our fees are paid by our clients rather than by the government or other third parties, we have no direct exposure to Medicare or Medicaid reimbursements.

Management believes that we are well-positioned in the current environment for healthcare staffing services to take advantage of longer-term industry and demographic developments that include a growing shortage and aging of registered nurses, an aging U.S. population expected to increase hospital admissions, state legislation regarding minimum nurse staffing levels and maximum allowable overtime, long-term operational trends among medical care facilities towards outsourcing healthcare staffing and increased consolidation of a fragmented healthcare staffing market.

THE OFFERING

This offering is comprised entirely of shares of our common stock held by our selling shareholders, our Common Stock issuable from the conversion of debentures held by our selling shareholders and our Common Stock issuable from the exercise of Warrants held by our selling shareholders. Our selling shareholders are offering 31,005,185 shares of our Common Stock. The proceeds we receive from the exercise of the Warrants will be utilized for general business purposes and to fund our acquisition strategy. We will not receive any proceeds from the sale of the underlying Common Stock currently held by the Selling Shareholders.

Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale of the shares by the selling shareholders.

Our common stock is quoted on the OTC Bulletin Board under the symbol (“WHAI”).

RISK FACTORS

Our success will depend on our ability to successfully manage significant changes in our business.

In December 2003, we completed the acquisition of Superior Staffing Solutions, Inc. In May, 2004, May 2004, and June 2004 we acquired Pulse Healthcare Staffing, Inc, Care For Them, Inc. and Curley and Associates, LLC, respectively. This resulted in a significant change in our business, including the development of new services and the targeting of new markets. These changes have placed, and are expected to continue to place, significant demands on our management, operational and financial resources. If we fail to successfully manage these significant changes, or if such changes fail to result in increased sales of our services, our future revenue, net income and prospects for our business will be materially and adversely affected.

We will require continued financing if we are to expand our business.

The acquisitions we have completed to date have been primarily financed by the private placement of our equity and debt securities. If we are to continue to grow via acquisition, it will be necessary to continue to access equity and/or debt capital which may not be available, or may not be available in quantities sufficient to fund our acquisition strategy or at terms that are attractive to us and our shareholders.

We have experienced net losses in the past, and we may be unable to achieve or maintain profitability in the future.

We incurred a net loss of $31,578 for the year ended December 31, 2003, and a net loss of $464,152 for the six-months ended June 30, 2004. In addition, we expect to incur significant expenses in connection with the integration of Pulse Healthcare Staffing’s operations into our business and the continued expansion of this business. As a result, the business will need to generate significant revenues to achieve and maintain profitability. We cannot predict whether our business will achieve or sustain profitability in any future period.

If we are unable to cross-sell our products to our existing client base and immediately increase sales and overall profitability, we will not realize the revenue growth and profitability that we hoped to realize.

We expect that we will be able to cross-sell our products to our existing client base and immediately increase sales and overall profitability from the integration of the three acquisitions we completed in the second quarter of 2004 (Pulse Healthcare Staffing, Inc, Care For Them, Inc. and Curley and Associates, LLC). If we are not successful with this cross-selling effort, we will not achieve the immediate revenue growth and profitability that we projected to result from these acquisitions.

If the three acquisitions we completed in the second quarter of 2004 do not benefit from access to our network of resources and products, the transactions may not be immediately accretive as we expected.

We expect that the three acquisitions that we completed in the second quarter of 2004 (Pulse Healthcare Staffing, Inc, Care For Them, Inc. and Curley and Associates, LLC) will benefit from access to our network of resources and products. Should that not be the case, some or all of the transactions may not be immediately accretive to earnings as we had expected.

If we are unable to attract qualified healthcare personnel, we will be significantly limited in our ability to grow our staffing business.

We rely significantly on our ability to attract and retain nurses and other healthcare personnel who possess the skills, experience and credentials needed to meet the specific requirements of clients of our healthcare staffing services. We compete for healthcare staffing personnel both with other healthcare staffing companies and with actual and potential clients. Management believes there currently is a shortage of qualified nurses in many areas of the U.S. and competition for nursing personnel is increasing. This shortage of nurses and other qualified healthcare personnel limits our ability to grow our staffing business. If we are unable to attract qualified nurses and other healthcare professionals for our healthcare staffing business, our brand name reputation, revenues and potential profitability will be negatively impacted.

If the costs of attracting and retaining qualified nurses and other healthcare personnel rise more than anticipated, such increased expenses could negatively impact our gross margins.

We compete with other healthcare staffing companies as well as hospitals and our clients for qualified nurses and other healthcare personnel. Competition for healthcare personnel may also lead those seeking such personnel to offer increased hourly wages and other benefits as inducements. If we do not raise wages and benefits in response to such increases by our competitors, we could face difficulties attracting and retaining qualified healthcare personnel. If, however, we raise wages and benefits to meet the competition but are unable to pass the additional costs along to our clients, our margins could decline.

Decreases in patient occupancy at our clients’ facilities may result in a decreasing demand for our services.

The general level of patient occupancy at our clients’ healthcare facilities significantly affects demand for our healthcare staffing services. Fluctuations in patient occupancy at our clients’ hospitals and healthcare facilities are unpredictable and may adversely affect the demand for our services, reduce our revenues and prevent us from being profitable. As patient occupancy increases, hospitals and other healthcare facilities often add temporary employees before full-time employees are hired. In contrast, as patient occupancy decreases, hospitals and other healthcare facilities typically reduce their use of temporary employees before undertaking layoffs of their regular employees. Accordingly, any such patient occupancy decreases will negatively affect our revenues and potential profitability.

If we are unable to complete acquisitions on terms that are favorable to us, or at all, or if we are unable to effectively integrate acquisitions into our operations, we may be unable to grow our business.

Our growth strategy is primarily driven by increasing our geographic presence and market share in the United States through strategic acquisitions of companies that complement or enhance our business. Competition for acquisitions could limit our ability to grow via this strategy or could increase the prices of acquisitions, which could make them less accretive to our earnings or otherwise unattractive to us.

Acquisitions and expansions of our operations typically involve significant cash expenditures, debt incurrence, shareholder dilution and integration expenses that could have a material adverse affect on our financial condition and results of operations. Accordingly, our growth strategy depends on us obtaining the necessary financing at favorable terms. While we may seek financing through traditional bank financing or debt equity offerings, which offerings may dilute the ownership interests of existing shareholders, it is possible that we will not be able to obtain such financing on terms favorable to us, or at all. If we are unable to obtain such financing, we may have to curtail or even cease our expansion plans and/or our operations.

Acquisitions and expansions of our operations also place significant demands on our managerial, operational and information systems. Thus, any acquisition or expansion may ultimately have a negative impact on our operations and financial condition.

The process and results of integrating acquisitions into our operations may also negatively affect our business in the following ways:

•	potential loss of key clients or employees of acquired companies;

•	difficulties integrating acquired personnel and distinct cultures into our business;

•	difficulties integrating acquired companies into our operations, financial planning and reporting systems and information systems;

•	diversion of management attention and resources from existing operations; and

•	assumption of liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for their failure to comply with applicable laws, regulations and rules.

Other risks and factors applicable to acquisitions include adverse short term affects on reported operating results, the amortization of acquired intangible assets, the assumption of undisclosed liabilities of any acquired companies and the failure to achieve anticipated benefits such as cost savings and synergies. Some or all of these risks and factors could disrupt our business, distract management and employees, increase expenses and adversely affect our results of operations. Furthermore, the accounting treatment for any acquisition transaction may result in significant goodwill, which, if impaired, will negatively affect our consolidated results of operations.

We are dependent on the proper functioning of our information systems.

We are dependent on the proper functioning of our information systems in operating our business. Management has concluded that these systems are critical to our core business because they are used to identify and match healthcare personnel with available client assignments. They are also used for billing, payroll and accounting functions. Although our information systems are protected through physical and software-based safeguards and the use of backup remote processing capabilities, the systems remain vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. If our information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which could impact our ability to identify and fulfill business opportunities quickly, to process and maintain sales and recruiting records and to perform billing and payroll functions quickly and reliably. Should the proper functioning of our information systems be adversely affected, our basic business functions and brand name reputation will be negatively affected.

Our dependence on short term, non-exclusive contracts makes us vulnerable to loss of customers.

Our revenues are dependent upon the temporary staffing needs of our clients but we typically do not have long-term contracts or exclusive agreements with our clients. As a result, our business is dependent upon our ability to continually secure new staffing assignment orders from our clients. This process is dependent upon our ability to successfully compete against our competitors, maintain positive relationships with our clients, promote our brand name, and provide quality healthcare professionals to our clients. If we fail to secure new staffing orders, our revenues will be negatively affected.

Any failure by any of our healthcare professionals or us to comply with applicable regulations may result in fines or injunctions against the operation of our business.

Our healthcare staffing business is subject to numerous and complex federal and state laws and regulations relating to, among other things, the licensure of professionals, the payment of our field and internal employees (i.e., wage and hour laws, employment taxes, income tax withholdings, etc.), and our operations in general. If we fail to comply with these laws and regulations, we could incur civil and/or criminal penalties and equitable remedies. Similarly, a failure by any of our employees or healthcare staffing personnel to follow all applicable laws and regulations, our internal policies, or the clients’ policies could result in negative publicity or legal liability for us.

To management’s knowledge, healthcare providers recently have become subject to an increasing number of legal actions alleging malpractice and related legal theories. We may be subject to liability in such cases even if our contribution to any damage was minimal. Additionally, we may be subject to claims relating to torts or crimes allegedly committed by our internal employees and our healthcare staffing personnel in the field. Many of these actions involve monetary damage claims and significant defense costs. We may also be required to indemnify and defend clients against some or all of these risks.

A key component of our business is the screening or credentialing process utilized in selecting healthcare staffing personnel for assignments with clients. Although the client is ultimately responsible for performing its own screening process and deciding whether or not to utilize the candidate, the client will be relying on our reputation and screening process. Errors in this process, including a failure to detect a candidate’s poor or inaccurate history, could negatively affect our reputation and lead to legal liability in certain circumstances.

Future changes in reimbursement trends could hamper our clients’ ability to pay us.

Many of our clients are reimbursed under the federal Medicare program and state Medicaid programs for the services they provide. In recent years, federal and state governments have made significant changes in these programs that have reduced reimbursement rates. In addition, insurance companies and managed care organizations seek to control costs by requiring that healthcare providers, such as hospitals, discount their services in exchange for exclusive or preferred participation in their benefit plans. Future federal and state legislation or evolving commercial reimbursement trends may further reduce, or change conditions for, our clients’ reimbursement. Limitations on reimbursement could reduce our clients’ cash flows, hampering their ability to pay us.

If our insurance costs increase significantly, these incremental costs could negatively affect our financial results.

We maintain insurance coverage, including professional and general liability insurance and workers compensation insurance, to protect against the cost of claims against us relating to the actions of our employees. Our insurance coverage, however, may not cover all claims against us. Furthermore, the costs associated with obtaining and maintaining appropriate insurance coverage for our business has been increasing. If these costs continue to increase materially, it will negatively affect our margins and adversely impact our financial condition.

We are dependent upon certain of our employees.

We are dependent on Richard E. McDonald, who is our President and Chairman of the Board of Directors, and John C. Sercu, who is our Chief Operating Officer. Mr. McDonald is essential to our operations because he oversees the financial, acquisition strategy and investment banking aspects of our business. Mr. Sercu is responsible for sales and operational matters. We have no agreement with Mr. McDonald or Mr. Sercu that would prevent either one from leaving us, nor is there any assurance that we would be able to hire and retain someone to replace either one of them. If we were to lose the services of either individual, it may have a material adverse impact on our business.

Certain of our stockholders have demand rights that can cause us to file a registration statement under the Securities Act covering resales of their stock, which sales could cause our stock price to decline.

Under the terms of certain agreements we have with several of our stockholders, we are required to file, at our expense, a registration statement under the Securities Act of 1933, covering the resale of their shares. Such registration statement must become effective by July 24, 2004. These agreements represent 6,083,330 shares of our outstanding common stock and warrants to purchase up to 2,000,000 shares of our common stock. If we do not meet this deadline, we must pay liquidating damages per month of an amount equal to 3% of the purchase price for those shares covered by the private placement transaction completed on December 24, 2003, until such time as the holders of such shares no longer hold more than 20% of those shares. These shares may also be sold under Rule 144 of the Securities Act, depending on their holding period, and are subject to significant restrictions in the case of shares held by persons deemed to be our affiliates.

Under the terms of the private placement of our securities that have occurred in 2004, we are required to have an effective registration statement. These agreements cover 4,258,750 shares of our common stock that are currently outstanding, 1,680,067 shares of our common stock issuable upon the exercise of outstanding warrants and 3,108,139 shares of our common stock issuable from the conversion of debentures currently outstanding.

We cannot predict whether we will be able to meet the deadlines for registration set forth in such agreements. We also cannot predict what effect, if any, market sales of shares held by any stockholder will have on the market price of our common stock.

There may be limited liquidity in our common stock and its price may be subject to fluctuation.

There is only a limited market for our common stock, which is currently traded on the OTC Bulletin Board. We can provide no assurances that we will be able to have our common stock listed on an exchange or quoted on Nasdaq, or that it will continue to be quoted on the OTC Bulletin Board. If there is no trading market for our common stock, the market price of our common stock will be materially and adversely affected.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common shares in the foreseeable future, and we cannot assure an investor that funds will be legally available to pay dividends or that, even if the funds are legally available, the dividends will be paid.

Volatility in our common share price may subject us to securities litigation, thereby diverting our resources, which may have a material adverse effect on our results of operations.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

The trading price of our common stock may decrease due to factors beyond our control.

The stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our shareholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a price we deem appropriate.

Securities and Exchange Commission rules concerning sales of low-priced securities may hinder re-sales of our common stock.

Because our common stock has a market price that is less than five dollars per share, our common stock is not listed on an exchange or quoted on Nasdaq and is traded on the OTC Bulletin Board. Brokers and dealers who handle trades in our common stock are subject to certain Securities and Exchange Commission disclosure rules when effecting trades in our common stock, including disclosure of the following: the bid and offer prices of our common stock, the compensation of the brokerage firm and the salesperson handling a trade and legal remedies available to the buyer. These requirements may hinder re-sales of our common stock and may adversely affect the market price of our common stock.

USE OF PROCEEDS

The shares of Common Stock to which this Prospectus relates include Common Shares being reserved for issuance upon the exercise of the Warrants. The proceeds we receive from the exercise of the Warrants will be utilized for general business purposes and to fund our acquisition strategy. We will not receive any proceeds from the sale of the underlying Common Stock currently held by the Selling Shareholders.

DETERMINATION OF OFFERING PRICE

The Selling Shareholders will determine what price at which they are willing to sell their shares.

DILUTION

We are not offering any shares in this Registration Statement. All shares are being registered on behalf of our Selling Shareholders.

SELLING SHAREHOLDERS

The following table presents information regarding the Selling Shareholders. Unless otherwise stated below, to our knowledge no selling security holder nor any affiliate of such shareholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. None of the selling shareholders are broker-dealers. The number and percentage of shares beneficially owned before and after the sales is determined in accordance with Rules 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders and, therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering.

Name	Beneficial Relationship with Issuer	Amount Owned Prior to Offering	Amount to be Offered	Percentage Owned Before/After Offering(1)
Alan C. Shoaf	None	268,700	268,700	<1%/0%
Alan C. Shoaf (IRA)	None	75,000	75,000	<1%/0%
Alan Kaufman	None	50,000	50,000	<1%/0%
Anita Devienne Tremain	None	78,000	78,000	<1%/0%
Anthony Altavilla	None	2,989,000	2,989,000	9%/0%
Anthony Marchese	None	149,583	149,583	<1%/0%
Barron Partners L.P.	Edgar Filer	4,716,640	4,716,640	13.5%/0%
Bill Scalese	None	56,922	56,922	<1%/0%
Blackmore Offshore Fund LTD	None	350,000	350,000	1.1%/0%
Blackmore Partners LP	None	91,000	91,000	<1%/0%
Blackmore Wallace Parnters	None	234,000	234,000	<1%/0%
Bristol Investment Fund	None	837,209	837,209	2.4%/0%
Burlingame Equity Investors LP	None	100,000	100,000	<1%/0%
Catherine Williams	None	25,000	25,000	<1%/0%
Cecil Nahmias	none	10,000	10,000	<1%/0%
Cresent International Fund	None	418,605	418,605	1.2%/0%
Dales Scales	None	652,612	652,612	1.9%/0%
Dan Moyer	None	15,000	15,000	<1%/0%
Daniel Dinapoli	None	66,666	66,666	<1%/0%
Dave Mehalick	None	250,000	250,000	<1%/0%
David M Spehar Jr	None	8,000	8,000	<1%/0%
David Morway & Karen Morway	None	25,000	25,000	<1%/0%
Diane Wendin	None	5,000	5,000	<1%/0%
Dom Scalise	None	8,250	8,250	<1%/0%
Double Black Diamond LTD	None	195,000	195,000	<1%/0%
Douglas Moore	None	70,000	70,000	<1%/0%
Douglas Moore (IRA)	None	25,000	25,000	<1%/0%
First Mirage In	None	125,000	125,000	<1%/0%
Fred & Nicole Kniphcheer	None	125,000	125,000	<1%/0%
Fuller & Thaler Behavioral Finance Fund	None	1,400,000	1,400,000	4.1%/0%
Gary Dinsel	None	8,000	8,000	<1%/0%
Generation Capital Assopciates	None	125,000	125,000	<1%/0%
Greg Hardesty	None	38,289	38,289	<1%/0%
Greg Thompson	None	60,000	60,000	<1%/0%
Guerilla IRA	None	50,000	50,000	<1%/0%
Guerrilla Partners L.P.	None	587,998	587,998	1.8%/0%
H Robert Holmes Trustee	None	25,000	25,000	<1%/0%
Heartwood Capital LP	None	120,000	120,000	<1%/0%
HPC Capital Management	None	167,062	167,062	<1%/0%
Insiders Trend Fund L.P.	None	404,165	404,165	1.2%/0%
Ipolis Commercial Ltd	None	100,000	100,000	<1%/0%
J.O. Patterson and Co.	None	500,000	500,000	1.4%/0%
Jack Clark	None	40,000	40,000	<1%/0%
Jack Maskowitz	None	226,118	226,118	<1%/0%
James C Jenson	None	550,000	550,000	1.6%/0%
James Christenson & Jacquelyn	None	50,000	50,000	<1%/0%
James J Clark	None	50,000	50,000	<1%/0%
Jane Cantor	None	50,000	50,000	<1%/0%
Jennie Morrison & Don Morrison	None	6,500	6,500	<1%/0%
JMK Investment Partners LLC	None	385,000	385,000	1.1%/0%
John Brazier	None	25,000	25,000	<1%/0%
K.A. Steel Chemicals	None	50,000	50,000	<1%/0%
Ken Johnson	None	74,330	74,330	<1%/0%
Kenneth A Steel Jr	None	171,667	171,667	<1%/0%
Kent Williams	None	25,000	25,000	<1%/0%
Kent Williams Investment Associates Pension Plan	None	50,000	50,000	<1%/0%
Larry Anlauf	None	57,330	57,330	<1%/0%
Leah Cole	None	50,000	50,000	<1%/0%
Lewis C. Pell	None	100,000	100,000	1%/0%
Maletis Partners	None	20,000	20,000	<1%/0%
Mark Squillace	None	5,000	5,000	<1%/0%
Marlin Molinaro	None	218,700	218,700	<1%/0%
Martin A. Lyons	None	5,000	5,000	<1%/0%
Martin Lyons	None	4,000	4,000	<1%/0%
Marvin Mitchell	None	10,000	10,000	<1%/0%
Mary Guba	None	25,000	25,000	<1%/0%
Meyer & Doreen Nahmias	None	10,000	10,000	<1%/0%
Michael H. Weiss	None	177,833	177,833	<1%/0%
Michael Kroll	None	15,000	15,000	<1%/0%
Michael L & Shelly Peterson Trustess	None	500,000	500,000	1.9%/0%
Michael Potter	None	149,583	149,583	<1%/0%
Morris & Devora Smith	None	242,499	242,499	<1%/0%
Nancy D Thompson	None	100,000	100,000	<1%/0%
Neil Warden	None	2,000	2,000	<1%/0%
Northern Valley Partners, LLC	None	404,165	404,165	1.2%/0%
OBX Capital Group LLC	None	800,000	800,000	2.3%/0%
OBX II Fund	None	1,526,779	1,526,779	4.5%/0%
Palisades Master Fund, L.P.	None	1,674,419	1,674,419	4.9%/0%
Parabolic Investment Fund LTD	None	260,000	260,000	<1%/0%
Professional Traders Fund	None	325,000	325,000	<1%/0%
Reed Clevenger	None	648,766	648,766	1.9%/0%
Richard D Rohac	None	16,000	16,000	<1%/0%

TOTAL		31,005,185	31,005,185	42.6%/0%

(1)	Percentage of beneficial ownership is based on 35,337,548 shares of common stock outstanding as of September 8, 2004, 7,180,459 shares of common stock that may be acquired pursuant to warrants and options and 4,662,210 shares of common stock that may be acquired pursuant to conversion of debentures on or before November 8, 2004.

We intend to seek qualification for sale of the securities in those states where the securities will be offered. That qualification is necessary to resell the securities in the public market. The securities can only be offered if they are qualified for sale or are exempt from qualification in the states in which the selling shareholders or proposed purchasers reside. There is no assurance that the states in which we seek qualification will approve of the security resales.

PLAN OF DISTRIBUTION

Our Selling Shareholders are offering 31,005,185 shares of our common stock. We will not receive proceeds from the sale of shares by the Selling Shareholders. We will not receive any proceeds from the sale of the securities by the Selling Shareholders except that we will receive proceeds from the exercise of the warrants currently held by the Selling Shareholders. None of the Selling Shareholders are broker-dealers.

The securities offered by this prospectus will be sold by the Selling Shareholders or by those to whom such shares are transferred. We will file post-effective amendments to this Registration Statement to identify transferees to whom the Selling Shareholders transfer their securities. We are not aware of any underwriting arrangements that have been entered into by the Selling Shareholders. The distribution of the securities by the Selling Shareholders may be affected in one or more transactions that may take place in the over-the-counter market, including broker’s transactions, and/or privately negotiated transactions.

The Selling Shareholders and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are then traded or in private transactions. Our Common Shares are quoted on the OTC Bulletin Board under the symbol (“WHAI”). Selling Shareholders may use any one or more of the following methods to sell their shares:

•	ordinary brokers’ transactions;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

Any of the Selling Shareholders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933 if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the Selling Shareholders were to provide us with cash proceeds from their sales of the securities. If any of the Selling Shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

In addition, the selling shareholders and any brokers and dealers through whom sales of the securities are made may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters’ compensation.

The Selling Shareholders may pledge all or a portion of their securities as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such Selling Shareholders, the pledgee in such loan transaction would have the same rights of sale as the Selling Shareholders under this prospectus. The Selling Shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. The Selling Shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Shareholders under this prospectus.

We have advised the Selling Shareholders that while they are engaged in a distribution of the shares included in this Prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

There can be no assurances that the Selling Shareholders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one (1) or five (5) business days prior to the commencement of such distribution.

All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the Selling Shareholders, we will pay all the fees and expenses incident to the registration of the securities, other than the Selling Shareholders’ pro rata share of underwriting discounts and commissions, if any, which are to be paid by the Selling Shareholders.

Should any substantial change occur regarding the status or other matters concerning the Selling Shareholders, we will file a Rule 424(b) prospectus disclosing such matters.

LEGAL PROCEEDINGS

We are subject to various claims and legal actions in the ordinary course of our business, which matters may include professional liability issues, contract disputes, payroll and employee-related matters and inquiries by governmental agencies regarding our employment practices. Apart from the below, we are not aware of any pending or threatened litigation that we believe is reasonably likely to have a material adverse affect on our results of operations, financial position or liquidity.

Three shareholders (collectively, the “Sellers”) of Pulse Healthcare Staffing, Inc. (“Pulse”) who were parties to a Stock Purchase Agreement with the Company, as amended (the “Purchase Agreement”), pursuant to which the Sellers agreed, in conjunction with another individual, to sell all of the outstanding capital stock of Pulse to the Company for an aggregate purchase price of approximately $14 million and stock in the Company, sent a letter to the Company on August 2, 2004, via their counsel, alleging the Company to be in breach of the Purchase Agreement. On July 14, 2004, the Sellers indicated to the Company that as of such date they were owed approximately $9.2 million in aggregate pursuant to the Purchase Agreement. The Sellers’ August 2, 2004 correspondence contended that amount had not been paid and threatened litigation to recover amounts allegedly owed by the Company. The Company has since made payments to the Sellers and reduced the amounts allegedly owed currently under the Purchase Agreement to less than approximately $4 million. Furthermore, the Company and the Sellers have reached an agreement in principle to enter into an amendment to the Purchase Agreement that would amicably resolve the issues raised in the August 2, 2004 correspondence, although such an amendment has not yet been executed. Because no claim has been filed, the Company cannot presently predict the probably outcome of any potential litigation or the amount of potential liability, if any, to which the Company may be subject. If a claim is filed, the Company will defend itself vigorously and assert counterclaims on its own behalf.

Our healthcare facility clients may also become subject to claims, governmental inquiries and investigations and legal actions to which we may become a party relating to services provided by our healthcare personnel. From time to time, and depending on the particular facts and circumstances, we may be subject to indemnification or other similar obligations relating to these matters. At this time, we are not aware of any such pending or threatened litigation that we believe is reasonably likely to have a material adverse affect on our results of operations, financial position or liquidity.

DIRECTORS AND EXECUTIVE OFFICERS

All officers are currently serving as directors except for Mr. Sercu. The following sets forth information regarding our directors and officers:

Name	Age	Position	Term
Richard E. McDonald	31	President/Principal Financial Officer/ Principal Accounting Officer/Chairman of the Board of Directors	1 year*

John C. Sercu.	41	Chief Operating Officer	N/A

John W. Higbee	61	Director	**

Frederick R. Jackson, Sr.	56	Director	**

*	Term expires in 2004
**	Appointed until next annual meeting of shareholders and member of the Audit Committee

Richard E. McDonald has been our President, Principal Financial Officer, Principal Accounting Officer and Chairman of the Board of Directors since February 20, 2003. Mr. McDonald devotes approximately 40 hours per week to our business. From November 1999 to present, Mr. McDonald has been the Chief Financial Officer, Secretary, and Treasurer of our wholly owned subsidiary, Better Solutions, Inc. Since October 4, 2002, Mr. McDonald has been a limited partner of DR ICE, LP, a Pennsylvania limited partnership that owns and operates a 90,000 square foot sports facility, and a shareholder, the Treasurer and a Director of DR ICE, Inc., a Pennsylvania corporation and the general partner of DR ICE, LP. Mr. McDonald devotes approximately ten hours per month to DR ICE, LP’s business. From November 1998 to November 1999, Mr. McDonald was an account executive with Robert Half

International, Inc., a business consulting firm located in Menlo Park, California. From January 1996 to November 1998, Mr. McDonald was the business manager for the Day Group, a Franchise of General Motors, located in Pittsburgh, Pennsylvania. Prior to working with the Day group Mr. McDonald worked at JZA Development, a franchise and sales company located in Washington D.C.

John C. Sercu has been our Chief Operating Officer since our acquisition of Pulse Healthcare Staffing, Inc. in May 2004. Mr. Sercu was the Chief Executive Officer of Pulse Healthcare Staffing. Prior to joining Pulse, Mr. Sercu served as Chief Executive Officer of Parker Services, Inc., a privately held, regional staffing company where he remains Chief Executive Officer. As part of the employment agreement Mr. Sercu has with us, he may devote up to ten hours per month to the operation of Parker Services. He has also served as Executive Vice President of Contract Services for Hall Kinion & Associates, a publicly held staffing company, and served in special operations in the United States Army. Mr. Sercu holds a Bachelor of Science in Finance and Marketing from California State University in Sacramento, California and is a graduate of the Graduate Management Program at the University of Washington School of Business. He has also completed advanced studies in information technology, sales force sizing and structure, leadership and management.

John W. Higbee was appointed to our Board of Directors on February 18, 2004, and will serve until the next annual meeting of stockholders. If nominated and elected at our next annual meeting, Mr. Higbee has agreed to continue to serve on our Board of Directors. Mr. Higbee is currently an independent consultant. From April 2002 to August 2003, Mr. Higbee was Chief Financial Officer of Le-Nature’s, Inc., a privately held company engaged in the beverage business. Previously, Mr. Higbee was employed for thirty-five years with Arthur Andersen LLP, an international accounting firm, including as a partner from 1979 until his retirement in August 2001. He was head of the audit division of Arthur Andersen LLP’s Pittsburgh office for the last twelve years of his career. Mr. Higbee is currently a member of Rent-Way, Inc.’s board of directors and is the chairman of its audit committee. Rent-Way, Inc. is a publicly traded rental-purchase company.

Frederick R. Jackson, Sr. was appointed to our Board of Directors on February 18, 2004, and will serve until the next annual meeting of stockholders. If nominated and elected at our next annual meeting, Mr. Jackson has agreed to continue to serve on our Board of Directors. Mr. Jackson retired in 2003 from a position with Alcoa, Inc., where he worked for the prior thirty-one years. Alcoa, Inc. is a publicly traded company that participates in all segments of the aluminum industry. Mr. Jackson has expertise in the areas of fixed asset structuring, multi-location profit centers and corporate structure and finance.

Family Relationships

There are no family relationships between any two or more of our directors or executive officers. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings to our knowledge between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the commodities futures trading commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Stock

The following table shows our common stock beneficially owned as of September 8, 2004 by:

•	each person who is known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our executive officers named in the Summary Compensation Table;

•	each of our directors; and

•	all of our officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock that the named person has the right to acquire, through conversion or option exercise or otherwise, within 60 days after August 26, 2004. Beneficial ownership calculations for 5% stockholders are based on our knowledge and publicly filed Schedule 13Ds or 13Gs. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Corporate Secretary, World Health Alternatives, Inc., 777 Penn Center Boulevard, Suite 111, Pittsburgh, Pennsylvania 15235. Percentage of beneficial ownership is based on 33,305,318 shares of common stock outstanding as of September 22, 2004, 3,680,067 shares of common stock that may be acquired pursuant to warrants and options and 3,108,139 shares of common stock that may be acquired pursuant to conversion of debentures on or before November 8, 2004.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Stock	Percentage of Class of Common Shares Owned
Richard E. McDonald (1)(2)	5,249,674	15.8%
John C. Sercu (2)	500,000	1.5%
John W. Higbee (1)	10,000	*
Frederick R. Jackson (1)	10,000	*
Barron Partners, LP 730 Fifth Avenue, 9th Floor, New York, NY 10019 (3)	4,716,640	13.5%
Anthony D. Altavilla 510 E. 96th Street Suite 125 Indianapolis, IN 46240 (317) 218-0204(4)	3,329,389	10.0%
All directors and officers of the Corporation as a group including those named above (4 persons) (5)	5,749,674	14.3%

(1)	Director

(2)	Officer
(3)	Includes 3,116,640 shares of common stock and 1,600,000 shares of common stock that may be acquired pursuant to warrants issued as part of a private placement which closed on December 23, 2003. Barron Partners LP is controlled by Andrew Worden.
(4)	Includes shares held by Altavilla Family Trust and Anthony D. Altavilla Trust and Leslie T. Altavilla Trust
(5)	Comprised of 5,749,674 shares of common stock.
*	Less than 1%

Changes in Control

We are not aware of any arrangements which may result in a change in control of the Company.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws and is qualified in its entirety. The Articles of Incorporation and Bylaws have been filed as exhibits to the Registration Statement of which this prospectus is a part.

CAPITAL STOCK

General.

We are authorized to issue 200,000,000 shares of common stock with a par value of $.0001 per share. As of October 8, 2004, there were 33,305,318 shares of our common stock issued and outstanding held by 81 shareholders of record. This number does not include stockholders for whom shares were held in a “nominee” or “street name.” All shares of common stock outstanding are validly issued, fully paid and non-assessable.

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $.0001 per share. As of September 22, 2004, there were no preferred shares issued and/or outstanding.

Voting Rights.

Each share of our common stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of shareholders. The shareholders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent (50%) of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify, or consent to such act or action, except as otherwise provided by law.

Dividend Policy.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Liquidation Rights:

Upon our liquidation or dissolution, each outstanding Common Share will be entitled to share equally in our assets legally available for distribution to shareholders after the payment of all debts and other liabilities.

Warrants:

Effective December 15, 2003, we closed on a financing transaction with Barron Partners, LP and Certain Investors (the “Investors”). We issued units with an aggregate purchase price of $3,650,000. Upon the closing on the Stock Purchase Agreement between World Health Alternatives, Inc. and the Investors, we issued 2,750,000 shares of our Common Stock at $0.60 per share, for an aggregate purchase price of $1,650,000. Additionally, we provided the Investors with three Warrants to purchase shares of our Common Stock.

The First Warrant provided the Investors the right to purchase 3,333,300 shares of our Common Stock. The First Warrant has an exercise price of $0.60 per share, resulting in proceeds of $2,000,000 to us upon its exercise, and expires five years from the date of issuance (December 29, 2008). During the second quarter of 2004, all of the First Warrants were exercised for our Common Stock.

The Second Warrant provided the Investors the right to purchase 1,000,000 shares of our Common Stock. The Second Warrant has an exercise price of $1.50 per share, resulting in proceeds of $1,500,000 to us upon its exercise, and expires five years from the date of issuance (December 29, 2008). We may call, for $0.001 per warrant, the Second Warrant if the average price of our Common Stock exceeds 125% of the exercise price for twenty consecutive trading days and we have a Registration Statement effective for the same twenty consecutive trading days.

The Third Warrant provided the Investors the right to purchase 1,000,000 shares of our Common Stock. The Third Warrant has an exercise price of $2.00 per share, resulting in proceeds of $2,000,000 to us upon its exercise, and expires five years from the date of issuance (December 29, 2008). We may call, for $0.001 per warrant, the Third Warrant if the average price of our Common Stock exceeds 125% of the exercise price for twenty consecutive trading days and we have a Registration Statement effective for the same twenty consecutive trading days.

Between April 1, 2004 and June 17, 2004, holders of all of the First Warrant issued in connection with Barron Partners, LP and Certain Investors exercised their Warrants and acquired an aggregate of 3,333,330 shares of our restricted common stock by exercising warrants at a price of $0.60 per share, for a total investment of $2,000,000. Included in that total was the acquisition of

2,666,640 of our common shares by Barron Partners, LP, the lead investor in the December 24, 2003 private placement.

On January 30, 2004, we closed on a financing transaction with Guerrilla Partners, LP (“Guerrilla”). We issued units with an aggregate purchase price of $100,000. Upon the closing on the Stock Purchase Agreement, we issued 100,000 shares of our Common Stock at $1.00 per share, for an aggregate purchase price of $100,000. Additionally, we provided Guerrilla with Warrants to purchase 100,000 shares of our Common Stock. Each Warrant has an exercise price of $1.00 per share, resulting in proceeds of $100,000 to us upon its exercise, and expires five years from the date of issuance (January 30, 2009).

Warrants and Convertible Debentures.

Effective August 4, 2004, we closed on an $11 million financing transaction with a group of private investors (“Investors”). The financing consisted of two components: (a) an equity portion for $4,317,500 and (b) a debenture portion for $6,682,500.

For the equity portion, we issued units consisting of 2,158,750 shares of restricted Common Stock and Warrants to purchase 647,625 shares of restricted common stock with an aggregate purchase price of $4,317,500. Upon closing on the Stock Purchase Agreement between the Investors and us, we issued 2,158,750 shares of our restricted Common Stock at $2.00 per share for an aggregate purchase price of $4,317,500. Additionally, we provided the Investors with a Warrant to purchase shares of our restricted Common Stock.

The Warrant provides for the Investors to purchase an aggregate of 647,625 shares of our restricted Common Stock. The Warrants, which expire five years from the date of issuance, have an exercise price of $3.50 per share, resulting in aggregate proceeds of $2,266,687 to us upon their exercise. We may call each Warrant, for $0.001 per warrant, if the average price of our Common Stock is 150% of the exercise price for twenty consecutive trading days and we have a Registration Statement effective for the same twenty consecutive trading days.

For the debenture portion, we issued units consisting of debentures and warrants to purchase shares of restricted Common Stock with an aggregate purchase price of $6,682,500. Upon closing on the Debenture Purchase Agreement between the Investors and us, we issued $6,682,500 of debentures with a 7 1/2% interest coupon. The debentures are convertible into restricted shares of our Common Stock at a conversion price of $2.15 per share, which would result in the issuance of 3,108,139 shares of our restricted Common

Stock if all debentures were converted. We can force the conversion of the debentures into shares of our restricted Common Stock if the average closing price of our shares of Common Stock on the trading market on which the common stock is then listed for trading exceeds 200% of $2.15 per share for twenty consecutive trading days and we have a Registration Statement effective for the same twenty consecutive trading days. If the debentures are not converted into our restricted Common Stock, they mature on August 4, 2007. Additionally, we provided the Investors with a Warrant to purchase shares of our restricted Common Stock.

The Warrant provides the Investors with the right to purchase an aggregate of 932,442 shares of our restricted Common Stock. The Warrant, which expires five years from the date of issuance, has an exercise price of $2.596 per share, resulting in proceeds of $2,420,619 to us upon their exercise.

Miscellaneous Rights And Provisions.

Holders of our common stock have no preemptive rights. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. All outstanding shares of our common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable. There are no provisions in our Articles of Incorporation or Bylaws that would prevent or delay change in our control.

INTEREST OF NAMED EXPERTS AND COUNSEL

Our Financial Statements have been included in this prospectus in reliance upon Daszkal Bolton, LLP, Certified Public Accountants, as experts in accounting and auditing.

Joseph I. Emas, Attorney-at-Law, has rendered legal services and assisted in the preparation of this Form SB-2 Registration Statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

The Florida Business Corporation Act (the “Florida Act”) permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. The Company’s Articles of Incorporation provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. The indemnification provided by the Florida Act and the Company’s Articles of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

The Company may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ORGANIZATION WITHIN THE LAST 2 YEARS AND CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All share amounts listed below include shares of our common stock issued pursuant to the Company’s two (2) share for one (1) share forward stock split effective October 7, 2002.

On February 1, 2002, our former President, Edward G. Siceloff, paid $16,200 for legal services rendered to us and $3,800 for our website development. These funds were donated by our former President. We have no obligation to repay these funds and our former President does not intend to seek repayment of these funds. On March 21, 2002, our former President, Edward G. Siceloff, paid $14,000 for legal services rendered to us. These funds were donated by our former President. We have no obligation to repay these funds and our former President does not intend to seek repayment of these funds. Our former President, Edward G. Siceloff, received no consideration in exchange for the funds he donated to us.

On February 14, 2002, we issued 40,000,000 shares of our common stock to our former President, Edward G. Siceloff, for services rendered in our corporate formation.

On February 14, 2002, we issued 8,000,000 shares of our common stock to one of our former directors, Joseph L. Prugh, for services rendered in our corporate formation.

On March 11, 2002, we sold 6,000 shares of our common stock to Joseph L. Prugh, our former director, at a price of $.05 per share or $300.

On March 24, 2002, we sold 3,000 shares of our common stock to Edward G. Siceloff at a price of $.05 per share or $150.

On August 30, 2000, prior to our acquisition of Better Solutions, Inc., Better Solutions, Inc. issued 10,000 shares of its common stock to Richard E. McDonald and 10,000 shares of its common stock to Marc Roup for services rendered by them in Better Solutions, Inc.’s corporate formation.

On December 6, 2003, we redeemed 8,000,000 shares of our common stock held by Richard E. McDonald, our President, and 8,000,000 shares of our common stock held by Marc. D. Roup, our former Chief Executive Officer. Neither Messrs. McDonald nor Roup received any consideration or compensation in connection with the redemption.

Effective December 15, 2003, we closed on a financing transaction with Barron Partners, LP and Certain Investors (the “Investor”). Upon the closing on the Stock Purchase Agreement, we issued 2,750,000 shares of our Common Stock at $0.60 per share, for an aggregate purchase price of $1,650,000. Additionally, we provided the Investors with three Warrants to purchase shares of our Common Stock. Barron Partners LP purchased 2,200,000 shares, and received warrants for a total of 3,800,000 shares, of our Common Stock. In conjunction with the aforementioned financing, we cancelled 1,375,000 common shares each from Marc Roup and Richard McDonald in connection with the 2,750,000 common share issuance. Additionally, we will redeem up to 1,250,000 common shares each from Messrs. Roup and McDonald, in connection with the 3,333,300 common share issuance from the exercise of the First Warrant. We did not and will not provide any consideration or compensation to Messrs. Roup and McDonald in return for the redemption of their common stock.

Between April 1, 2004 and June 17, 2004, holders of all of the First Warrant issued in connection with the Barron Partners, LP and Certain Investor transactions exercised their Warrant and acquired an aggregate of 3,333,330 shares of our restricted common stock by exercising warrants at a price of $0.60 per share, for a total investment of $2,000,000. Included in that total was the acquisition of 2,666,640 of our common shares by Barron Partners, LP, the lead investor in the December 24, 2003 private placement. We previously agreed to redeem up to 1,250,000 common shares each from Messrs. Roup and McDonald in connection with the exercise of the First Warrant.

On May 19, 2004, John C. Sercu our Chief Operating Officer, entered into an employment agreement with us. As part of that agreement, he received 500,000 shares of our restricted common stock and is entitled to receive an additional 500,000 shares of our restricted common stock upon the attainment of certain performance objectives.

Effective August 4, 2004, we closed on an $11 million financing transaction with a group of private investors (“Investors”). The financing consisted of two components: (a) an equity portion for $4,317,500 and (b) a debenture portion for $6,682,500.

For the equity portion, we issued units consisting of 2,158,750 shares of restricted Common Stock and Warrants to purchase 647,625 shares of restricted common stock with an aggregate purchase price of $4,317,500. Upon closing on the Stock Purchase Agreement between the Investors and us, we issued 2,158,750 shares of our restricted Common Stock at $2.00 per share, for an aggregate purchase price of $4,317,500. Additionally, we provided the Investors with a Warrant to purchase shares of our restricted Common Stock.

The Warrant provides for the Investors to purchase an aggregate of 647,625 shares of our restricted Common Stock. The Warrants, which expire five years from the date of issuance, have an exercise price of $3.50 per share, resulting in aggregate proceeds of $2,266,687 to us upon their exercise. We may call each Warrant, for $0.001 per warrant, if the average price of our Common Stock is 150% of the exercise price for twenty consecutive trading days and we have a Registration Statement effective for the same twenty consecutive trading days.

For the debenture portion, we issued units consisting of debentures and warrants to purchase shares of restricted Common Stock with an aggregate purchase price of $6,682,500. Upon closing on the Debenture Purchase Agreement between the Investors and us, we issued $6,682,500 of debentures with a 7 1/2% interest coupon. The debentures are convertible into restricted shares of our Common Stock at a conversion price of $2.15 per share, which would result in the issuance of 3,108,139 shares of our restricted Common Stock if all debentures were converted. We can force the conversion of the debentures into shares of our restricted Common Stock if the average closing price of our shares of Common Stock on the trading market on which the common stock is then listed for trading exceeds 200% of $2.15 per share for twenty consecutive trading days and we have a Registration Statement effective for the same twenty consecutive trading days. If the debentures are not converted into our restricted Common Stock, they mature on August 4, 2007. Additionally, we provided the Investors with a Warrant to purchase shares of we restricted Common Stock.

The Warrant provides the Investors with the right to purchase an aggregate of 932,442 shares of our restricted Common Stock. The Warrant, which expires five years from the date of issuance, has an exercise price of $2.596 per share, resulting in proceeds of $2,420,619 to us upon their exercise.

On August 23, 2004, we issued 10,000 shares to John Higbee and Frederick Jackson, our Directors, for their prior service with our Board of Directors.

Other than the transactions disclosed in this prospectus, we have not entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent (5%) or more of our common stock, or family members of such persons with an aggregate value in excess of $60,000.

DESCRIPTION OF BUSINESS

Overview of Our Company

We were incorporated under the laws of the State of Florida on February 13, 2002. We are a provider of healthcare staffing services to hospitals and other healthcare facilities. Operating under the name MedTech Medical Staffing, we provide our clients with timely and flexible staffing solutions through either temporary or permanent placements of healthcare personnel. Our integrated staffing services are designed to meet all of our clients’ staffing requirements and include interviewing, screening and selecting our clients’ prospective personnel. These services enable our clients to optimize their staffing needs in a flexible and timely manner while decreasing overall staffing costs.

Our healthcare staffing business is comprised of nurse staffing and allied health staffing. We have provided such staffing services to over 1,500 healthcare facilities throughout the United States and operate sales offices in California, Florida, Massachusetts, New Hampshire, Pennsylvania, Ohio and Oregon. Because our fees are paid by our clients rather than by the government or other third parties, we have no direct exposure to Medicare or Medicaid reimbursements.

We believe that we are well-positioned in the current environment for healthcare staffing services to take advantage of longer-term industry and demographic developments that include a growing shortage and aging of registered nurses, an aging U.S. population expected to increase hospital admissions, state legislation regarding minimum nurse staffing levels and maximum allowable overtime, long-term operational trends among medical care facilities towards outsourcing healthcare staffing and increased consolidation of a fragmented healthcare staffing market.

On February 20, 2003, we completed our acquisition of 100% of the outstanding common stock of Better Solutions, Inc. (“Better Solutions”), a healthcare staffing company, from its two shareholders, Richard E. McDonald and Marc D. Roup. In exchange for their stock in Better Solutions, we provided to Messrs. McDonald and Roup 33 million newly issued shares of our common stock, which represented approximately 82% of our common stock outstanding. As a result of the transaction, Better Solutions became our wholly owned subsidiary. In addition, a change in the voting control of our common stock occurred, our previous officers and directors resigned all positions held with us and Messrs. McDonald and Roup became our sole officers and directors at that time. This transaction was treated as a recapitalization. Accordingly, the results of Better Solutions’ operations were combined with those of World Health and are included in our consolidated financial statements for the years ended December 31, 2002 and 2003.

Prior to this transaction, we did not engage in the healthcare staffing business. Immediately subsequent to this transaction, our operations consisted solely of the healthcare staffing business of Better Solutions. Better Solutions operated as a Pennsylvania limited partnership under the name Symtech Consulting L.P. from December 1999 until August 2000. Better Solutions was incorporated in the Commonwealth of Pennsylvania on August 30, 2000. Since December 1999, Better Solutions has operated a healthcare staffing business based in Pittsburgh, Pennsylvania, under the name MedTech Medical Staffing.

On December 22, 2003, we acquired substantially all of the assets of Superior Staffing Solutions, Inc. (“Superior Staffing”), a privately held nurse staffing company located in Pittsburgh, Pennsylvania, for (1) $1.5 million in cash paid at closing; (2) $1.585 million in cash paid within thirty days after the closing; (3) 305,343 shares of our restricted common stock valued at $1.31 per share; and (4) $800,000 in cash, plus interest, to be paid in ten payments of $95,030 from the first quarter of 2004 through the second quarter of 2006. The purchase price is subject to adjustment in connection with a post-closing audit of Superior Staffing’s financial statements. The initial $1.5 million of the purchase price was paid from the proceeds of a private placement transaction that we completed on December 24, 2003.

The purchase price has been allocated to assets acquired and liabilities assumed based on estimates of fair value at the date of acquisition. Other identifiable intangible assets were valued at $3,231,793, of which $1,192,800 was assigned to customer database and $2,038,993 was assigned to non-compete agreements, based on a party appraisal. These identifiable intangible assets have been assigned useful lives of 5 years. Approximately $744,000 has been recorded to goodwill as the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. Direct acquisition costs of $27,207 are included as goodwill as of December 31, 2003. Goodwill is expected to be deductible for tax purposes over a 15-year period.

We made this strategic acquisition to broaden our nurse recruiting and placement abilities and to gain direct and immediate access to new customers of nurse staffing services. Superior Staffing had annualized revenues of approximately $5.5 million for the fiscal year ended December 31, 2003. These revenues have not been included in our results of operations for our fiscal year ended December 31, 2003.

On April 30, 2004, we executed a stock purchase agreement, subsequently amended on May 19, 2004, May 28, 2004 and June 22, 2004 (the stock purchase agreement and the amendments thereto shall be referred to collectively as the “Stock Purchase Agreement”), thereby completing our acquisition of all of the stock of Pulse Healthcare Staffing, Inc., a California corporation (“Pulse”). Pulse was a medical staffing company located in Citrus Heights, California, that placed nurses in healthcare facilities for contractually defined assignment periods and on a permanent basis. Pulse had approximately 175 clients across seven western states, with California being its largest market, and a database of approximately 20,000 nurses. We intend to retain Pulse’s current infrastructure, including its management team and key employees, and will operate Pulse as a wholly owned subsidiary.

Pursuant to the terms and conditions of the Stock Purchase Agreement, we received 100,000 shares of Pulse, representing all of the issued and outstanding shares of Pulse’s common stock, for $14,924,075, subject to a working capital adjustment, and 200,000 shares of our restricted common stock valued at $2.42 per share. The purchase price was allocated to the Controlling Management Shareholder, the Principal Shareholder and the Remaining Shareholders as follows:

We paid the Controlling Management shareholder the aggregate purchase price of $13,356,075 and an aggregate of 100,000 shares of our restricted common stock. The Controlling Management Shareholder has been issued 100,000 shares of our restricted common stock. The cash consideration shall be paid as follows:

•	$560,000 was paid at initiation of the transaction;

•	$438,000 was paid at closing;

•	$1,350,000 payable on or before June 28, 2004, of which $1,350,000 has been paid as of September 22, 2004;

•	$7,715,000 payable on or before July 12, 2004, of which $4,454,696 has been paid as of September 22, 2004;

•	$1,250,000 to be deposited into an escrow account on or before July 12, 2004, and shall be distributed, after the working capital adjustment, in accordance with the terms of the Stock Purchase Agreement and the Escrow Agreement (attached as an exhibit to the Stock Purchase Agreement). The parties have agreed that the payments from the escrow account will be subject to adjustment based on actual working capital (the current assets of Pulse minus the current liabilities of Pulse) and any indemnification claims against the Controlling Management Shareholder, with such adjustment increasing or decreasing the purchase price by no more than $1,000,000. No amount has been paid to the escrow to date.

After July 12, 2004:

•	$1,000,000 payable six months following the closing date of the Stock Purchase Agreement;

•	$1,000,000 payable twelve months following the closing date of the Stock Purchase Agreement.

As consideration for this acquisition, we will pay the Principal Shareholder the aggregate purchase price of $750,000 and 100,000 shares of our restricted common stock. The Principal Shareholder has been issued the 100,000 shares of our restricted common stock. The cash consideration shall be paid as follows:

•	$50,000 was paid at closing;

•	$250,000 was paid by May 28, 2004;

•	$450,000 payable on or before June 28, 2004, which has been paid.

As consideration for this acquisition, we will pay the Remaining Shareholders the aggregate purchase price of $1,112,000. The cash consideration shall be paid as follows:

•	$512,000 was paid at closing;

•	$50,000 was paid by May 28, 2004;

•	$250,000 payable on or before June 28, 2004, which has been paid.

In addition, the shares of the Controlling Management Shareholder that we received are pledged as security against our payment of all the consideration to be paid to the Controlling Management Shareholder, the Principal Shareholder and one of the Remaining Shareholders, pursuant to the terms and conditions of a pledge agreement, the form of which is attached as Exhibit 2.4 hereto. On August 19, 2004, the pledge agreement was released by the Controlling Management Shareholder.

The foregoing description of the Stock Purchase Agreement is qualified in its entirety by reference to the Stock Purchase Agreement, the form of which is attached as Exhibit 2.1, Exhibit 2.2, Exhibit 2.3 and Exhibit 2.5 hereto and incorporated herein by reference.

Additionally, a number of past employees of Pulse received payments to resolve any preacquisition contingencies relating to Pulse as part of the Stock Purchase Agreement. These past employees were required to execute releases covering any prior ownership claims and/or any other claims against Pulse. Additionally, they entered into employment agreements with the Company. The employees received an aggregate payment of $1,000,000 at closing and will receive an aggregate $200,000 for each of the succeeding five months. Each payment is contingent upon their current employment with the Company. Additionally, certain management employees received a total of 650,000 shares of our restricted common stock as part of their release. Furthermore, the former Chief Executive Officer of Pulse entered into an employment agreement with us. As part of that agreement he received 500,000 shares of our restricted common stock with another 500,000 shares of our restricted common stock contingently issuable upon the successful integration of Pulse’s operations into our operations.

The operations of the former Pulse operation were included in our consolidated statement of operations from May 19, 2004.

Effective May 7, 2004, we acquired selected assets (primarily accounts receivable and fixed assets) and assumed selected liabilities of Care for Them, Inc., a Massachusetts corporation (“Care For Them”). Care For Them was a medical staffing company located in Danvers, Massachusetts which placed nurses in healthcare facilities for contractually defined assignment periods and on a permanent basis. Care For Them had been in business since 1995 and operated an office in the Boston metropolitan area and two offices in southern New Hampshire, primarily supplying nurses to local hospitals, assisted living homes and family medical practices. We intend to retain Care For Them’s current infrastructure, including its management team and key employees.

The terms of the asset purchase were $242,000 of cash at closing. Additionally, the owner of Care For Them will receive contingent payments in the form of an earnout equal to 25%, 10% and 10% of the gross profit in 2004, 2005 and 2006, respectively, in excess of the 2003 actual gross profit.

The operations of the former Care For Them operation were included in our consolidated statement of operation from May 7, 2004.

Effective June 1, 2004, we acquired selected assets (primarily fixed assets) and assumed selected liabilities of Curley and Associates, LLC, a Florida corporation (“CurleyMed”). CurleyMed was a medical staffing company located in Stanford, Florida, which specialized in travel placements of allied healthcare professionals. CurleyMed had approximately 200 clients in over 40 states. We intend to retain CurleyMed’s current infrastructure, including its management team and key employees.

The terms of the asset purchase included a $200,000 cash payment at closing, an $800,000 short-term promissory note, a $525,000 two-year promissory note and 662,025 shares of our restricted common stock valued at $2.42 per share. Additionally, the owners of CurleyMed will receive contingent payments in the form of an earnout equal to the greater of 25% of the gross profit in 2004, 2005 and 2006 in excess of the 2003 actual gross profit or 50% of the net income in 2004, 2005 and 2006 in excess of the 2003 actual net income.

The operations of the former CurleyMed operation were included in our consolidated statement of operation from June 1, 2004.

Overview of Our Industry

Generally. The healthcare staffing industry is a highly fragmented market consisting of national, regional and local staffing service providers. The national providers and many regional providers generally offer nurse placements and allied health placements. In contrast, management believes that there are a significant number of companies in the industry that operate in three or fewer cities, generate less than $10 million in revenues and generally provide only nurse or allied healthcare placements but not both. Many major metropolitan areas have 10 to 20 such providers.

Hospitals and other healthcare facilities use outsourced nurse staffing and allied health staffing to supplement their own recruiting and retention programs for such personnel and to benefit from the flexibility and variable cost that outsourcing provides in managing their healthcare staffing requirements. The use of temporary personnel enables healthcare providers to vary their staffing levels to match the changes in demand for their permanent staff caused by planned and unplanned vacancies. Healthcare providers also outsource their staffing needs for budgeting purposes and to manage seasonal fluctuations in patient demand for their services. Nurses and allied health staff have similarly utilized outsourced staffing to increase their job flexibility and better their working conditions.

According to The Staffing Industry Report, 2003, the temporary medical staffing industry generated more than $10 billion in revenue in 2002, and the demand for healthcare staffing services is expected to increase over the coming decades. Such growth is attributable to the following:

Utilization of Healthcare Services. The utilization of healthcare services is expected to increase, thus raising the demand for healthcare staffing services. Several factors will drive this anticipated increase, including the following:

•	A projected 18% increase in overall U.S. population between the year 2000 and 2020, resulting in an additional 50 million people who will require health care, 19 million of whom will be in the 65-and-over age group (DHHS Report- July 2002).

•	Advances in medical technology and healthcare treatment methods are attracting a greater number of patients with complex medical conditions requiring higher intensity care.

•	While annual growth in spending on hospital services is expected to remain relatively constant at about 6% throughout the next decade, total healthcare expenditures are expected to increase by an average of 7.1% annually from 2001 through 2010.

Nurse Shortages. As a result of the increasing utilization of healthcare services, there will be an increased demand for nurses. As of 2001, there were approximately 2.7 million licensed registered nurses in the United States, of which approximately 2.2 million were employed in nursing and approximately 1.7 million full-time and part-time registered nurses worked in acute care hospital settings, according to data available from the U.S. Department of Health and Human Services (“DHHS”) (Feb. 2001). A U.S. Bureau of Labor Statistics report (Feb. 2004) stated that, for the first time, nurses represented the largest projected 10-year job growth occupation, putting the demand for registered nurses at 2.9 million in 2012, up from 2.3 million in 2002. However, there is expected to be a long-term decline in the national supply of registered nurses during this same period. The population of working registered nurses is rapidly aging and enrollment in nursing schools over the past decade has rapidly decreased. As a result, a study by the DHHS (July 2002) estimated a 20% shortage of nurses by 2015 and 29% by 2020. Similarly, a 2002 report to the Joint Commission on Accreditation of Healthcare Organizations, titled “Health Care at the Crossroads—Strategies for Addressing the Evolving Nursing Shortage,” quantified the shortage, stating that by 2020 there will be at least 400,000 fewer nurses across the country. The 2003 Nursing Shortage Update by Fitch, Inc. estimates that 30 states are currently experiencing a shortage and, by 2020, 44 states and the District of Columbia are projected to have shortages.

Legislative Changes Expected to Increase Demand. Responding to consumer groups’ concerns about the quality of care provided in healthcare facilities and concerns by nursing organizations about the increased workloads and pressures on nurses, a number of states have either passed or introduced legislation affecting nurse to patient ratios and/or prohibiting mandatory nurse overtime. The passage of such legislation is expected to increase the demand for nurses.

In management’s opinion, these conditions strain healthcare providers because they require increased time, money and other resources allocated to locating and recruiting personnel at the expense of providing healthcare to patients. Moreover, such shortages increase the costs associated with hiring employees on a permanent basis. Healthcare staffing companies provide healthcare providers with an alternative staffing solution by taking over, or supplementing, these human resource functions so that healthcare providers can focus their attention on providing quality healthcare. Healthcare staffing companies can utilize their expertise, contacts and databases of candidates that enable them to locate suitable candidates throughout the United States quickly and efficiently. Healthcare staffing providers also offer healthcare facilities the ability to control their human resources costs by enabling facilities to utilize personnel on a temporary basis when necessary instead of incurring the costs associated with hiring employees permanently.

Our Competitive Strengths

We believe that we are well-positioned in the current healthcare staffing environment to take advantage of long-term industry and demographic dynamics that have resulted in a trend among hospitals toward outsourcing as a means of providing flexibility in meeting their staffing requirements. Our competitive strategy includes the following components:

•	Provide Flexible, Permanent Healthcare Staffing Solutions. We focus on providing flexible, permanent solutions to our clients’ staffing problems rather than “temporary fixes.” In addition to providing temporary staffing services, we focus primarily on identifying, recruiting and placing skilled personnel who meet the specific staffing needs of our clients so that the client has the opportunity to make a permanent placement following a temporary assignment.

•	Build Strong Brand Recognition. Our MedTech brand name is well recognized throughout the Western Pennsylvania, Northeastern Ohio and Southeastern Florida regions by leading hospitals and healthcare facilities as well as by nurses and allied health professionals. Our strategy is to promote, advertise and build on our brand equity and visibility in our existing service market and in new regions by providing excellent service and through our growth strategy.

•	Expand and Diversify Client Relationships. We currently have a strong and diverse client base. In 2003, we directly placed or assisted in the placement of approximately 2,600 healthcare professionals in healthcare facilities, including acute care hospitals, teaching institutions, trauma centers, private physicians’ practices, surgical and ambulatory care centers, nursing homes, pharmacies, medical clinics and insurance companies. During that same time, no single client accounted for more than 10% of our total sales revenues, while the majority of our clients individually represented less than 2% of our total sales revenues. We seek to continue the expansion and diversification of this client base.

•	Increase Operating Structure Efficiencies. Our system of regional branch sales offices and centralized administrative and database function is intended to provide us with increased operating efficiencies in such critical areas as recruiting, sales, billing, information systems and risk management. We intend to continue this operating approach as we seek to expand our regional branch offices organically and through future acquisitions.

•	Growth Strategy. We intend to meet a greater portion of the demand for healthcare staffing services through a multi-faceted growth strategy. This strategy is more fully described below.

Our Business

Operating under the name MedTech Medical Staffing, management believes we have become a leading provider of nursing and allied health staffing services to hospitals and healthcare facilities. We provide our healthcare

facility clients with staffing solutions through personnel placements on a contractual or temporary basis for a fixed period of time, on a permanent basis, and on a temporary to permanent basis. Our integrated staffing services are designed to meet all of our clients’ staffing requirements and include interviewing, screening and selecting personnel for our clients. These services allow our clients to meet their staffing needs in a flexible and timely manner that suits their particular workloads and budgets.

Our Primary Clients

The primary target markets for our healthcare staffing services are acute care hospitals, including community hospitals, teaching institutions and trauma centers, private physicians’ practices, surgical and ambulatory care centers, nursing homes, pharmacies, medical clinics and insurance companies located in or near metropolitan areas. For the year ended December 31, 2003, approximately 66% of our revenue was generated from acute care hospitals, clinics and surgical and ambulatory care centers. During 2003, no single client represented more than 10% of our total sales revenues, while the majority of our clients individually represented less than 2% of our total sales revenues. We therefore do not anticipate becoming dependent upon any single customer or group of customers.

Our Staffing Services

We provide the following healthcare staffing services to our clients:

•	Contract Placement: We provide temporary placements of our healthcare professionals with our clients on an as-needed basis for a specified period of time at an established hourly rate. Contract assignments range from a day to 52 weeks, with the average temporary assignment lasting approximately 24 weeks. For each contract placement, we charge an hourly rate which may vary depending on the position, the candidate’s qualifications, the length of the assignment and the current market demands. During fiscal 2003, our temporary placement fees generally ranged from $16 to $75 per hour.

•	Contract to Hire Placement: We provide “contract to hire” placements of our healthcare professionals with our clients pursuant to our “Try Before You Buy” program. Under these arrangements, we provide placements of our healthcare professionals that are initially on a temporary basis but which give our clients the option of hiring the healthcare professionals on a full-time basis. This service enables clients to “try before they buy” by allowing them to evaluate a consultant’s performance before committing to a permanent hire. Our clients hire approximately 85% of our allied healthcare personnel permanently. For each contract for hire placement, we initially charge hourly placement fees. Upon converting the healthcare professional to permanent employee of the client, we charge a conversion fee based on a percentage of the individual’s initial annual salary (generally 20%). That percentage, however, typically is reduced based on the number of hours the candidate has billed once the term of the contract exceeds six months.

•	Permanent Placement: We conduct nationwide searches for our clients’ particular staffing needs, assess and evaluate potential candidates and provide referrals to our clients of the most qualified candidate. For each permanent placement, we charge a placement fee based on the candidate’s initial annual salary. Our permanent placement fees generally range from $2,000 to $12,000.

•	HR MedTech Program: We provide outsourced human resource services on behalf of our clients to supplement their internal human resources department pursuant to our HR MedTech Program. Under this program, we will (a) assist the client in locating and recruiting candidates for available positions; (b) interview the candidate; (c) screen the candidate’s background and work history; (d) negotiate a salary and benefits package; and (e) provide consulting with respect to retaining the employee. The client remains ultimately responsible for deciding whether to hire the candidate and for all liability associated with that employee once hired. During fiscal 2003, for each such engagement, we charged a retainer of approximately $4,500 per month.

•	“$2.00 Employee” Program: We provide an outsourcing solution for our clients pursuant to our “$2.00 Employee” Program which enables our clients to reduce their human resource related costs and liabilities by having us put a particular candidate on our payroll as our employee while that person works for the client. In connection with this program, our clients retain the option of hiring “$2.00 Employee” placements as their own employees at any time. During fiscal 2003, for each such engagement, we charge the client an hourly rate equal to $2.00 per hour above all of the costs that we incur in connection with employing that candidate (i.e., hourly wage, benefits, insurance and taxes).

Our Staffing Personnel

Our staffing placements are generally nurses and allied health personnel, a category in which we include various professionals and administrative staff. In addition, a small percentage of our staffing placements are doctorate-level professionals. Our three main categories of placements are as follows:

Nurses: This category accounted for approximately 65% of our placements and approximately 59% of our sales revenue for the year ended December 31, 2003, and includes the following positions:

• Certified Nursing Assistant	• Nurse Practitioner	• Licensed Practical Nurse	• Registered Nurse

Allied Health Personnel: This category accounted for approximately 34% of our placements and approximately 40% of our sales revenue for the year ended December 31, 2003, and includes the following positions:

• Case Manager	• Medical Sonographer

• Chiropractic Assistant	• Medical Laboratory Assistant

• Clinical Operations Specialist	• Occupational Therapist

• Cytogenetic Technologist	• Paramedic

• Data Entry Clerk	• Pharmacist

• Dental Assistant	• Pharmacist Technician

• Dental Technician	• Phlebotomist

• Dialysis Technician	• Physician’s Assistant

• Dietitian	• Physical Therapist

• Emergency Medical Technician	• Radiological Technician

• HEDIS Auditor	• Respiratory Therapist

• Home Health Aid	• Speech Therapist

• Medical Assistant	• Surgical Assistant

• Medical Biller	• X-ray Technician

• Medical Secretary

Doctorate Level: This category accounted for approximately 1% of our placements and approximately 1% of our sales revenue for the year ended December 31, 2003, and includes the following positions:

•	Anesthesiologist

•	Obstetrician and Gynecologist

•	Chiropractor

•	Dentist

•	Specialty physicians such as Oncologists, Podiatrists and Pediatricians

Recruiting and Retention of Staffing Personnel

To recruit and retain healthcare professionals, we offer flexible assignments that allow them to tailor their particular schedules to meet their individual lifestyles and personal demands. We also offer competitive compensation, a variety of positions at multiple healthcare facilities, and the opportunity to learn new skills and technology. We do not charge our candidates for our placement services. This flexibility and variety enables our professionals to evaluate each particular work environment before committing to a permanent position.

We seek to provide more fulfilling assignments for our candidates through a placement process designed to ensure a proper fit between the candidates’ needs and skills and those of our clients. Key participants in the placement process are our staffing recruiters, who are responsible for locating candidates and establishing and maintaining relationships with them for the duration of the candidates’ employment with us. The staffing recruiters work closely with each candidate, starting with our initial interview and screening process and continuing through the placement process with the client. This includes maintaining a regular dialogue with the candidates, remaining available to address the candidates’ concerns regarding current assignments and future opportunities and providing other related position support and guidance.

The synergies within our placement process and the relationships between our staffing recruiters and our candidates result in an efficient and suitable staffing placement that is intended to satisfy the needs of the candidate and the client. We believe that our relationship with the candidate and our ability to meet the candidate’s employment goals are contributing factors to our ability to retain quality candidates.

We currently maintain an active database of over 45,000 regional candidates within the categories of healthcare professionals listed above. We continuously update our candidate database using the following sources:

•	state government and licensing agency lists;

•	our internet website, which allows candidates to review our business profile, scan available assignment opportunities, and apply on-line;

•	employee databases purchased from third parties;

•	electronic sourcing websites such as Monster, Career Link, and the Employment Guide, which we access for a subscription fee;

•	networking through referrals and other information gathered from existing consultants;

•	outsourcing from existing clients; and

•	advertisements in newspapers.

Staffing Personnel Screening and Placement Process

As part of our own candidate screening process, our recruiters conduct a comprehensive telephone interview and/or an in-person interview of each candidate to assess the candidate’s skills, experience, compensation requirements and employment goals. As part of this interview and screening process, our recruiters review the candidate’s resume, licenses, and vaccination records. We also train and test the candidate in the applicable privacy requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). Next, our recruiters contact the candidate’s references to verify the candidate’s qualifications and perform a background check, including a criminal record check and license verification, when applicable. The information gathered in this process is compiled into our computer database so that it can be accessed quickly and easily for cross-referencing with clients and available assignments.

Following the in-person interview and comprehensive background verification process, our recruiters work with our staffing coordinators and account executives to determine which available positions match the candidate’s skills and requirements. This is accomplished partly through the use of our computer database, which is able to match available positions with our clients with the candidates’ skills, salary needs and geographic requirements. Once an assignment has been selected, the recruiter prepares the candidate’s resume package and submits it to the coordinator for review. The resume package is then submitted to the client for review and we place a follow-up call to the client shortly thereafter to finalize the placement process. We continue to contact and monitor the performance of our healthcare professionals while they are on assignment with our clients. This is accomplished through telephone calls with the consultant and the client that are designed to evaluate the consultant’s performance. Once the assignment has been completed, we may again survey the consultant and the client to gain information for our database that we can use to maintain the high quality of our staffing services and increase the level of consultant satisfaction.

Agreements With Staffing Personnel

Each candidate who is on assignment with a client is on our payroll as an at-will employee. We pay our staffing personnel on an hourly basis (including overtime compensation), along with any specific benefits the individual may be entitled to receive in connection with the particular assignment. The hourly rate is generally based on the particular client with whom the candidate is placed, the type and length of assignment and the candidate’s skills.

Each candidate executes a confidentiality and non-solicitation agreement that prohibits the candidate from using information gained through meeting and working with us to obtain employment independent of us. Candidates also execute an agreement requiring them to comply with HIPAA’s confidentiality provisions concerning protected health information.

Intellectual Property

Our business and competitive position are dependent upon our ability to protect the proprietary information we use in our business. We will rely on patent and trade secret law and nondisclosure and other contractual arrangements with our healthcare staffing personnel, our other employees and our clients to protect such proprietary information. Despite our efforts to protect such proprietary rights (though confidentiality agreements), unauthorized parties may attempt to obtain and use information that we regard as proprietary. There can be no assurance that others will not independently develop substantially equivalent proprietary information or products or that we can effectively protect our rights to unpatented trade secrets or other proprietary information or that we have the resources to defend the misuse or misappropriation of our proprietary information.

On March 25, 2002, we applied for trademark protection of our “$2.00 Employee” service product name with the United States Trademark and Patent Office. This application is pending, and we do no know when a trademark for this name will be granted, if at all. We have also applied for trademark protection for the marks “MedTech”, “HR MedTech” and “MedTech Services, Inc.” This application is pending, and we do no know when a trademark for this name will be granted, if at all.

Operations and Offices

Generally. We operate our healthcare staffing business through a regional sales model that utilizes regional branch offices to service the clients located within their territories. Each branch office serves as our direct contact point with our clients and healthcare professionals. Each office is therefore responsible for contacting, establishing and maintaining business relationships with clients and for marketing its services in its region. Similarly, each office is responsible for recruiting healthcare professionals for assignments with the clients. Administrative functions and other key support functions, however, are performed from the corporate headquarters office in Pittsburgh, Pennsylvania, including billing and collections, payroll processing, benefits administration, contract processing and risk management.

Office Locations. The following is a list of our offices, the date we began operating each office and the states they have serviced:

LOCATION	OPENING DATE	STATES COVERED
Pittsburgh, PA	December 16, 1999	Pennsylvania, Virginia, West Virginia, District of Columbia

Cleveland, OH	August 15, 2002	Ohio, Indiana

Boca Raton, FL	December 15, 2002	Florida

Danvers, MA	*	Massachusetts, New Hampshire

Citrus Heights, CA	**	California, Oregon, Washington, Nevada, Arizona, Idaho, Utah

Sanford, FL	***	Majority of the United States

Portland, OR	July 15, 2004	Oregon

Portsmouth, NH	*	New Hampshire

Nashua	*	New Hampshire

*	We acquired these offices as part of the acquisition of certain assets of Care For Them
**	We acquired the Cirtus Heights, CA office as part of the acquisition of the stock of Pulse Healthcare Staffing
***	We acquired the Sanford, FL office as part of the acquisition of certain assets of CurleyMed

Corporate Headquarters. Our corporate headquarters office is located in Pittsburgh, Pennsylvania. The corporate headquarters office serves as the administrative center for all of our offices’ operations. Our administrative staff is responsible for all aspects of the billing and payment process, including gathering all of the candidates’ timesheets on a weekly basis, processing that information to create client invoices, distributing the invoices on a weekly basis, payroll processing, benefits administration, contract processing, risk management and payment collection. The administrative staff also performs key support activities such as payroll processing in conjunction with a third party provider of such services, vendor contract processing, and record-keeping and accounting functions. In addition, the office serves as our sales office for Western Pennsylvania, West Virginia and parts of Ohio.

Following our acquisition of Superior Staffing in December 2003, we divided the sales functions of the corporate headquarters office into a nursing sales division and an allied health sales division. Each division is run by a manager who is responsible for overseeing the daily operations of the division, developing and maintaining client relations and assisting in the candidate placement process. Within each division, our account executives are responsible for sales, recruiting and coordinating placements.

The corporate headquarters office, branch offices and acquired offices have a total of 104 internal employees in roles as officers, managers, account executives and administrators. At the end of August 2004, we had approximately 461 healthcare professionals who were our employees while on assignments with clients serviced by the corporate headquarters office.

Acquired Offices. We generally retain the personnel at the locations that we acquire. In some cases the former owner, who becomes the manager of the acquired office, receives as part of the purchase consideration, a contingent earnout payment based upon the achievement of certain contractually defined levels of operating results for the acquired location. The manager of the acquired location is responsible for the daily operations of the office and for developing local client relations, negotiating agreements, establishing billing rates and advertising services. The account executives are responsible for sales, recruiting and coordinating placements. The administrative assistant is responsible for compiling billing and payment records and other administrative documents and forwarding them our corporate headquarters office.

Branch Offices. We generally employ a branch manager, account executives and an administrative assistant for each of our branch offices. The branch manager is responsible for the daily operations of the office and for developing local client relations, negotiating agreements, establishing billing rates and advertising services. The account executives are responsible for sales, recruiting and coordinating placements. The administrative assistant is responsible for compiling billing and payment records and other administrative documents and forwarding them our corporate headquarters office.

Information Systems

Our primary management and communications systems are centralized and controlled in our corporate headquarters and are utilized in each of our offices. Our healthcare staffing operations are supported and enhanced by our computer information system called “WORLDWARE,” which facilitates easy interaction between our sales and recruiting activities. As a result, we are able to staff and renew job assignments quickly and efficiently. Our information system was developed for staffing operations such as ours so it is designed to store, compile, access and analyze virtually all of our client information, such as contact information, skill and licensing requirements and preferences, bill rates, job descriptions, and business hours, along with all of our candidate information, including contact information, educational background, skills and qualifications, employment history, license status, job preferences and performance ratings. The system also performs integrated scheduling functions. The system is accessible to all of our employees, is presently being integrated into each office, and is capable of accommodating significant future growth in our business]

Our financial and management reporting is managed through software packages from Intuit Financial and WORLDWARE. These systems enable us to manage our accounts receivable, accounts payable, general ledger and billing functions. These systems are also designed to accommodate significant future growth in our business. We presently process our own payroll but we continue to outsource the printing, tax deposit and reporting functions to a national payroll service.

Growth Strategy

Generally. We intend to meet a greater portion of the demand for healthcare staffing services through (1) the implementation of our acquisition strategy, (2) the establishment of new branch offices into regions not currently served by us, (3) the creation of a franchising program, (4) the expansion of our candidate pool and (5) the augmentation of our client and preferred provider relationships.

Acquisitions of Complimentary Businesses. We intend to continue exploring the acquisition of complimentary companies to broaden and strengthen our market presence and service capabilities throughout the United States. We intend to accomplish this goal by pursuing healthcare staffing companies located in larger metropolitan markets along the east, west and Gulf coasts of the U.S. that have a proven history of profitable operations and effective management teams that are willing to join us following the acquisition. We may also search for healthcare staffing companies that, although operating in our service market, do not offer certain services that we offer. Acquiring such companies will allow us to market complimentary service products to the acquisition company’s existing client base and to our own clients. Our acquisition strategy is intended to result in increased operating efficiencies through the integration of back-office and other administrative functions. There can be no assurances that such acquisitions can be made, or if consummated, will result in an increase in revenue.

Establishing New Branch Offices. We will continually evaluate opportunities to open branch offices in metropolitan areas that have a strong demand for our services, a significant hospital presence, a population exceeding two million people and a viable pool of healthcare professionals from which to recruit.

Creating A Franchising Program. We are currently developing a franchise system for the MedTech Medical Staffing brand and operations. We have retained McGrow Consulting to review our business to determine appropriate franchise services, policies and strategies, and to assist us with operating budgets, growth plans, marketing programs and franchise sales.

The target market for our franchise program will be U.S. metropolitan areas that have a minimum population of two million people over the age of forty-five. We intend to charge franchisees a franchise fee and an annual royalty fee ranging between 7% and 24% of the franchise’s annual revenues, which amount will depend, in part, upon the level of support we provide to the franchisee’s operations. We intend to provide to each franchisee:

•	the use of the MedTech name and business operations plan;

•	marketing materials;

•	training at our corporate headquarters office and at the franchisee’s office;

•	access to our “WORLDWARE” information system; and

•	use of the corporate headquarters office’s administrative and other back-office services.

Increasing Our Supply of Qualified Healthcare Professionals. We intend to use our recruiting efforts to continue to expand our network of qualified healthcare personnel. We have achieved substantial growth in our network of candidates over the past two years and intend to continue this growth via the following:

•	improving the productivity of our recruiting staff;

•	increasing the number of referrals from existing candidates;

•	expanding our advertising presence to reach more of our targeted healthcare professionals;

•	using the internet and our website to expand our advertising reach and accelerate our recruiting cycle; and

•	expanding the number of geographic regions from which we can recruit.

Expanding Client and Preferred Provider Relationships. We intend to continue expanding and strengthening existing relationships with hospitals and other healthcare facilities while simultaneously developing new relationships. Toward this end, we have expanded our team of Account Executives and our management team. This expansion should enable us to better understand and serve the needs of our healthcare facility clients. Additionally, we intend to establish exclusive and preferred provider relationships with existing and prospective hospital and healthcare facility clients. We believe that, as we experience immediate expansion of our operations through acquisitions of existing healthcare staffing companies, we will increasingly be able to cross sell our expanded and integrated services to clients in regions where we previously had no presence.

Leveraging Regional Relationships. We have client relationships with entities that operate in a particular region as part of a national organization. As we continue forward with our plans to expand our operations throughout the U.S., we will seek to leverage those client relationships to obtain relationships with the related national organizations to gain additional contracts and service opportunities.

Competition

The healthcare staffing industry is highly competitive and operates in a highly fragmented market composed of national, regional and local firms. We compete with these firms to attract nurses and other healthcare professionals and to attract hospitals and other healthcare facilities as clients.

We compete for healthcare professionals on the basis of employee satisfaction, the quantity, quality and diversity of assignments available, compensation packages, and the benefits that we provide while the healthcare professional is on assignment. Our ability to compete for healthcare professionals is dependent upon our ability to:

•	continually evaluate and expand our temporary healthcare professional network to keep pace with our hospital and healthcare facility clients’ needs;

•	compete effectively against other staffing companies for nursing professionals and other allied health personnel;

•	provide temporary healthcare professionals with assignments that they view as attractive and provide them with competitive benefits and wages; and

•	effectively manage the costs of attracting temporary healthcare professionals.

We compete for hospital and healthcare facility clients on the basis of the quality of our healthcare professionals, the timely availability of our professionals with the requisite skills, the quality, scope and price of our services, our recruitment expertise and the geographic reach of our services. Our ability to compete for these clients is dependent upon our ability to:

•	provide high quality personnel who meet our clients’ specifications within the requisite time period;

•	competitively price our services;

•	monitor our employees’ performance;

•	maintain close contacts and working relationships with the decision makers at the client sites;

•	grow and increase the number of regions in which we do business;

•	maintain a positive reputation in the healthcare community; and

•	increase recognition of our WORLD HEALTH and MedTech names.

Many of our competitors have substantially longer operating histories, greater name recognition, larger customer bases, and greater financial and technical resources than we have. More established firms have a greater mass of available healthcare professional candidates and more substantial word-of-mouth client and healthcare professional referral programs. Our competitors are able to conduct extensive marketing campaigns that we are financially unable to conduct. Larger firms generally have larger, more comprehensive infrastructure and can also more easily provide payroll services, which are cash flow intensive. In addition, these companies may create more attractive pricing to potential clients.

Some of our competitors in the healthcare staffing industry include Cross Country, AMN Healthcare Services, Nursefinders, Adecco, Maxim, Medical Staffing Network, Carol Harris Staffing and Stat Staffing.

Government Regulation

Generally. The healthcare industry generally is subject to extensive and complex federal and state laws and regulations related to professional licensure, conduct of operations, payment for services and payment for referrals. Although our healthcare staffing business is not directly impacted by or subject to the extensive and complex laws and regulations that generally govern the healthcare industry, the laws and regulations that are applicable to our healthcare professionals as well as to our hospital and healthcare facility clients could indirectly impact our business.

Professional Licensure. Nurses and certain other healthcare professionals that we employ are required to be individually licensed or certified under applicable state law. In addition, the healthcare professionals that we staff are often required to be certified to provide certain medical care, such as cardiopulmonary resuscitation (CPR) and advanced cardiac life support (ACLS), depending upon the positions in which they are placed. We take reasonable steps to ensure that our healthcare professionals have the necessary licenses and certifications by verifying with all appropriate state agencies that a current license is on file or registered for each employee.

Business Licenses. Some states require state licensure for businesses that, for a fee, employ and/or assign healthcare personnel to provide healthcare services on-site at hospitals and other healthcare facilities to support or supplement the hospitals’ or healthcare facilities’ work force. A number of states also require state licensure for businesses that operate placement services for individuals attempting to secure employment. We maintain the governmental registrations and identification numbers required to operate in each state where we currently conduct our business.

Regulations Affecting Our Clients. Many of our clients are reimbursed under the federal Medicare program and state Medicaid programs for the services they provide. In recent years, federal and state governments have made significant changes in these programs that have reduced reimbursement rates. In addition, insurance companies and managed care organizations seek to control costs by requiring that healthcare providers, such as hospitals, discount their services in exchange for exclusive or preferred participation in their benefit plans. Future federal and state legislation or evolving commercial reimbursement trends may further reduce, or change conditions for, our clients’ reimbursement. Such limitations on reimbursement could reduce our clients’ cash flows, hampering their ability to pay us.

Recent Healthcare Regulatory Developments. The United States Congress has considered several comprehensive healthcare reform proposals to control increasing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and drug companies. Such proposals are generally intended to expand healthcare coverage for the uninsured and reduce the growth of total healthcare expenditures, which may include reduced spending by hospitals and other healthcare facilities for healthcare staffing needs. If this were to occur, we will have fewer business opportunities and our revenues will be adversely affected. In addition, state governments have proposed legislation that would limit the amounts that temporary staffing companies may charge and the implementation of a sales tax to be imposed upon staffing services such as ours. These laws would adversely affect our business opportunities, revenues and margins.

Regulations Applicable to Our Business. Our business is subject to extensive regulation by numerous governmental authorities in the United States. These complex federal and state laws and regulations govern, among other things, the licensure of professionals, the payment of our field employees (e.g. wage and hour laws, employment taxes and income tax withholding, etc.) and the operations of our business generally. Future federal and state legislation or interpretations thereof may require us to change our business practices. Compliance with all of these applicable rules and regulations require a significant amount of resources.

Franchising Activities. Our proposed franchising activities pertaining to our medical staffing business will be subject to Federal Trade Commission regulation and state laws that regulate the offer and sale of franchises. The Federal Trade Commission’s Trade Regulation Rule on Franchising and certain state laws require that we furnish prospective franchisees with a franchise offering circular containing information required by that federal rule on franchising and applicable state laws and regulations. We will also be required to comply with a number of state laws that regulate some substantive aspects of our relationship with potential or actual franchisees. Such laws may limit our ability to:

•	terminate or not renew a franchise without good cause;

•	interfere with the right of free association among franchisees;

•	disapprove the transfer of a franchise;

•	discriminate among franchisees with regard to charges, royalties and other fees; and

•	place new offices near existing franchises.

If our clients or we fail to comply with the laws and regulations that are directly applicable to our business, we could suffer civil and/or criminal penalties or be subject to injunctions or cease and desist orders. In addition, the extensive and complex laws that apply to our hospital and healthcare facility clients could indirectly affect the demand, or the prices paid, for our services. For example, our hospital and healthcare facility clients could suffer civil and/or criminal penalties and/or be excluded from participating in certain programs if they fail to comply with the laws and regulations applicable to their businesses. In addition, our hospital and healthcare facility clients could receive reduced reimbursements, or be excluded from coverage, because of a change in the rates or conditions set by federal or state governments. In turn, violations of or changes to these laws and regulations that adversely affect our hospital and healthcare facility clients could also adversely affect the prices that these clients are willing or able to pay for our services.

Employees

As of August 31, 2004, we had approximately 101 corporate employees and approximately 461 full time equivalent healthcare staffing professionals. We are not subject to a collective bargaining agreement with any of our employees. We consider our relationship with our employees to be good.

REPORTS AND OTHER INFORMATION TO SHAREHOLDERS

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and we are required to file periodic reports and other information with the Securities and Exchange Commission. We have filed this Form SB-2 registration statement with the Securities and Exchange Commission. The following documents may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549: (a) this registration statement and exhibits thereto and (b) periodic reports and other information filed with the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with, and is qualified in its entirety by, our consolidated financial statements and the notes thereto and other financial information included elsewhere in this prospectus. Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are “forward-looking statements.”

Overview

We are a provider of healthcare staffing services to hospitals and other healthcare facilities. We operate our healthcare staffing business under the name MedTech Medical Staffing and provide our clients with timely and flexible staffing solutions through either temporary or permanent placements of healthcare personnel. Our integrated staffing services are designed to meet all of our clients’ staffing requirements and include interviewing, screening and selecting our clients’ prospective employees. These services enable our clients to optimize their staffing needs in a flexible and timely manner while decreasing overall staffing costs. While we currently provide our healthcare staffing services throughout the United States, we are continually seeking to expand our presence in our current market areas.

We typically provide staffing for nurses and allied health personnel, including doctorate-level and administrative personnel, to our clients pursuant to five types of arrangements:

•	Contract Placements

•	Contract to Hire Placements

•	Permanent Placements

•	HR Med Tech Program

•	$2.00 Employee Program

For the year ended December 31, 2003, our healthcare staffing operations represented 100% of our sales revenues, which totaled $3,693,000, representing an increase of 32% over the prior year total of $2,797,000. Gross profit for the year ended 2003 reached approximately $1,600,000, which was a 58% increase over the total in 2002. The increase in sales revenues was due primarily to our organic growth, including revenue generated by the new offices that we opened in Cleveland, Ohio and Boca Raton, Florida, and 3.8% growth in revenues attributable to the Pittsburgh, Pennsylvania office. These sales figures did not include the $5,508,000 in sales that Superior Staffing, achieved from January 1, 2003 until December 22, 2003, which is the date we acquired the majority of its assets.

During 2003, we directly placed or assisted in the placement of approximately 2,600 healthcare professionals. We derive our nurse and allied healthcare staffing revenue primarily from acute care hospitals, including community hospitals, teaching institutions, and trauma centers, private physicians’ practices, surgical and ambulatory care centers, nursing homes, pharmacies, medical clinics and insurance companies located in or near metropolitan areas. Currently, approximately 66% of our clients are acute care hospitals, clinics and surgical and ambulatory care centers.

In 2004, we intend to continue forward with our acquisition growth strategy by further exploring the acquisition of healthcare staffing companies throughout the United States that have a proven history of profitable operations and an effective management team that is willing to join us following the acquisition. During the second quarter of 2004, we acquired three healthcare staffing companies in California, Florida and Massachusetts.

We will seek to capitalize on opportunities in the temporary medical staffing market by providing actual solutions to our clients’ staffing problems, not merely temporary “fixes.” Although a temporary placement of a nurse or other candidate may momentarily alleviate a chronic staffing need, we believe that healthcare facilities may begin seeking value-added services for their personnel investments of time and money in the form of an actual solution to their personnel shortages. We intend to meet such a need by alleviating the temporary staffing problem with a candidate who is also qualified to remain with the client on a long-term basis, thereby solving the underlying personnel problem.

History

On February 20, 2003, we completed our acquisition of 100% of the outstanding common stock of Better Solutions, Inc. (“Better Solutions”), a healthcare staffing company, from its two shareholders, Richard E. McDonald and Marc D. Roup. In exchange for their stock in Better Solutions, we provided to Messrs. McDonald and Roup 33 million newly issued shares of our common stock, which represented approximately 82% of our common stock. As a result of the transaction, Better Solutions became our wholly owned subsidiary. In addition, a change in the voting control of our common stock occurred, our previous officers and directors resigned all positions held with us and Messrs. McDonald and Roup became our sole officers and directors at that time. This transaction was treated as a recapitalization of World Health Alternatives, Inc. Accordingly, the results of Better Solutions’ operations were combined with ours and are included in our consolidated financial statements for the years ended December 31, 2002 and 2003.

Prior to this transaction, we did not engage in the healthcare staffing business. Immediately subsequent to this transaction, our operations consisted solely of the healthcare staffing business of Better Solutions. Better Solutions operated as a Pennsylvania limited partnership under the name Symtech Consulting L.P. from December 1999 until August 2000. Better Solutions was incorporated in the state of Pennsylvania on August 30, 2000. Since December 1999, Better Solutions has operated a healthcare staffing business based in Pittsburgh, Pennsylvania, under the name MedTech Medical Staffing.

We completed our first acquisition on December 22, 2003, by acquiring substantially all of the assets of Superior Staffing. Superior Staffing’s revenues from January 1, 2003 to December 21, 2003 were approximately $5,508,000. These revenues are not included in our financial results for the year ended December 31, 2003.

On April 30, 2004, we executed a stock purchase agreement, subsequently amended on May 19, 2004, May 28, 2004 and June 22, 2004 (the stock purchase agreement and the amendments thereto shall be referred to collectively as the “Stock Purchase Agreement”), thereby completing our acquisition of all of the stock of Pulse Healthcare Staffing, Inc., a California corporation (“Pulse”). Pulse was a medical staffing company located in Citrus Heights, California, which placed nurses in healthcare facilities for contractually defined assignment periods and on a permanent basis. Pulse had approximately 175 clients across seven western states, with California being its largest market and a database of approximately 20,000 nurses. We intend to retain Pulse’s current infrastructure, including its management team and key employees, and will operate Pulse as a wholly owned subsidiary.

Effective May 7, 2004, we acquired selected assets (primarily accounts receivable and fixed assets) and assumed selected liabilities of Care for Them, Inc., a Massachusetts corporation (“Care For Them”). Care For Them was a medical staffing company located in Danvers, Massachusetts which placed nurses in healthcare facilities for contractually defined assignment periods and on a permanent basis. Care For Them had been in business since 1995 and operated an office in the Boston metropolitan area and two offices in southern

New Hampshire, primarily supplying nurses to local hospitals, assisted living homes and family medical practices. We intend to retain Care For Them’s current infrastructure, including its management team and key employees.

Effective June 1, 2004, we acquired selected assets (primarily fixed assets) and assumed selected liabilities of Curley and Associates, LLC, a Florida corporation (“CurleyMed”). CurleyMed was a medical staffing company located in Stanford, Florida, which specialized in travel placements of allied healthcare professionals. CurleyMed had approximately 200 clients in over 40 states. We intend to retain CurleyMed’s current infrastructure, including its management team and key employees.

Revenue

We derive revenue principally from five sources:

•	Contract Placement Fees- We charge an hourly rate for all temporary placements. These hourly rates may vary depending on the position, the candidate’s qualifications, length of the assignment and the current market demands. Our temporary placement fees generally range from $16 to $75 per hour. Contract placement fees represented approximately 94% of our revenues for the year ended December 31, 2003.

•	Conversion Fees- We charge our clients a conversion fee when they hire our candidates permanently following a contract placement for a specified period of time. Our conversion fees are based on a percentage (generally 20%) of the individual’s initial annual salary. That percentage, however, typically is reduced based on the number of hours the candidate has billed once the term of the contract placement has exceeded approximately six months. Our conversion fees generally range from $2,000 to $6,500 per placement.

•	Permanent Placement Fees- We charge a permanent placement fee when a client hires our candidate on a permanent basis. The permanent placement fee is based on the candidate’s initial annual salary. Our permanent placement fees generally range from $2,000 to $12,000 per placement. Permanent placement fees and conversion fees together represented approximately 5.4% of our revenues for the year ended December 31, 2003.

•	“HR MedTech” Fees- We charge a monthly retainer with respect to the provision of services under our HR MedTech program. These fees are generally $4,500 per month. Such fees represented less than 1% of our revenues for the year ended December 31, 2003.

•	“$2.00 Employee” Fees- We charge an hourly rate equal to $2.00 plus all of the costs that we incur in connection with employing that candidate (i.e., hourly wage, benefits, insurance and taxes). These fees and costs in the aggregate generally range from $6,500 to $13,000 per month. Such fees represented less than 1% of our revenues for the year ended December 31, 2003.

Approximately 85% of our revenues are derived from the placement of healthcare professionals for a term of employment exceeding 13 weeks.

We execute contracts with our clients in connection with practically all of our healthcare staffing placements. Our contracts establish the hourly rate that the client will pay for a candidate’s services, which rate is based on a profit percentage above the costs we incur in having the candidate on our payroll as our employee. The contracts also state the length of a candidate’s assignment, the duties that the candidate is expected to perform, the terms pursuant to which the client could hire the candidate on a permanent basis, and billing and payment terms. We bill our clients on a weekly basis and receive payment from them directly.

Our clients pay us directly for our services, and we do not receive any of our revenues from Medicare or Medicaid reimbursements or any other similar state or federal reimbursement programs or third party payors. Additionally, our client contracts typically include provisions limiting our liability in connection with the candidate’s activities and requiring payment within a thirty-day period.

Revenue for temporary contract placements, including those under the “$2.00 Employee” Program, is recognized when services are rendered. Invoices are generated from weekly timesheets that we receive from the candidate and which are signed by the client verifying the hours the candidate worked. Accordingly, accounts receivable includes an accrual for employees’ time worked but not yet invoiced. Revenue for permanent placements is recognized when the client agrees to hire the candidate permanently. Revenue for HR MedTech Program services are recognized after services have been rendered.

Our costs of sales include the costs of employing the healthcare personnel we provide to our clients. Temporary contract candidates and employees under the “$2.00 Employee” Program are hourly employees of ours. We pay them an hourly rate and assume all of the employee costs associated with them, including payroll taxes, benefits and professional liability and workers compensation insurance. Accrued compensation and cost of sales includes accruals for employees’ time worked but not yet paid.

Our selling, marketing and administrative expenses include such expenses as the costs associated with our internal employees (including benefits such as health care), the costs associated with opening new offices in Ohio and Florida, advertising costs, office lease payments, interest expense, bad debt expense, legal and accounting expenses, utilities, office supplies, licensing, certain insurance costs, and travel expenses.

Our healthcare staffing revenue and earnings are impacted by the relative supply of and demand for nurses and other healthcare personnel at healthcare facilities. We rely significantly on our ability to recruit and retain nurses and other healthcare personnel who possess the skills, experience and credentials necessary to meet our clients’ specified requirements. Shortages of qualified nurses and other healthcare personnel could limit our ability to fill open assignments and grow revenue and income. Shortages could also lead those seeking healthcare personnel to offer increased wages and other benefits as inducements. If we do not offer competitive terms, we could face difficulty attracting and retaining qualified healthcare personnel. If, on the other hand, we do raise wages and benefits but are unable to pass the additional costs along to our clients, our margins and profitability could decline.

The relative demand for our services at clients’ facilities may also affect our business’ profitability. Fluctuations in patient occupancy at our client’s hospitals and healthcare facilities are unpredictable and may adversely affect the demand for our services, reduce our revenues and prevent us from being profitable.

Our business is subject to extensive regulation by numerous government authorities. These complex federal and state laws and regulations govern, among other things, the licensure of certain healthcare professionals such as nurses, the payment of our field employees and the operations of our business generally. Future federal and state laws and regulations may require us to change our business practices. If we fail to comply with them, we could suffer criminal and/or civil penalties. Moreover, compliance with all of the applicable laws and regulations require the utilization of a significant amount of our resources and those of our clients. This drain on our clients’ resources, in turn, may lead to a reduction in the demand for our services.

Legislative action that may positively affect demand for our services include new legislation affecting nurse to patient ratios and/or prohibiting mandatory nurse overtime. For instance, the California Safe Hospital Staffing law went into effect January 1, 2004. That law requires California hospitals to have enough nurses to provide each patient with safe and quality care. These ratios, which have phased-in implementation dates of January 1, 2004, 2005, and 2008, set a cap on the number of patients for whom any single nurse can be responsible. There are several states that are considering legislation pertaining to the ratio of nurses to patients. Maine, New Jersey and Oregon have already passed legislation limiting mandatory overtime for nurses. Several other states are considering, or have already introduced, similar legislation.

The healthcare staffing industry is highly competitive and operates in a fragmented market composed of national, regional and local firms. We compete with these firms to attract nurses and other healthcare professionals as employees and to attract hospitals and other healthcare facilities as clients. We believe that our competitors have substantially longer operating histories, greater name recognition, larger customer bases, and greater financial and technical resources than we have. These advantages could negatively affect our revenues and our ability to grow our business.

Three Months Ended June 30, 2004 Compared to the Three months Ended June 30, 2003

Sales. Sales for the three months ended June 30, 2004 increased by 560% to $5,561,518 from $842,352 for the three months ended June 30, 2003. The increase was primarily due to the acquisitions of Pulse Healthcare Staffing, CurleyMed Staffing and Care For Them, which occurred in May, 2004, June 2004 and May 2004, respectively.

Gross Profit. Gross profit is total sales less cost of sales. Gross profit excludes general corporate expenses, financial expenses and income tax. For the three months ended June 30, 2004 and 2003, respectively, our gross profit was $1,750,835 and $332,314, which represented a 427% gross profit increase. The increase in gross profit is primarily due to the aforementioned acquisitions, which occurred in the current quarter. Gross profit as a percentage of sales decreased to 31.5% for the three months ended June 30, 2004, from 39.5% for the three months ended June 30, 2003. The 8% gross profit decrease as a percentage of sales is attributable to the integration of the aforementioned three acquisitions and their pricing structures which existed at the time of acquisition. Prospectively, the Company expects that their gross profit will increase to more traditional levels as the Company’s staffing and pricing strategies are adopted at the recently acquired operations.

Selling, Marketing and Administrative Expenses. Selling, marketing and administrative expenses increased to $1,758,182 from $327,973 for the three months ended June 30, 2004 and 2003, respectively, representing a 436% increase. The primary reason for the increase was the aforementioned three acquisitions, which resulted in the related overhead costs from these operations in the current quarter. The Company’s overhead expenses included $423,965 of non-cash amortization expenses of the intangible assets created by the three aforementioned acquisitions that occurred in the second quarter of 2004 and the Superior Staffing acquisition, which occurred in late December 2003. Exclusive of the aforementioned amortization expense, overhead expenses would have increased 307% as the Company was able to achieve economies of scale from its newly enlarged operating structure.

Operating Income. The operating profit decreased by $11,688 to ($7,347) from $4,341 for the three months ended June 30, 2004 and 2003, respectively. The decrease in the operating profit was a direct result of the aforementioned $423,965 of non-cash amortization expenses of the intangible assets created by the Company’s recent acquisitions as described above and a charge of $128,399 for the issuance of restricted common stock of the Company to employees for prior service.

Interest Expense. Interest expense increase to $213,343 from $37,787 for the three months ended June 30, 2004 and 2003, respectively. This 465%

increase in interest expense is due to: (a) additional use of the Company’s factoring arrangements to factor the accounts receivable acquired from the recent acquisitions; (b) interest on the notes payable issued as part of the Company’s acquisition agreements and (c) interest on the Company’s existing debt.

Income Taxes. No federal or state income tax has been provided for the three months ended June 30, 2004 and 2003 due to the loss. The income generated by Better Solutions in 2003 prior to our acquisition on February 20, 2003 was distributed to the shareholders of Better Solutions in proportion to there ownership. On January 1, 2002, Better Solutions, with the consent of its shareholders, elected under the Internal Revenue Code to be an S Corporation. In lieu of corporation income taxes, the stockholders are taxes on their proportionate share of a company’s taxable income.

Six Months Ended June 30, 2004 Compared to the Six months Ended June 30, 2003

Sales. Sales for the six months ended June 30, 2004 increased by 306% to $7,242,264 from $1,785,239 for the six months ended June 30, 2003. The increase was primarily due to the acquisitions of Pulse Healthcare Staffing, CurleyMed Staffing and Care For Them, which occurred in May, 2004, June 2004 and May 2004, respectively.

Gross Profit. Gross profit is total sales less cost of sales. Gross profit excludes general corporate expenses, financial expenses and income tax. For the six months ended June 30, 2004 and 2003, respectively, our gross profit was $2,416,289 and $649,502, which represented a 272% gross profit increase. The increase in gross profit is primarily due to the aforementioned acquisitions, which occurred in the current quarter. Gross profit as a percentage of sales decreased to 33.4% for the six months ended June 30, 2004, from 36.4% for the three months ended June 30, 2003. The 3% gross profit decrease as a percentage of sales is attributable the integration of the aforementioned three acquisitions and their pricing structures which existed at the time of acquisition. Prospectively, the Company expects that their gross profit will increase to more traditional levels as the Company’s staffing and pricing strategies are adopted at the recently acquired operations.

Selling, Marketing and Administrative Expenses. Selling, marketing and administrative expenses increased to $2,598,633 from $1,007,380 for the six months ended June 30, 2004 and 2003, respectively, representing a 158% increase. The primary reason for the increase was the aforementioned three acquisitions, which resulted in the related overhead costs from that operation in the current quarter. The Company’s overhead expenses included $585,555 of non-cash amortization expenses of the intangible assets created by the three aforementioned acquisitions that occurred in the second quarter of 2004 and the Superior Staffing acquisition, which occurred in late December 2003. Exclusive of the aforementioned amortization expense, overhead expenses would have increased 100% as the Company was able to achieve economies of scale from its newly enlarged operating structure. The prior year six-month period included $130,000 in expenses for services associated with the merger with Better Solutions, Inc., consummated in February 2003 and approximately $65,000 of legal and accounting costs associated with the aforementioned merger and Securities and Exchange Commission filings.

Operating Income. The operating loss decreased by $175,444 to an operating loss of $182,344 from an operating loss of $357,788 for the six months ended June 30, 2004 and 2003, respectively. The decrease in the operating profit was a direct result of the aforementioned $585,555 of non-cash amortization expenses of the intangible assets created by the Company’s recent acquisitions as described above and a charge of $128,399 for the issuance of restricted common stock of the Company to employees for prior service.

Interest Expense. Interest expense increase to $284,443 from $70,787 for the six months ended June 30, 2004 and 2003, respectively. This 302% increase in interest expense is due to: (a) additional use of the Company’s factoring arrangements to factor the accounts receivable acquired from the recent acquisitions; (b) interest on the notes payable issued as part of the Company’s acquisition agreements and (c) interest on the Company’s existing debt.

Income Taxes. No federal or state income tax has been provided for the six months ended June 30, 2004 and 2003 due to the loss. The income generated by Better Solutions in 2003 prior to our acquisition on February 20, 2003 was distributed to the shareholders of Better Solutions in proportion to there ownership. On January 1, 2002, Better Solutions, with the consent of its shareholders, elected under the Internal Revenue Code to be an S Corporation. In lieu of corporation income taxes, the stockholders are taxes on their proportionate share of a company’s taxable income.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Sales. Sales for the year ended December 31, 2003 increased 32% to $3,693,337 versus $2,796,911 in sales for the same period in 2002. The increase was due primarily to the Company’s growth, including revenue generated by the new offices in Cleveland, Ohio and Boca Raton, Florida, and 3.8% growth in revenues attributable to the Pittsburgh, Pennsylvania office. The increased sales were attributable, in part, to an increase in our client base. The increased client base resulted from having additional internal employees performing sales and placement activities in the new Ohio and Florida offices and in the Pittsburgh office. The increased sales also led to increased permanent placement fees. These sales figures did not include the sales that Superior Staffing achieved from January 1, 2003 through December 21, 2003, which totaled approximately $5,508,000.

Cost of Services. Cost of services rendered for the year ended December 31, 2003 increased 17.5% to $2,093,543 versus $1,781,865 for the same period in 2002. The increase was primarily attributable to the increase in temporary placements but was partially offset by improved pricing for consultants and an increase in permanent placements, which have a very low cost component.

Gross Profit. Gross profit for the year ended December 31, 2003 increased 57.6% to $1,599,794 versus $1,015,046 for the same period in 2002. The increase in gross profit is due to the increase in temporary placements, improved pricing for consultants and additional permanent placement fees received in the current year. Gross profit as a percentage of revenue increased to 43.3% in 2003 from 36.3% in 2002. The 7.0% increase in gross margin percentage from 2002 to 2003 is attributable to additional permanent placement fees received and to improved pricing for consultants’ services.

Selling, Marketing and Administrative Expenses. Selling, marketing and administrative expenses for the year ended December 31, 2003 increased 71.1% to $1,481,521 versus $865,904 for the same period in 2002. The majority of this increase was due to $464,932 of operating costs at our new offices in Cleveland, Ohio and Boca Raton, Florida. Additionally, we incurred approximately $130,000 of one-time expenses for services associated with our acquisition of Better Solutions. and approximately $94,000 of legal and accounting costs associated with this acquisition and related Securities and Exchange Commission filings.

Operating Income. Operating income decreased to $118,273 for the year ended 2003 versus $149,142 in 2002. This 21% decrease is primarily attributable to a total of approximately $501,000 in certain one-time expenses that we incurred in 2003. This total is comprised of approximately $130,000 of expenses for services associated with our merger with Better Solutions, Inc., approximately $94,000 of legal and accounting expenses associated with the merger and related Securities and Exchange Commission filings, and approximately $277,000 of start-up expenses related to opening new offices in Cleveland, Ohio and Boca Raton, Florida. These expenses, in part, were offset by increased sales resulting from the new offices and the accompanying additional permanent placement fees.

Interest Expense, Net. Interest expense for the year ended December 31, 2003 increased 105% to $152,050, from $74,146 over the same period in 2002. Although our sales increased by only 32.1%, factoring costs associated with our factoring agreement with Amerisource Funding Inc., which agreement is more fully described below, increased by 97% because we factored more receivables in 2003 than in 2002. Additionally, we were fully borrowed for the majority of 2003 on our $250,000 note payable with PNC Bank, which resulted in $14,390 of interest costs.

Income (Loss) Before Income Taxes. Income (loss) before income taxes decreased $111,195, from $78,101 in 2002 to $(33,094) in 2003 due to the aforementioned reasons.

Provision for Income Taxes. Our provision (benefit) for income taxes was $0 in 2002 and $(1,516) in 2003. The 2003 benefit includes a $27,000 federal benefit from the reversal of income taxes provided in 2001 and $25,484 of federal and state income tax expense relating to the current year. The current year provision is required as the consolidated entity had earnings for the ten and one-half month period in 2003 subsequent to the acquisition of Better Solutions. Better Solutions (the S Corporation) has a loss for the one and one-half month period prior to its acquisition by us. The shareholders of Better Solutions will receive the benefit of that loss when they file their income tax returns for 2003.

On January 1, 2002, Better Solutions, with the consent of its shareholders, made the election under the Internal Revenue Code to be an S Corporation. In lieu of corporation income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company’s taxable income. WHAI had no operations or earnings in 2002, therefore, no income tax provision was necessary. Consequently, no provision for income taxes was made for 2002.

Net Income (Loss). Net income decreased $109,679 from net income of $78,101 in 2002 to a net loss of $31,578 in 2003.

Liquidity and Capital Resources

Six Months Ended June 30, 2004. During the six months ended June 30, 2004, the Company’s cash decreased by $139,077 to $38,622. Cash utilized by investing activities of $1,918,708 and cash utilized by operating activities $71,208 was partially offset by cash inflows of $1,850,839 from financing activities.

Cash utilized by investing activities included $1,901,711 for the acquisitions of Pulse Healthcare Staffing, CurleyMed Staffing and Care For Them which occurred in May, 2004, June 2004, respectively. This cash usage is net of $79,947 of cash acquired with the stock purchase of Pulse Healthcare Staffing. Additionally, $16,997 of cash was used for the purchase of property, plant and equipment.

Cash used by operating activities totaled $71,208 in the six months ended June 30, 2004. These cash outflows included an increase in accounts receivable of $210,516 primarily due to accounts receivable related to the operations acquired in the second quarter of 2004, a $11,616 decrease in accrued income taxes payable for a payment made in the six-month period, a $356,398 decrease in accounts payable and the loss of $464,152. These cash outflows were partially offset by cash inflows including a $13,637 decrease in prepaid expenses and a $211,421 increase in accrued liabilities related to the timing of payments, $128,399 of stock issued to employees for services and $618,007 of depreciation and amortization.

Cash provided by financing activities included proceeds from two private placements of the Company’s common stock in January 2004 for $1,655,000, which was net of $445,000 of costs incurred in connection with the two private placements, proceeds of $1,886,980 from the exercise of warrants issued in connection with the private placement in December 2003, which was net of $113,000 of investment banking fees and a $1,518,571 advance from a related party to fund operations, a $549,905 net increase in the amount due the factor and $1,725,520 of proceeds from the issuance of notes payable. These cash inflows were partially offset a total of $5,485,137 of payments on notes payable which primarily included the initial payment of $1,585,000 due to Superior Staffing made in January 2004, $591,940 of payments on a notes payable assumed by the Company as part of the Superior Staffing acquisition, a $340,396 payment to pay off the note payable assumed as part of the Care For Them acquisition and a total of $2,893,248 of payments made relative to the Pulse Healthcare acquisition subsequent to the closing.

Six Months Ended June 30, 2003. Cash decreased by $26,490, to $38,374 from $64,864 for the six months ended June 30, 2003. The decrease in cash during the first six months of 2003 is attributable to cash outflows from operations of $350,623 and $24,452 of cash outflows associated with investing activities. These cash outflows were partially offset by $348,585 of cash inflows from financing activities.

Cash used by operating activities totaled $350,623 in the six months ended June 30, 2003. Cash outflows included the $401,443 loss, a $28,789 increase in prepaid expenses due to rental deposits required at the newly opened Cleveland, Ohio and Boca Raton, Florida offices, a $32,570 decrease in accounts payable and a $27,000 decrease in accrued income taxes. These cash outflows were partially offset by cash inflows including $80,375 of stock issued for services, a $53,424 increase in accrued liabilities due to the timing of the Company’s payroll payments and $8,366 of depreciation and amortization.

Cash used by investing activities totaled $24,452 due to the purchase of property, plant and equipment to furnish the new branch offices in Cleveland, Ohio and Boca Raton, Florida.

Cash inflows from financing activities were due to net borrowings of $250,000 on the line of credit and $96,350 of loan proceeds from a related party.

Year Ending December 31, 2003. During the year ended December 31, 2003, our cash and cash equivalents increased to $177,699 at December 31, 2003 from $64,864 at December 31, 2002. The increase in cash and cash equivalents in 2003 was attributable to cash provided by financing activities of $1,825,000, partially offset by cash utilized in operating activities of $145,699 and cash utilized for investing activities of $1,566,466 relating to the acquisition of Superior Staffing.

Cash used by operating activities during the year ended December 31, 2003 totaled $145,699. Cash outflows included a $72,534 increase in accounts receivable to support a higher level of billings in the current year, a $147,794 increase in other current assets due to rental deposits required at the Cleveland, Ohio and Boca Raton, Florida offices and prepayments of our insurance, a $13,688 decrease in accounts payable, a $8,810 decrease of income taxes payable and the net loss of $31,578. These cash outflows were partially offset by cash sources including a $23,968 increase in accrued liabilities due to the timing of our payroll payments and a $7,294 increase in deferred income taxes.

Cash used by investing activities totaled $1,566,466, relating to the $1,500,000 payment made to Superior Staffing at the closing of the acquisition, $28,466 primarily for the purchase of property, plant and equipment to furnish our two new offices and $38,000 of deferred financing costs associated with our review of a number of potential acquisition targets.

Cash inflows from financing activities during the year ended December 31, 2003 were due to net proceeds of $1,575,000 from the private placement of 2,750,000 shares of our restricted common stock and net borrowings of $250,000 on our line of credit with PNC Bank.

Year Ending December 31, 2002. During the year ended December 31, 2002, our cash and cash equivalents increased to $64,864 at December 31, 2002 from $5,802 at December 31, 2001. The increase in cash and cash equivalents in 2002 was attributable to cash provided by operating activities of $82,309 and cash provided by financing activities of $15,658, partially offset by cash utilized by investing activities of $38,905.

Cash inflows from operating activities during the year ended December 31, 2002 were generated by net income of $78,101 and a $34,671 increase in accounts payable. These cash inflows were partially offset by cash outflows of $46,790 to fund a decrease in accrued liabilities due to the timing of payments.

Cash inflows from financing activities during the year ended December 31, 2002 were $15,658 from shareholder contributions.

Cash used in investing activities during the year ended December 31, 2002 totaled $38,905 for the purchase of property, plant and equipment to equip our offices.

Promissory Note Agreement with PNC Bank. We are parties to a Promissory Note Agreement with PNC Bank, NA, of Pittsburgh, Pennsylvania, dated January 8, 2003, which provides us with a $250,000 revolving line of credit with that financial institution at a per annum interest rate of 6.25% on any unpaid principal balance. The note matures on January 8, 2005. The note is secured by mortgages on the residences of our Chief Executive Officer and our President. We owe $250,000 on this line of credit as of June 30, 2004.

Factoring Agreement with Advance Payroll Funding, Ltd. Pursuant to a factoring agreement, Advance Payroll Funding, Inc. (“APF”) acts as our factor for the majority of our receivables, which are sold with recourse on a pre-approved basis. The agreement with APF was assumed by the Company upon the acquisition of Pulse and modified on June 16, 2004.

We utilize APF to eliminate fluctuations in cash flow that result from delays in receiving payments on client invoices. By way of example, we will invoice a client for services rendered and then immediately seek to cash that invoice with APF for approximately 90% of its value. If APF purchases the receivable, we are able to realize cash flow immediately. Once the client has paid the entire invoice directly to APF, APF will pay us the remaining 10% of the receivable, less a service fee. Fees for accounts receivables purchased by APF include a flat rate of 1.2% for the first 10 day an account is outstanding. An additional fee of 0.60% is payable for each 20 days period that an account is outstanding after the initial 20 days. As of June 30, 2004, $5,792,525 was advanced by APF under this secondary credit facility. The Company’s obligations to APF are collateralized by substantially all of the Company’s assets. Maximum funding under the APF agreement is $10,000,000.

Factoring Agreement with Amerisource Funding, Inc. We use Amerisource Funding, Inc. (“Amerisource”) to factor a percentage of our accounts receivable. “Factoring” refers to the sale of a business’ accounts receivable, at a discount, to an entity that then assumes responsibility for the collection of that receivable. The factoring arrangement functions as a short-term credit line with a limit of $850,000, which limit was increased on March 29, 2004 from $450,000. The credit line is a ninety-day revolving line of credit with a 3.5% initial factoring charge. It is collateralized by the specific receivables against which the money was loaned. We may repurchase the factored receivables at any time before they are 90 days old, at which time we must repurchase them.

Amerisource’s fees for the receivables that it purchases include a flat rate of 3.5% for the first 35 days an account is outstanding, with an additional fee of 0.12% per day beginning on the 36th day the account is outstanding. If Amerisource fails to collect the entire amount of the receivable within 90 days, we repurchase the receivable and collect the balance ourselves.

We record the 3.5% and 0.12% fees on our financial statements as interest expense. Our obligations to Amerisource Funding, Inc. are collateralized by substantially all of our assets and are guaranteed by our President, Richard E. McDonald

As of June 30, 2004, $610,517 was advanced by Amerisource under this secondary credit facility.

Warrants. We have warrants to purchase 3,680,067 shares of our Common Stock outstanding at exercise prices ranging from $0.60 per share to $3.50 per share. We have the right to call certain of these warrants under certain circumstances. Exercise of these warrants would provide us with cash inflow.

Contractual Obligations. The following table summarizes our existing contractual obligations, as of June 30, 2004, for the years indicated.

	Payments Due in Twelve Months Ending June 30,
	2005	2006	2007	2008	2009	Thereafter
Debt obligations	$23,599,191	873,554	109,676	16,342	8,491	—
Capital lease obligations	—	—	—	—	—	—
Operating lease obligations	351,887	248,151	206,448	122,067	97,973	78,744
Purchase obligations	—	—	—	—	—	—
Other long term liabilities	—	—	—	—	—	—

Total	$23,951,078	$1,121,705	$316,124	$138,409	$106,464	$78,744

Acquisition Strategy in 2004

We intend to pursue an acquisition growth strategy in 2004 in an effort to broaden our geographic market presence and service capabilities throughout key regions of the United States. During the second quarter of 2004, we acquired three healthcare staffing companies in California, Florida and Massachusetts. On August 5, 2004, we announced the signing of a letter of intent to purchase assets of a southeast medical staffing company. We will continue to consider opportunistic acquisitions and those that fill a geographic niche.

We believe that cash flows from operations, the current cash and cash equivalents and the proceeds from the $11 million financing transaction closed on August 4, 2004 will be sufficient to meet anticipated liquidity needs for our existing operations and outstanding debt obligations for the next twelve months. However, the underlying assumed levels of revenues and expenses may prove to be inaccurate. We may be required to finance any additional requirements within the next 12 months or beyond through additional equity, debt financings or credit facilities. We may not be able to obtain additional financings or credit facilities, or if these funds are available they may not be on satisfactory terms. If funding is insufficient at any time in the future, we may be unable to develop or enhance its products or services, take advantage of business opportunities or respond to competitive pressures. If we raise additional fund by issuing equity securities, dilution to existing shareholders will result.

Financial Position

At June 30, 2004, our balance sheet reflected total assets of approximately $36.7 million, consisting of approximately $8.4 million of accounts receivable from customers, approximately $11.0 million of intangible assets relating to the Company’s four acquisitions and approximately $16.5 million of goodwill associated with the four aforementioned acquisitions. Our balance sheet at June 30, 2004 also reflected approximately $24.6 million of debt, approximately $6.4 million of which was due the factors which financed our operations utilizing the aforementioned receivables as collateral. Of the approximately $18.2 million of debt, exclusive of the amounts due to the factors, approximately $8 million was retired from proceeds of our recently completed private placement of securities. The private placement will result in a $4 to $5 million increase in our stockholders’ equity to a balance of $14 to $15 million, thereby providing us with a better balanced capital structure.

Critical Accounting Policies

Generally. We have identified the following critical accounting policies that affect the more significant judgments and estimates used in the preparation of our consolidated financial statements. The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect our reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. We evaluate our estimates on an on-going basis, including those related to asset impairment, accruals for insurance, and allowances for doubtful accounts, contingencies and litigation. We state our accounting policies in the notes to the audited consolidated financial statements and related notes for the year ended December 31, 2003, contained herein. These estimates are based on information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could vary from those estimates under different assumptions or conditions.

Revenue Recognition and Accounts Receivable. We recognize revenue on service contracts as services are performed. At the end of a period, an accrual of revenue is made for services performed but not as yet billed to customers. Permanent placement fees are billed upon the placement being made. During our collection process with customers, we periodically encounter issues that affect the collectability of our accounts receivable. Those issues are brought to the attention of senior management and the necessary adjustment is made to the customer account or the decision is made to continue pursuing collection. If it appears that a customer is unwilling to pay an amount due to us, we evaluate whether that amount should be written-off to expense as a bed debt.

Determination of Intangible Assets and Amortization Period. Intangible assets created by the acquisition of another business are carried at the fair value as determined in accordance with Financial Accounting Standards Board No. 141 (“Business Combinations”). The determination of the amounts to allocate to the various intangible asset classes requires a high degree of judgment and the use of estimates. Amortization of the aforementioned intangibles is computed using the straight-line method over the estimated useful lives of the related intangible asset. The useful lives of these intangible assets is determined by senior management, is subjective in nature and based upon estimates for future events by our senior management. Prospectively, if those estimates are determined to require adjustment, the adjustment is made in the period wherein the change is determined.

Recently Issued Accounting Standards

In May 2003, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company has adopted the provisions of this Statement.

On April 30, 2003, FASB issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). SFAS 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. SFAS 149 clarifies (1) the circumstances in which a contract with an initial net investment meets the characteristics of a derivative and (2) when a derivative contains a financing component and amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified after June 30, 2003. The Company has adopted the provisions of this Statement.

On January 15, 2003, FASB issued FIN 46, “Consolidation of Variable Interest Entities.” The objective of this interpretation is to improve financial reporting by enterprises involved with variable interest entities. The interpretation is effective for financial statements issued after October 9, 2003. The Company has no variable interest entities that are not currently consolidated.

Inflation

The rate of inflation in healthcare related services has exceeded the rate experienced by the economy as a whole during the last several years. This inflation has increased our direct operating costs. We are also impacted by increases in insurance costs, including professional liability and healthcare insurance. Historically, we have been able to recoup the impact of such costs through increases in our billing rates. If we are unable to continue doing so, these and other increases in our direct operating costs may adversely affect us in the future.

DESCRIPTION OF PROPERTY

We do not own any real property. Our principal leases as of August 2004, are discussed below. We believe that our leases provide sufficient space for our needs and that adequate space can be obtained to meet our foreseeable business needs.

Corporate Headquarters. Our corporate headquarters is currently located at 777 Penn Center Boulevard, Suite 111, Pittsburgh, Pennsylvania, and is comprised of 4,632 square feet. The lease will expire in April 2010.

Ohio Office. Our branch office in Independence, Ohio, a suburb of Cleveland, Ohio, is located at Suite 900, Crown Centre, 5005 Rockside Road. The office space is comprised of approximately 2,000 square feet. The lease is for 39 months and expires in May 2007.

South Florida Office. Our branch office in Boca Raton, Florida is located at One Boca Place, 2255 Glades Road, Suite 324-A. The office space is comprised of approximately 900 square feet, with 2,600 square feet of common area. The lease expires in January 2005.

California Office. That part of our business that was formerly known as Pulse Healthcare Staffing, Inc. operates from 5750 Sunrise Blvd., Suite 215, Citrus Heights, California. The office is comprised of approximately 3,475 square feet and the lease will terminate on December 31, 2004.

New England Office. That part of our business that was formerly known as Care For Them, Inc. operates from 491 Maple Street, Suite 210, Danvers, Massachuettes. The office is comprised of approximately 700 square feet and the lease will terminate on August 31, 2008. The New England operation also has two placement offices located in Portsmouth, New Hampshire which is comprised of approximately 700 square feet with the lease terminating April 14, 2007 and the other placement office located in Nashua, New Hampshire which is comprised of approximately 700 square feet with the lease terminating May 31, 2005.

Orlando Office. That part of our business that was formerly known as Curley and Associates, LLC operates from 4550 Orange Boulevard, Sanford, Florida. The office is comprised of approximately 1,925 square feet and the lease will terminate on January 31, 2005.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Generally. Our common stock has traded on the OTC Bulletin Board since June 26, 2003, under the symbol “WHAI”. The following table sets forth, for the periods indicated, the high and low bids as reported by the OTC Bulletin Board. The prices in the table may not represent actual transactions. These quotations reflect inter-dealer prices, without retail markup, markdown or commissions.

	High	Low
2003
Second Quarter	$1.90	$1.70
Third Quarter	$2.20	$0.54
Fourth Quarter	$1.45	$0.58
2004
First Quarter	$1.99	$1.15
Second Quarter	$3.65	$1.93
Third Quarter (thru September 7, 2004)	$3.50	$2.02

As of September 21, 2004, the last reported sale price of our common stock on the OTC Bulletin Board was $2.91.

As of September 22, 2004, there were approximately 81 holders of record of our common stock. This number does not include stockholders for whom shares were held in a “nominee” or “street name.”

Dividends. We have never paid or declared cash dividends on our common stock. We currently intend to use available cash from operations in the operation and expansion of our business or to retire debt. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, capital requirements and such other factors as the Board deems relevant.

Share Redemptions. On December 6, 2003, we redeemed 8,000,000 shares of common stock each from Messrs. McDonald and Roup. We did not provide any consideration or compensation in connection with these redemptions. We effected these redemptions to reduce the long-term dilutive effect on our future earnings per share that would have been caused if these shares remained outstanding. Because we did not pay any consideration or compensation in connection with the redemptions, they did not have a material adverse affect on our cash position.

Effective December 15, 2003, in conjunction with the private placement of 2,750,000 shares of our common stock on December 24, 2003, we redeemed 1,375,000 common shares each from Messrs. McDonald and Roup. We did not provide any consideration or compensation in return for the redemption of the common stock.

Private Placement Transactions. Below are descriptions of the private placement transactions that we completed in December 2003, January 2004 and August 2004.

On December 24, 2003, we sold to Barron Partners, LP and certain investors (“Investors”) an aggregate of 2,750,000 shares of our common stock at $0.60 per share, for an aggregate purchase price of $1,650,000 (“Investment Shares”). In connection with this transaction, we also issued to the Investors three types of warrants, all of which expire five years from the date of issuance. We believe that the transaction was exempt from registration pursuant to Rule 506 and Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering as the recipient had sufficient knowledge and experience in financial and business matters that it was able to evaluate the merits and risks of an investment in us, it had access to the type of information normally provided in a prospectus, and the transaction was non-recurring and privately negotiated.

The first series of warrants (the “First Warrants”) provided the Investors the right to purchase up to 3,333,300 shares of our common stock. The First Warrants have an exercise price of $0.60 per share, resulting in proceeds of $2,000,000 to us upon their full exercise. All of the First Warrants were exercised in the second quarter of 2004. We believe that the transaction was exempt from registration pursuant to Rule 506 and Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering as the recipient had sufficient knowledge and experience in financial and business matters that it was able to evaluate the merits and risks of an investment in us, it had access to the type of information normally provided in a prospectus, and the transaction was non-recurring and privately negotiated.

The second series of warrants (the “Second Warrants”) provide the Investors the right to purchase 1,000,000 shares of our common stock. The Second Warrants have an exercise price of $1.50 per share, resulting in proceeds of $1,500,000 to us upon their full exercise. We may call, for $0.001 per warrant, the Second Warrants if the average price of our common stock exceeds 125% of the exercise price for twenty consecutive trading days and a registration statement that registers the shares underlying the Second Warrants for resale has been declared and remains effective for the same twenty consecutive trading days. We believe that the transaction was exempt from registration pursuant to Rule 506 and Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering as the recipient had sufficient knowledge and experience in financial and business matters that it was able to evaluate the merits and risks of an investment in us, it had access to the type of information normally provided in a prospectus, and the transaction was non-recurring and privately negotiated.

The third series of warrants (the “Third Warrants” and, together with the First Warrants and Second Warrants, the “Warrants”) provide the Investors the right to purchase 1,000,000 shares of our common stock. The Third Warrants have an exercise price of $2.00 per share, resulting in proceeds of $2,000,000 to us upon their full exercise. We may call, for $0.001 per warrant, the Third Warrants if the average price of our common stock exceeds 125% of the exercise price for twenty consecutive trading days and a registration statement that registers the shares underlying the Third Warrants for resale has been declared and remains effective for the same twenty consecutive trading days. We believe that the transaction was exempt from registration pursuant to Rule 506 and Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering as the recipient had sufficient knowledge and experience in financial and business matters that it was able to evaluate the merits and risks of an investment in us, it had access to the type of information normally provided in a prospectus, and the transaction was non-recurring and privately negotiated.

In connection with this transaction, we entered into a registration rights agreement. That agreement, in part, provides certain registration rights to the Investors, establishes payments to them based on a percentage of the purchase price of the Investment Shares and Warrants if certain registration obligations are unmet and contains customary cross-indemnification covenants between us and the Investors. We are required to cause the registration statement to become effective by July 24, 2004.

We utilized the proceeds from the sale of our common stock for general business purposes, debt restructuring and to fund our acquisition of certain assets of Superior Staffing. The finder’s fee associated with this transaction was $75,000.

Between April 1, 2004 and June 17, 2004, holders of all of the First Warrant issued in connection with Barron Partners, LP and Certain Investor transaction exercised their Warrant and acquired an aggregate of 3,333,330 shares of our restricted common stock by exercising warrants at a price of $0.60 per share for a total investment of $2,000,000.

On January 22, 2004, we sold to certain investors an aggregate of 2,000,000 shares of our common stock at $1.00 per share for an aggregate purchase price of $2,000,000. We believe that the transaction was exempt from registration pursuant to Rule 506 and Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering as the recipient had sufficient knowledge and experience in financial and business matters that it was able to evaluate the merits and risks of an investment in us, it had access to the type of information normally provided in a prospectus, and the transaction was non-recurring and privately negotiated.

In connection with this transaction, we entered into a registration rights agreement. This agreement provides, in part, certain “piggyback” registration rights that provide the investors the opportunity to register certain of their shares if we register any of our securities under the Securities Act of 1933 for our own account or for the account of others within a certain time period.

On January 30, 2004, we sold to Guerrilla Partners LP an aggregate of 100,000 shares of our common stock at $1.00 per share for an aggregate purchase price of $100,000. Additionally, we provided Guerrilla with Warrants to purchase shares of our Common Stock. The Warrant provided for Guerrilla to purchase 100,000 shares of our Common Stock. The Warrant has an exercise price of $1.00 per share resulting in proceeds of $100,000 to us upon its exercise and expires five years from the date of issuance (January 30, 2009). We believe that the transaction was exempt from registration pursuant to Rule 506 and Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering as the recipient had sufficient knowledge and experience in financial and business matters that it was able to evaluate the merits and risks of an investment in us, it had access to the type of information normally provided in a prospectus, and the transaction was non-recurring and privately negotiated.

In connection with this transaction, we entered into a registration rights agreement. The agreement provides, in part, certain “piggyback” registration rights that give the investor the opportunity to register certain of its shares if we register any of our securities under the Securities Act of 1933 for our own account or for the account of others within a certain time period.

We utilized the proceeds from the January sales of our common stock to the investors for general business purposes, debt restructuring and to fund our acquisition of certain assets of Superior Staffing. The finder’s fee associated with these two transactions was $62,000.

Effective August 4, 2004, we closed on an $11 million financing transaction with a group of private investors (“Investors”). The financing consisted of two components: (a) an equity portion for $4,317,500 and (b) a debenture portion for $6,682,500. We believe that the transaction was exempt from registration pursuant to Rule 506 and Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering as the recipient had sufficient knowledge and experience in financial and business matters that it was able to evaluate the merits and risks of an investment in us, it had access to the type of information normally provided in a prospectus, and the transaction was non-recurring and privately negotiated.

For the equity portion, we issued units consisting of restricted Common Stock and Warrants with an aggregate purchase price of $4,317,500. Upon closing on the Stock Purchase Agreement between us and the Investors, we issued 2,158,750 shares of our restricted Common Stock at $2.00 per share for an aggregate purchase price of $4,317,500. Additionally, we provided the Investors with a Warrant to purchase shares of our restricted Common Stock. We believe that the transaction was exempt from registration pursuant to Rule 506 and Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering as the recipient had sufficient knowledge and experience in financial and business matters that it was able to evaluate the merits and risks of an investment in us, it had access to the type of information normally provided in a prospectus, and the transaction was non-recurring and privately negotiated.

The Warrant provides for the Investors to purchase an aggregate of 647,625 shares of our restricted Common Stock. The Warrants, which expire five years from the date of issuance, have an exercise price of $3.50 per share, resulting in aggregate proceeds of $2,266,687 to us upon their exercise. We may call each Warrant, for $0.001 per warrant, if the average price of our Common Stock is 150% of the exercise price for twenty consecutive trading days and we have a Registration Statement effective for the same twenty consecutive trading days. We believe that the transaction was exempt from registration pursuant to Rule 506 and Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering as the recipient had sufficient knowledge and experience in financial and business matters that it was able to evaluate the merits and risks of an investment in us, it had access to the type of information normally provided in a prospectus, and the transaction was non-recurring and privately negotiated.

For the debenture portion, we issued units consisting of debentures and warrants to purchase shares of restricted Common Stock with an aggregate purchase price of $6,682,500. Upon closing on the Debenture Purchase Agreement between us and the Investors, we issued $6,682,500 of debentures with a 7  1/2% interest coupon. The debentures are convertible into restricted shares of our Common Stock at a conversion price of $2.15 per share, which would result in the issuance of 3,108,139 shares of our restricted Common Stock if all debentures are converted. We can force the conversion of the debentures into our shares restricted Common Stock if the average closing price of our shares of Common Stock on the trading market on which the common stock is then listed for trading exceeds 200% of $2.15 per share for twenty consecutive trading days and we have a Registration Statement effective for the same twenty consecutive trading days. If the debentures are not converted into our restricted Common Stock, they mature on August 4, 2007.

Additionally, we provided the Investors with a Warrant to purchase shares of our restricted Common Stock. We believe that the transaction was exempt from registration pursuant to Rule 506 and Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering as the recipient had sufficient knowledge and experience in financial and business matters that it was able to evaluate the merits and risks of an investment in us, it had access to the type of information normally provided in a prospectus, and the transaction was non-recurring and privately negotiated.

The Warrant provides the Investors with the right to purchase an aggregate of 932,442 shares of the Company’s restricted Common Stock. The Warrant, which expires five years from the date of issuance, has an exercise price of $2.596 per share, resulting in proceeds of $2,420,619 to the Company upon their exercise. We believe that the transaction was exempt from registration pursuant to Rule 506 and Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering as the recipient had sufficient knowledge and experience in financial and business matters that it was able to evaluate the merits and risks of an investment in us, it had access to the type of information normally provided in a prospectus, and the transaction was non-recurring and privately negotiated.

In connection with this transaction, we entered into a registration rights agreement. That agreement, in part, provides certain registration rights to the Investors. We are required to cause a registration statement to be filed by September 4, 2004. The agreement also requires us to provide certain “piggyback” registration rights that give the investor the opportunity to register certain of its shares if we register any of our securities under the Securities Act of 1933 for our own account or for the account of others within a certain time period.

We utilized the proceeds from the sale of its Common Stock and Debenture to retire certain outstanding long-term debt, including certain obligations stemming from our acquisition of Pulse Healthcare Staffing, Inc.

Other Transactions. In June 2003, we filed a Registration Statement on Form S-8 to register shares of our common stock for issuance to certain of our consultants and employees pursuant to written consulting and employment agreements and our 2003 Stock Grant Plan. The shares of common stock issued pursuant to the Form S-8 were issued in compliance with the requirements of Form S-8 and, to our knowledge, no such employee or consultant has transferred the shares in a manner that would violate the requirements of Form S-8.

In October 2003, we permitted and administered the private transfer of 250,000 registered shares of our common stock issued in the name of one promoter (with whom we had engaged prior to our acquisition of 100% of the outstanding common stock of Better Solutions, Inc. to provide consulting services and subsequently terminated that engagement), to another promoter who would provide similar consulting services to us.

In December 2003, we filed a post-effective amendment to our Registration Statement on Form SB-2 to deregister all shares that remained unsold under the Registration Statement. The Registration Statement related to the sale of shares of our common stock by the selling stockholders named therein. To our knowledge, all shares sold by the selling shareholders under the Registration Statement were sold in accordance with the Plan of Distribution set forth therein.

In October 2003, we terminated our agreement with the law firm that provided legal services relating to securities regulation. Following that termination and in response to an auditors response letter requesting a description of all contingent liabilities or unasserted claims known to the law firm, the Company’s former counsel wrote a letter to us raising the following items: (1) the possible contingent liability as result of a transfer of shares between two parties that were previously or currently affiliated with us; (2) disclosure issues regarding possible agreements or transfers of shares among shareholders, current or former, in private transactions using an escrow account; and (3) disclosure issues regarding the possible transfer of shares being used for payment of services through an S-8 registration. After trying to address these items with the former counsel on several occasions without success, we disclosed the information needed to address the items raised in the letter as follows: (1) the shares did come to rest with us during the transfer and neither the transferor nor the recipient party can be designated as an affiliate of ours; (2) the transfers among shareholders, current or former, in private transactions using an escrow account did not involve us nor did we benefit from any such transactions; and (3) the shares of common stock issued by us pursuant to the Form S-8 were issued in compliance with the requirements of Form S-8, pursuant to our 2003 Stock Grant Plan as disclosed in the Form S-8, and, to our knowledge, no such employee or consultant has transferred the shares in a manner that would violate the requirements of Form S-8.

PENNY STOCK CONSIDERATIONS:

Our shares are “penny stocks” as that term is generally defined in the Securities Exchange Act of 1934 as equity securities with a price of less than $5.00. Our shares may be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or “accredited investor” must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

Disclose commissions payable to the broker-dealer and its registered representatives and current bid and offer quotations for the securities;

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks;

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities if our securities become publicly traded. In addition, the liquidity for our securities may be adversely affected, with a corresponding decrease in the price of our securities. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for the fiscal years ended December 31, 2003 and 2002 the compensation awarded to, paid to, or earned by, our Chief Executive Officer and our four other most highly compensation executive officers whose total compensation during the last fiscal year exceeded $100,000.

	Annual Compensation							Long-Term Compensation
Name & Position	Year	Salary ($)		Bonus ($)	Other ($)			Restricted Awards($)	Stock Options (#)	L/TIP ($)	All Other
Marc D. Roup Chief Executive Officer/Director	2002 2003	$ $	187,500 133,000	0 0	$ $	21,012 19,000	* *	0 0	0 0	0 0	$ $	2,895 —	** **

Richard E. McDonald President/Principal Financial Officer/ Principal Accounting Officer/ Chairman of the Board of Directors	2002 2003	$ $	187,500 127,400	0 0	$ $	14,976 24,600	* *	0 0	0 0	0 0	$ $	1,755 —	** **

*	Refers to automobile lease payments that are made on behalf of Messrs. Roup and McDonald for their personal benefit. We paid automobile lease payments on behalf of Marc D. Roup in the amount of $2,207.38 monthly and on behalf of Richard E. McDonald in the amount of $2,045.72 monthly.
**	Refers to key man life insurance policy payments made on behalf of Messrs. Roup and McDonald. We paid annual key man life insurance premiums of $1,230 and $746 for our Chief Executive Officer and Chairman of the Board of Directors, respectively, in 2002. In 2003, the insurance policies were restructured and we became the beneficiary of the policies. Accordingly, there is no disclosure of these payments in 2003.

On June 23, 2004, Mr. Roup resigned as our Chief Executive Officer and from our Board of Directors. Mr. John Sercu was appointed as our Chief Operating Officer at that time.

Employment Agreements, Termination of Employment and Change-in-Control Arrangement

There are no employment agreements between Richard McDonald and us. There are no changes of control arrangements, either by means of a compensatory plan, agreement, or otherwise, involving our current or former executive officers.

Mr. Sercu, our Chief Operating Officer, entered into an employment agreement with us on May 1, 2004 that provides for a $250,000 annual base salary plus an annual discretionary bonus based upon, among other factors, our and Mr. Sercu’s performance. Upon execution of the employment agreement, Mr. Sercu received 500,000 shares of our restricted common stock. On July 1, 2004, and after the successful integration of Pulse Healthcare Staffing, Inc. into our operations, Mr. Sercu will receive an additional 500,000 shares of our restricted common stock. Mr. Sercu’s employment agreement expires on April 30, 2005, but contains one-year extensions provisions. Mr. Sercu is the Chief Executive Officer of Parker Services, Inc., a business owned by Mr. Sercu that does not compete in any way with us. Mr. Sercu may devote ten hours per month to the operations of Parker Services, Inc. Mr. Sercu’s agreement also contains a non-competition clause prohibiting him from competing with us for a period of two years following the termination of his employment with us.

Compensation of Directors

Our management intends to implement a program to acknowledge and compensate our non-employee directors for their contributions to us. Subject to ratification by our Board of Directors, we intend to compensate our non-employee directors in substantially the following manner: Non-employee directors will be reimbursed for the expenses that they incur in attending board meetings. The Chairman of the Audit Committee will receive $1,000 for attending our Annual Meeting of Stockholders. In addition, each non-employee director has received 10,000 shares of our restricted common stock.

Employee directors are not compensated in their role as directors.

FINANCIAL STATEMENTS

Our consolidated financial statements and related notes, which are attached to this Registration Statement on Form SB-2 beginning on page F-1, are incorporated herein by reference.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On February 20, 2003, we changed our independent accountants from Stark Winter Schenkein & Co., LLP to Daszkal Bolton, LLP. In connection with the change in our independent accountants, we filed a Form 8-K on February 26, 2003, reporting that: (a) we decided to dismiss Stark Winter Schenkein & Co., LLP as our independent accountants; (b) the financial statements reported on by Stark Winter Schenkein & Co., LLP were not subject to an adverse or qualified opinion or a disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles during the fiscal year, and the interim period through February 26, 2003, except that the financial statements for the year ended February 28, 2002 contained going concern qualifications; (c) the decision to change accountants was approved by our Board of Directors; (d) there were no disagreements related to accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the past fiscal year and the interim period through February 20, 2003; (e) on February 20, 2003, we engaged Daszkal Bolton LLP as our independent accountants; and (f) we did not consult with Daszkal Bolton LLP, our new independent accountants, regarding any matter prior to their engagement with us.

FINANCIAL STATEMENTS

World Health Alternatives, Inc.

Index to Consolidated Financial Statements

              World Health Alternatives, Inc. and Subsidiaries

For the Years Ended December 31, 2003 and 2002 (Audited) and the three and six months ended June 30, 2004 and 2003 (Unaudited)

Independent Auditors Report	F-2

Consolidated Balance Sheets at December 31, 2003 and 2002	F-3

Consolidated Balance Sheet at June 30, 2004 (Unaudited)	F-4

Consolidated Statements of Operations for the years ended December 31, 2003 and 2002	F-5

Consolidated Statements of Operations for the three months ended June 30, 2004 and 2003 (Unaudited)	F-6

Consolidated Statements of Operations for the six months ended June 30, 2004 and 2003 (Unaudited)	F-7

Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2003 and 2002 and for the six months ended June 30, 2004 (Unaudited)	F-8

Consolidated Statements of Cash Flows for the year ended December 31, 2003 and 2002	F-9

Consolidated Statements of Cash Flow for the six months ended June 30, 2004 and 2003 (Unaudited)	F-10

Notes to Consolidated Financial Statements	F-11

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders

World Health Alternatives, Inc. and subsidiary

We have audited the accompanying consolidated balance sheets of World Health Alternatives, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of World Health Alternatives, Inc. and subsidiary at December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DASZKAL BOLTON LLP

Boca Raton, Florida

February 27, 2004

World Health Alternatives, Inc. and Subsidiary

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
ASSETS
Current assets:
Cash	$177,699	$64,864
Accounts receivable-trade	1,115,257	157,957
Accounts receivable-other	75,000	—
Prepaid expenses	148,309	515

Total current assets	1,516,265	222,336

Property, plant and equipment, net	120,992	43,360

Intangible assets:
Covenant Not to Compete	1,500,000	—
Consultant Database	1,192,800	—
Non-Compete Agreements — Employees	538,993	—
Other Assets	38,000	—
Goodwill	152,207	—

	3,422,000	—

Total assets	$5,059,257	$266,696

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,032	$38,720
Accrued liabilities	189,190	40,222
Income taxes payable	18,190	27,000
Deferred income taxes payable due to factor	7,294	—
Current portion of notes payable	1,874,601	—

Total current liabilities	2,114,307	105,942

Long Term Liabilities:
Notes Payable, net of current portion	760,399	—
Commitments and Contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized, none issued and outstanding
Common stock, $0.0001 par value; 200,000,000 shares authorized, 23,638,243 and 33,000,000 shares issued and outstanding at December 31 2003 and 2002, respectively	2,364	3,300
Additional Paid In Capital	2,068,869	12,558
Retained earnings	113,318	144,896

Total shareholders’ equity	2,184,551	160,754

Total liabilities and shareholders’ equity	$5,059,257	$266,696

See accompanying notes to financial statements.

World Health Alternatives, Inc. and Subsidiaries

Consolidated Balance Sheet

June 30, 2004

(Unaudited)

ASSETS
Current assets:
Cash	$38,622
Accounts receivable-trade	8,377,874
Accounts receivable-due from seller	95,920
Prepaid expenses	179,893

Total current assets	8,692,309

Property, plant and equipment, net	488,872
Intangible assets	11,045,087
Goodwill	16,460,393

Total assets	$36,686,661

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$702,416
Accrued liabilities	1,103,958
Related party loan	1,518,571
Due to factors	6,403,042
Short-term notes payable—due sellers	14,419,670
Current and deferred income taxes payable	13,868
Current portion of notes payable	1,257,908

Total current liabilities	25,419,433

Notes Payable, net of current portion	1,008,063
Commitments and Contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized, none issued and outstanding
Common stock, $0.0001 par value; 200,000,000 shares authorized, 31,126,568 shares issued and outstanding	3,113
Additional Paid In Capital	10,606,886
Retained earnings (deficit)	(350,834)

Total shareholders’ equity	10,259,165

Total liabilities and shareholders’ equity	$36,686,661

See accompanying notes to financial statements.

World Health Alternatives, Inc. and Subsidiary

Consolidated Statement of Operations

For the Years Ended December 31, 2003 and 2002

	2003	2002
Sales	$3,693,337	$2,796,911
Cost of sales	2,093,543	1,781,865

Gross profit	1,599,794	1,015,046
Selling, marketing, and administrative expenses	1,481,521	865,904

Operating income	118,273	149,142
Other income (expense):
Interest expense	(152,050)	(74,146)
Interest income	135	588
Other income (expense)	548	2,517

Total other income (expense)	(151,367)	(71,041)

Net income (loss) before income tax	(33,094)	78,101
Income tax expense (benefit)	(1,516)	—

Net income (loss)	$(31,578)	$78,101

Net income per share:	$0.00	$0.00

Weighted average common shares outstanding	37,609,013	33,000,000

See accompanying notes to financial statements.

World Health Alternatives, Inc. and Subsidiaries

Consolidated Statement of Operations

For the Three Months Ended June 30, 2004 and 2003

(Unaudited)

	2004	2003
Sales	$5,561,518	$842,352
Cost of sales	3,810,683	510,038

Gross profit	1,750,835	332,314
Selling, marketing, and administrative expenses	1,758,182	327,973

Income (loss) from Operations	(7,347)	4,341

Other income (expense):
Interest expense	(213,343)	(37,787)
Interest income	741	19

Total other income (expense)	(212,602)	(37,768)

Loss before income tax	(219,949)	(33,427)
Income tax benefit (provision)	—	27,000

Net loss	$(219,949)	$(6,427)

Per share of common stock:

Basic	$(0.01)	$(0.00)

Dilutive	$(0.01)	$(0.00)

Weighted average number common shares basic and dilutive	28,701,393	38,986,704

See accompanying notes to financial statements.

World Health Alternatives, Inc. and Subsidiaries

Consolidated Statement of Operations

For the Six Months Ended June 30, 2004 and 2003

(Unaudited)

	2004	2003
Sales	$7,242,264	$1,785,239
Cost of sales	4,825,975	1,135,647

Gross profit	2,416,289	649,592
Selling, marketing, and administrative expenses	2,598,633	1,007,380

Loss from Operations	(182,344)	(357,788)

Other income (expense):
Interest expense	(284,443)	(70,787)
Interest income	2,635	132

Total other income (expense)	(281,808)	(70,655)

Loss before income tax	(464,152)	(428,443)
Income tax benefit (provision)	—	27,000

Net loss	$(464,152)	$(401,443)

Per share of common stock:
Basic	$(0.02)	$(0.01)

Dilutive	$(0.02)	$(0.01)

Weighted average number common shares basic and dilutive	26,961,576	38,909,046

See accompanying notes to financial statements.

World Health Alternatives, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

for the Years Ended December 31, 2003 and 2002 and

for the Six Months Ended June 30, 2004 (Unaudited)

	Common Stock		Additional Paid in Capital	Retained Earnings	Total
	Shares	Amount
Balance, December 31, 2001	$33,000,000	$3,300	$(3,100)	$66,795	$66,995
Capital contributions, net	—	—	15,658	—	15,658
Net income - December 31, 2002	—	—	—	78,101	78,101

Balance, December 31, 2002	33,000,000	3,300	12,558	144,896	160,754
Common stock issued in share exchange	4,725,400	473	(473)	—	—
Common stock issued for services	3,357,500	335	167,540	—	167,875
Common stock cancelled	(1,750,000)	(175)	(87,325)	—	(87,500)
Common stock cancelled	(18,750,000)	(1,875)	1,875	—	—
Common stock issues in connection with Superior acquisition	305,343	31	399,969	—	400,000
Common stock issues in connection with private placement, net of $75,000 of issuance costs	2,750,000	275	1,574,725	—	1,575,000
Net loss - December 31, 2003	—	—	—	(31,578)	(31,578)

Balance, December 31, 2003	23,638,243	2,364	2,068,869	113,318	2,184,551
Common stock issues in connection with private placement, net of $445,000 of issuance costs (unaudited)	2,100,000	210	1,654,790	—	1,655,000
Exercise of warrants for common stock, net of $113,000 of investment banking fees (unaudited)	3,333,300	333	1,886,647	—	1,886,980
Issuance of common stock in connection with acquisition of Pulse Healthcare Staffing, Inc. (unaudited)	1,350,000	136	3,264,164	—	3,264,300
Issuance of common stock in connection with acquisition of CurleyMed Staffing Solutions, LLC. (unaudited)	662,025	66	1,604,021	—	1,604,087
Issuance of common stock to employees (unaudited)	43,000	4	128,395	—	128,399
Net loss – June 30, 2004 (Unaudited)	—	—	—	(464,152)	(464,152)

Balance, June 30, 2004 (Unaudited)	31,126,568	$3,113	$10,606,886	$(350,834)	$10,259,165

See accompanying notes to financial statements.

World Health Alternatives, Inc. and Subsidiary

Consolidated Statements of Cash Flows

for the Years Ended December 31, 2003 and 2002

	2003	2002
Cash flows from operating activities:
Net income (loss)	$(31,578)	$78,101
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	17,068	11,924
Stock issued for services	80,375	—
(Increase) decrease in: Changes in assets and liabilities, net effects of Acquisitions
Accounts receivable	(72,534)	8,779
Other current assets	(147,794)	2,361
Increase (decrease) in:
Accounts payable	(13,688)	36,471
Accrued liabilities	23,968	(46,790)
Income taxes payable	(8,810)	(6,737)
Deferred income taxes payable	7,294	—

Net cash provided by (used in) operating activities	(145,699)	82,309

Cash flows from investing activities:
Purchases of property, plant and equipment	(28,466)	(38,905)
Acquisition of Superior Staffing Solutions	(1,500,000)	—
Increase in deferred acquisition costs	(38,000)	—

Net cash used by investing activities	(1,566,466)	(38,905)

Cash flows from financing activities:
Proceeds from private placement of common stock	1,575,000	—
Shareholders contributions	—	15,658
Proceeds from note payable	250,000	—
Loan proceeds, related party	—	56,104
Loan repayment, related party	—	(56,104)

Net cash provided by financing activities	1,825,000	15,658

Net increase in cash and cash equivalents	112,835	59,602
Cash and cash equivalents, beginning of year	64,864	5,802

Cash and cash equivalents, end of year	$177,699	$64,864

Supplementary disclosure of cash and non-cash activities:
Cash paid for interest	$152,050	$74,146

Cash paid for income taxes	$—	$6,737

Cancelled common stock	$87,500	$—

Note payable issued as part of Superior Staffing acquisition	$2,385,000	$—

See accompanying notes to financial statements.

World Health Alternatives, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

for the Six Months Ended June 30, 2004 and 2003

(Unaudited)

	2004	2003
Cash flows from operating activities:
Net loss	$(464,152)	$(401,443)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	618,007	8,366
Stock issued for services	128,399	80,375
(Increase) decrease in: Changes in assets and liabilities, net effects of Acquisitions
Accounts receivable	(210,516)	(2,986)
Prepaid expenses	13,637	(28,789)
Increase (decrease) in:
Accounts payable	(356,398)	(32,570)
Accrued liabilities	211,431	53,424
Income taxes payable	(11,616)	(27,000)

Net cash used in operating activities	(71,208)	(350,623)

Cash flows from investing activities:
Purchases of property, plant and equipment	(16,997)	(24,452)
Acquisitions of businesses	(1,901,711)	—

Net cash used by investing activities	(1,918,708)	(24,452)

Cash flows from financing activities:
Proceeds from note payable	1,725,520	225,000
Net increase in due from factor	549,905	2,235
Payment of note payable	(5,485,137)	—
Advance from related party	1,518,571	96,350
Net proceeds from exercise of stock warrants	1,886,980	—
Proceeds from private placement of common stock	1,655,000	—

Net cash provided by financing activities	1,850,839	348,585

Net decrease in cash	(139,077)	(26,490)
Cash, beginning of period	177,699	64,864

Cash, end of period	$38,622	$38,374

Supplementary disclosure of cash and non-cash activities:
Cash paid for interest	$122,619	$70,787

Cash paid for income taxes	$12,000	$—

Cancelled Common Stock	$—	$87,500

Note payable issued as part of acquisition of businesses	$16,940,530	$87,500

Common stock issued for acquisitions	$4,868,387	$—

See accompanying notes to financial statements.

World Health Alternatives, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

for the Years Ended December 31, 2003 and 2002 (Audited)

and June 30, 2004 and 2003 (Unaudited)

NOTE 1 - NATURE OF OPERATIONS

World Health Alternatives, Inc. (the “Company”) and its wholly owned subsidiaries provide medical staffing services to hospitals and other healthcare facilities. The Company places medical professionals, such as nurses, doctors, pharmacists and medical technicians, on either an hourly or permanent consulting basis and charges their clients a fee for this service. The Company has provided staffing services to over 2000 healthcare facilities throughout the United States and operates offices in Pennsylvania, California, Massachusetts, New Hampshire, Ohio, and Florida.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all investments purchased with an original maturity of less than three months to be cash equivalents. As of June 30, 2004, December 31, 2003 and 2002, the Company had no cash equivalents.

Revenue Recognition and Accounts Receivable

The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been performed, price is fixed or determinable and collectibility is reasonably assured. The Company recognizes revenue on service contracts as services are performed. At the end of a period an accrual of accounts receivable and revenue is made for services performed but not as yet billed to customers. Permanent placement fees are recognized upon the customer’s agreement to the placement.

Property, Plant and Equipment

Property, plant and equipment is carried at cost. Depreciation is computed using the straight-line method over the following estimated lives:

Software	3 years
Computer equipment	5 years
Furniture and fixtures	7 years

Intangible Assets

Intangible assets are carried at the fair value as determined in accordance with Financial Accounting Standards Board No. 141, “Business Combinations.” Amortization is computed using the straight-line method over an estimated useful life of 3 and 5 years.

The Company defers the costs associated with evaluating potential acquisition candidates and preparing the related acquisition agreements as Other Assets. Once an acquisition is completed, the deferred acquisition costs are capitalized and allocated as part of the purchase price allocation. Costs associated with acquisitions that are not ultimately consummated are written off to expense in the period when the Company determines that it is no longer pursuing the potential acquisition.

Advertising

The Company expenses advertising costs as incurred. The Company incurred advertising expenses of approximately $23,031, $16,528 and $26,184 during the six months ended June 30, 2004 and the years ended December 31, 2003 and 2002, respectively. These amounts are included in selling, marketing and administrative expenses.

Income Taxes

The Corporation provides for income taxes under the liability method as required by SFAS No. 109.

Deferred income taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based on enacted laws and applicable rates.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following at June 30, 2004, December 31, 2003 and 2002:

	2004	2003	2002
	(unaudited)
Computers and equipment	$376,514	$107,096	$48,318
Software	68,219	16,218	3,929
Furniture and fixtures	109,202	30,289	6,656

	553,935	153,603	58,903
Less: accumulated depreciation	(65,063)	(32,611)	(15,543)

	$488,872	$120,992	$43,360

Depreciation expense for the years ended December 31, 2003 and 2002 was $17,068 and $11,924, respectively and for the six months ended June 30, 2004 and 2003, was $32,452 and $8,366, respectively..

NOTE 4 - INTANGIBLE ASSETS

As the Superior Staffing Solutions, Inc. (“Superior Staffing”) acquisition closed just prior to year-end, no amortization of intangibles was recorded for the year ending December 31, 2003 (See Note 15). Estimated annual amortization expense for the intangibles created by the Superior Staffing acquisition will be $646,359 for the years ending December 31, 2004 – 2008. Amortization for the six months ended June 30, 2004 was $585,555 and included amortization related to the three acquisitions completed in the second quarter of 2004. The goodwill related to the Superior Staffing acquisition will be reviewed annually for impairment.

The intangibles are being amortized on a straight-line basis over three and five years. The amortization periods are based upon the expected useful life of the asset except for the non-compete agreement, which is based upon the period stipulated in the Asset Purchase Agreement. The intangibles and goodwill will be evaluated annually as to possible impairment and a provision will be made if necessary.

At June 30, 2004 and December 31, 2003 intangible assets consisted of the following:

	June 30, 2004	December 31,2003
	(unaudited)
Covenants Not to Compete	$3,230,968	$2,038,993
Consultant Databases	3,097,113	1,192,800
Customer Lists	4,072,385	—
Employment Agreements	1,209,000	—
Deferred Acquisition Costs	—	38,000

	11,609,476	3,269,793
Accumulated Amortization	(564,389)	—

Net	$11,045,087	$3,269,793

Prospectively, amortization of the intangibles created by the four acquisitions completed by June 30, 2004 will be $2,487,329 annually.

NOTE 5 - LEASE OBLIGATIONS

The Company leases premises, automobiles, furniture and fixtures under operating lease agreements with unrelated parties. Future minimum rental commitments under these noncancellable operating leases are as follows:

For the Year Ending December 31,
2004	$220,123
2005	139,032
2006	130,372
2007	91,078
2008	84,920
Thereafter	116,572

Total minimum rental commitment	$782,097

Rental expense of approximately $176,111 and $91,060 was incurred in connection with these leases in 2003 and 2002, respectively.

NOTE 6 - ACCOUNTS RECEIVABLE

Pursuant to a factoring agreement, Advance Payroll Funding, Inc. acts as the Company’s factor for the majority of its receivables, which are sold with recourse on a pre-approved basis. Fees for accounts receivables purchased by Advance Payroll Funding, Inc. include a flat rate of 1.2% for the first 10 day an account is outstanding. An additional fee of 0.60% is payable for each 20 days period that an account is outstanding after the initial 20 days. For the six months ended June 30, 2004 and 2003, the factoring charge amounted to $35,215 and $0, respectively. The Company’s obligations to Advance Payroll Funding, Inc. are collateralized by substantially all of the Company’s assets. Maximum funding under the Advance Payroll Funding, Inc. agreement is $10,000,000.

Pursuant to a factoring agreement, Amerisource Funding, Inc. acts as the Company’s factor for some of its receivables, which are sold with recourse on a pre-approved basis. Fees for accounts receivables purchased by AmeriSource Funding, Inc. include a flat rate of 3.5% for the first 35 days an account is outstanding. An additional fee of 0.12% per day begins on the 36th day the account is outstanding. For the six months ended June 30, 2004 and 2003, the factoring charge amounted to $126,608 and $65,044, respectively. The Company’s obligations to Amerisource Funding, Inc. are collateralized by substantially all of the Company’s assets and are guaranteed by the Company’s President, Richard E. McDonald. Maximum funding under the Amerisource Funding, Inc. agreement is $850,000.

NOTE 7 - INCOME TAXES

The significant components of the Company’s deferred tax liabilities and assets as of December 31, 2003 and 2002 are as follows:

	2003	2002
Deferred tax liabilities:
Depreciation	$(6,205)	$—
Other	(1,089)	—

Total deferred tax liabilities	(7,294)	—
Deferred tax assets:
Net operating loss	—	7,005

Total deferred tax assets	—	7,005
Valuation allowance for deferred tax assets	—	(7,005)

Net deferred tax assets	—	—

Deferred tax liabilities	$(7,294)	$—

Significant components of the provision (benefit) for income taxes are as follows:

	2003	2002
Federal
Current	$(15,384)	$—
Deferred	10,879	—

	(4,505)	—
State
Current	6,574	$—
Deferred	3,420	—

	9,994	—
Change in valuation allowance	(7,005)	—

Total income tax provision (benefit)	$(1,516)	$—

The reconciliation of income tax computed at the federal statutory rates to income tax expense is as follows:

	2003	2002
Tax at statutory rate (benefit)	$(11,252)	$26,554
State income taxes, net of federal tax benefit	6,596	3,922
Effect of non-temporary differences	10,145	(30,476)
Net operating loss carryforward		(7,005)
Change in valuation allowance	(7,005)	7,005

	$(1,516)	$—

On January 1, 2002, Better Solutions, Inc., with the consent of its shareholders, elected under the Internal Revenue Code to be an S Corporation. In lieu of corporation income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the company’s taxable income. As a result of this conversion, the Company estimated $27,000 in taxes due to built-in gains taxes at December 31, 2002. No such taxes were due, resulting in a tax benefit of $27,000 in 2003. Therefore, no provision or liability for federal or state income taxes has been included in the accompanying financial statements for 2002. The current year provision is required as the consolidated entity had earnings for the ten and one-half month period in 2003 subsequent to the acquisition of Better Solutions. Better Solutions (the S Corporation) has a loss for the one and one-half month period prior to its acquisition by the Company. The shareholders of Better Solutions will receive the benefit of that loss when they file their income tax returns for 2003.

No income taxes were provided for the three and six months ended June 30, 2004 and 2003 due to the current period loss. The benefit recognized in the three and six month periods ended June 30, 2003 was due to Company estimated $27,000 in taxes due to built-in gains taxes at December 31, 2002 relating to Better Solutions. No such taxes were due, resulting in a tax benefit of $27,000 in 2003.

NOTE 8 - SALES CONCENTRATION

In 2002, one customer accounted for 10.8% of sales. No customer accounted for more than 10% of sales in 2003.

NOTE 9 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments are cash, accounts receivable, accounts payable and notes payable. The approximate fair value of these items are based on the nature of their payment terms.

NOTE 10 - ACQUISITION OF BETTER SOLUTIONS, INC.

On February 20, 2003, the Company completed the acquisition of 100% of the outstanding common stock of Better Solutions, Inc. in exchange for 33,000,000 newly issued shares of our common stock outstanding. For accounting purposes, the acquisition was treated as a recapitalization of the Company. The value of the net assets of the Companies after completion of the acquisition was the same as their historic book value.

NOTE 11 - NOTE PAYABLE

On January 8, 2003, the Company entered into a promissory note agreement with PNC Bank providing for a $250,000 revolving line of credit. Under the terms of the agreement, the Company is required to pay a 6.25% per annum interest rate on any unpaid principal balance. The note matures on January 8, 2005 and is secured by the personal property of two officers of the Company who are significant shareholders of the Company.

Effective December 22, 2003, the Company acquired selected assets (the accounts receivable, intangible assets and furniture and equipment) of Superior Staffing Solutions, Inc. for $4.2 million, consisting of $1.5 million in cash paid at closing, with a $1.585 million payable 30 days after the closing and 305,343 shares of the Company’s restricted common stock valued at $1.31 per share. In addition, the Company will pay $800,000 in cash, plus interest, paid in ten quarterly payments of $95,030 beginning March 31, 2004.

Notes payable consisted of the following as of June 30, 2004 and December 31, 2003. There were no notes payables as of December 31, 2002:

	2004 (unaudited)	2003
Promissory note with PNC Bank.	$250,000	$250,000
Purchase note to Superior Staffing payable 30 days after closing (January 21, 2004) with no interest	—	1,585,000
Term note to Superior Staffing payable in ten Quarterly installments of principal and interest of $95,030 beginning March 31, 2004, with interest at 6%	654,242	800,000
Term note to CurelyMed payable in eight Quarterly installments of principal and interest of $70,898 beginning September 30, 2004, with interest at 7%	525,000	—
Pulse employee notes payable monthly through October 31, 2004 with no interest	771,775	—
Other	64,954	—

Total Notes Payable	2,265,971	2,635,000
Less Current Portion	1,257,908	1,874,601

Total Notes Payable, Net of Current Portion	$1,008,063	$760,399

Principal payments for future years are as follows:

December 31, 2004 (Six months)	$1,257,908
December 31, 2006	873,554
December 31, 2007	109,676
December 31, 2008	16,342
December 31, 2009	8,491
Thereafter	—

Total Notes Payable	$2,265,971

NOTE 12 - COMMON STOCK

During 2003, the Company issued 3,357,500 shares of common stock to consultants and attorneys. The Company valued the shares at the estimated fair market value ($0.05 per share) and recorded stock based compensation of $167,875. The Company then cancelled 1,750,000 shares of common stock issued to a consultant, valued at $0.05 per share, and recorded an adjustment to stock based compensation of $87,500.

On December 6, 2003, the Company redeemed 8,000,000 shares of common stock each from Richard E. McDonald and Marc D. Roup, the two executive officers of the Company. The Company did not pay any consideration or consideration in connection with the redemption.

Effective December 15, 2003, in conjunction with the financing transaction discussed in Note 13, the Company redeemed 1,375,000 common shares each from Marc Roup and Richard McDonald, executive officers of the Company, in connection with the 2,750,000 common share issuance.

NOTE 13 - EQUITY FINANCING

On December 24, 2003, the Company closed on a financing transaction with Barron Partners, LP and certain investors (the “Investors”). Upon the closing on the Stock Purchase Agreement, the Company issued 2,750,000 shares of its Common Stock (the “Investment Shares”) at $0.60 per share for an aggregate purchase price of $1,650,000. In connection with this transaction, the Company issued three warrants to the investors. The Company incurred $75,000 of costs in connection with the private placement which were offset against Additional Paid in Capital.

The First Warrant provides the Investors with the right to purchase 3,333,300 shares of the Company’s Common Stock. The First Warrant has an exercise price of $0.60 per share resulting in proceeds of $2,000,000 to the Company upon its full exercise and expires five years from the date of issuance (December 2008). The Company may call, for $0.001 per warrant, the First Warrant if the average price of the Company’s Common Stock is 122% of the exercise price for twenty consecutive trading days and the Company has a Registration Statement effective for the same twenty consecutive trading days. The First Warrant contains a put provision on behalf of the Company providing that, if at any time the Company enters into a Definitive Purchase and Sale Agreement with a company which meets certain predefined criteria, the Company may require the Investors to exercise the First Warrant. Such put provision shall be exercisable for a period of ten business days after the execution of a Definitive Purchase and Sale Agreement. Between April 1, 2004 and June 17, 2004, Barron Partners and certain investors who were party to the December 24, 2003 private placement acquired an aggregate of 3,333,330 shares of our restricted common stock by exercising warrants at a price of $0.60 per share for a total investment of $1,999,980. Included in that total was the acquisition of 2,666,640 shares of our common stock by Barron Partners, LP, the lead investor in the December 24, 2003 private placement. The Company paid an investment banking fee of $113,000 relative to the exercise of the warrants, which was offset against Additional Paid in Capital.

The Second Warrant provides the Investors with the right to purchase 1,000,000 shares of the Company’s Common Stock. The Second Warrant has an exercise price of $1.50 per share resulting in proceeds of $1,500,000 to the Company upon its full exercise and expires five years from the date of issuance (December 2008). The Company may call, for $0.001 per warrant, the Second Warrant if the average price of the Company’s Common Stock exceeds 125% of the exercise price for twenty consecutive trading days and the Company has a Registration Statement effective for the same twenty consecutive trading days.

The Third Warrant provides the Investors with the right to purchase 1,000,000 shares of the Company’s Common Stock. The Third Warrant has an exercise price of $2.00 per share resulting in proceeds of $2,000,000 to the Company upon its full exercise and expires five years from the date of issuance (December 2008). The Company may call, for $0.001 per warrant, the Third Warrant if the average price of the Company’s Common Stock exceeds 125% of the exercise price for twenty consecutive trading days and the Company has a Registration Statement effective for the same twenty consecutive trading days.

In connection with this transaction, the Company entered into a registration rights agreement. That agreement, in part, provides certain registration rights to the Investors, establishes payments to them based on a percentage of the purchase price of the Investment Shares and the three warrants if certain registration obligations are unmet and contains customary cross-indemnification on covenants between the Company and the Investors.

In conjunction with the aforementioned financing, the Company redeemed 1,375,000 common shares each from Marc Roup and Richard McDonald, executive officers of the Company, in connection with the 2,750,000 common share issuance. Additionally, the Company will redeem up to 1,250,000 common shares each from Messrs. Roup and McDonald, in connection with the 3,333,300 common share issuance from the exercise of the First Warrant. The Company did not and will not provide any consideration or compensation to Messrs. Roup and McDonald in return for the redemption of their common stock.

The Company utilized the proceeds from the sale of its common stock for general business purposes, debt restructuring and to fund its acquisition of certain assets of Superior Staffing Solutions, Inc. The finder’s fee associated with this transaction was $75,000.

On January 22, 2004, the Company closed on a financing transaction with certain investors pursuant to which the Company issued an aggregate of 2,000,000 shares of its Common Stock at $1.00 per share, for an aggregate purchase price of $2,000,000. The Company previously indicated that it would redeem a total of 2,000,000 shares of common stock from Messrs. McDonald and Roup, executive officers of the Company, and another shareholder for no additional consideration

On January 30, 2004, the Company closed on a financing transaction with Guerrilla Partners L.P. pursuant to which the Company issued an aggregate of 100,000 shares of its Common Stock at $1.00 per share, for an aggregate purchase price of $100,000. The finder’s fee associated with these two transactions was $62,000, with the offset against Additional Paid in Capital.

NOTE 14 - NET INCOME PER COMMON SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	For the Years Ended December 31,
	2003	2002
Numerator:
Net Income (Loss)	$(31,578)	$78,101

Denominator:
Denominator for basic earnings per share—weighted average shares	37,609,013	33,000,000
Effect of dilutive securities:
Warrants	—	—

Dilutive potential common shares	—	—

Denominator for diluted earnings per share—adjusted weighted-average shares and assumed conversions	39,609,013	33,000,000

Basic earnings per share	$0.00	$0.00

Diluted earnings per share	$0.00	$0.00

At December 31, 2003 and 2002, 5,333,300 and 0 warrants, respectively, were not included in the calculation of diluted earnings per share as their inclusion would have been antidilutive.

	For the Three Months Ended June 30,
	2004	2003
Numerator:
Net Loss	$(219,949)	$(6,427)

Denominator:
Denominator for basic earnings per share—weighted average shares	28,701,393	38,986,704
Effect of dilutive securities:
Warrants	—	—

Dilutive potential common shares	—	—

Denominator for diluted earnings per share—adjusted weighted-average shares and assumed conversions	28,701,393	38,986,704

Basic earnings per share	$(0.01)	$(0.00)

Diluted earnings per share	$(0.01)	$(0.00)

	For the Six Months Ended June 30,
	2004	2003
Numerator:
Net Loss	$(464,152)	$(401,443)

Denominator:
Denominator for basic earnings per share—weighted average shares	26,961,576	38,909,046
Effect of dilutive securities:
Warrants	—	—

Dilutive potential common shares	—	—

Denominator for diluted earnings per share—adjusted weighted-average shares and assumed conversions	26,961,576	38,909,046

Basic earnings per share	$(0.02)	$(0.01)

Diluted earnings per share	$(0.02)	$(0.01)

At June 30, 2004 and 2003, 2,100,000 and 0 warrants, respectively, were not included in the calculation of diluted earnings per share as their inclusion would have been antidilutive.

NOTE 15—ACQUISITION OF SUPERIOR STAFFING SOLUTIONS, INC.

Effective December 22, 2003, the Company acquired selected assets (the accounts receivable, intangible assets and furniture and equipment) of Superior Staffing for $4.285 million, consisting of $1.5 million in cash paid at closing, with a $1.585 million payable 30 days after the closing and 305,343 shares of the Company’s restricted common stock valued at $1.31 per share (representing the ten days average closing price of the Company’s common stock prior to the closing). In addition the Company will pay $800,000 in cash, plus interest, to be paid in ten quarterly payments of $95,030 beginning March 31, 2004. The acquisition was accounted for using the purchase method of accounting. The operations of the former Superior Staffing operation were included in the Company’s consolidated statement of operations from December 22, 2003.

Superior Staffing operated a medical staffing business in the Pittsburgh area with approximately $5.5 million of revenues for 2003. Superior Staffing’s business is similar to the Company’s business model and the operations of Superior Staffing and the Company are being combined to achieve expected operating efficiencies and to provide the Company’s Pittsburgh customers with a wider selection of consultants.

The following summarizes the fair value of the assets of Superior Staffing acquired and the liabilities of Superior Staffing assumed:

Accounts receivable	$959,766
Furniture and equipment	66,234
Accrued payroll	(125,000)

Net Assets	$901,000

The accounts receivable and furniture and equipment acquired from Superior Staffing were valued at the net book value on Superior Staffing’s books prior to the purchase ($959,766 and $66,234, respectively.) The purchase resulted in the establishment of the following intangible assets based upon a valuation: a) Non-compete agreement - $1,500,000, b) Consultant database - $1,192,800, c) Non-compete agreements with employees - $538,993 and d) Goodwill - $152,207.

NOTE 16 - SUBSEQUENT EVENTS – WARRANT EXERCISES

On December 24, 2003, the Company entered into a Stock Purchase Agreement with Barron Partners, LP (“Barron Partners”) and certain investors pursuant to which the Company issued an aggregate of 2,750,000 shares of its Common Stock at $0.60 per share for an aggregate purchase price of $1,650,000 and a First Warrant exercisable for shares of its Common Stock for $0.60 per share for an aggregate purchase price of $2,000,000.

Between April 1, 2004 and June 17, 2004, Barron Partners and certain investors who were party to the December 24, 2003 private placement acquired an aggregate of 3,333,330 shares of our restricted common stock by exercising warrants at a price of $0.60 per share for a total investment of $1,999,980. Included in that total was the acquisition of 2,666,640 shares of our common stock by Barron Partners, LP, the lead investor in the December 24, 2003 private placement. The Company paid an investment banking fee of $113,000 relative to the exercise of the warrants, which was offset against Additional Paid in Capital.

NOTE 17 - SUBSEQUENT EVENTS – ACQUISITIONS

•	PULSE HEALTHCARE STAFFING, INC.

On April 30, 2004, the Company executed a stock purchase agreement, subsequently amended on May 19, 2004, May 28, 2004 and June 22, 2004 (the stock purchase agreement and the amendments thereto shall be referred to collectively as the “Stock Purchase Agreement”), thereby completing the Company’s acquisition of all of the stock of Pulse Healthcare Staffing, Inc., a California corporation (“Pulse”). Pulse was a medical staffing company located in Citrus Heights, California, that placed nurses in healthcare facilities for contractually defined assignment periods and on a permanent basis. Pulse had approximately 175 clients across seven western states, with California being its largest market and a database of approximately 20,000 nurses. The Company intends to retain Pulse’s current infrastructure, including its management team and key employees, and will operate Pulse as a wholly owned subsidiary of the Company.

Pursuant to the terms and conditions of the Stock Purchase Agreement, the Company received 100,000 shares of Pulse, representing all of the issued and outstanding shares of Pulse’s common stock, for $14,924,075, subject to a working capital adjustment, and 200,000 shares of the Company’s restricted common stock valued at $2.42 per share. The purchase price was allocated to the Controlling Management Shareholder, the Principal Shareholder and the Remaining Shareholders as follows:

As consideration for the acquisition, the Company paid the Controlling Management shareholder the aggregate purchase price of $12,906,075 and an aggregate of 100,000 shares of the Company’s restricted common stock. The cash consideration shall be paid as follows:

•	$438,000 payable at closing;

•	$9,065,000 payable on or before July 12th, 2004 of which $3,260,000 remains payable;

•	$1,250,000 to be deposited into an escrow account on or before June 14, 2004, and shall be distributed, after the working capital adjustment, in accordance with the terms of the Stock Purchase Agreement and the Escrow Agreement (attached as an exhibit to the Stock Purchase Agreement). The parties have agreed that the payments from the escrow account will be subject to adjustment based on actual working capital (the current assets of Pulse minus the current liabilities of Pulse) and any indemnification claims against the Controlling Management Shareholder.

After June 14, 2004:

•	$1,000,000 payable six months following the closing date of the Stock Purchase Agreement;

•	$1,000,000 payable twelve months following the closing date of the Stock Purchase Agreement.

As consideration for this acquisition, the Company will pay the Principal Shareholder the aggregate purchase price of $750,000 and 100,000 shares of the Company’s restricted common stock. The cash consideration shall be paid as follows:

•	$50,000 payable at closing;

•	$250,000 payable by May 28, 2004;

•	$450,000 payable on or before June 14, 2004.

As consideration for this acquisition, the Company will pay the Remaining Shareholders the aggregate purchase price of $1,112,000. The cash consideration shall be paid as follows:

•	$512,000 payable at closing;

•	$50,000 payable by May 28, 2004;

•	$250,000 payable on or before June 14, 2004.

In addition, the shares of the Controlling Management Shareholder that the Company received are pledged as security against the Company’s payment of all the consideration to be paid to the Controlling Management Shareholder, the Principal Shareholder and one of the Remaining Shareholders, pursuant to the terms and conditions of a pledge agreement.

Additionally, a number of past employees of Pulse received payments to resolve any preacquisition contingencies relating to Pulse as part of the stock acquisition agreement. These past employees were required to execute releases covering any prior ownership claims and/or any other claims against Pulse. Additionally, they entered into employment agreements with the Company. The past employees received an aggregate payment of $1,000,000 at closing and will receive an aggregate $200,000 for each of the succeeding five months. Additionally, certain management employees received a total of 650,000 shares of the Company’s restricted common stock as part of their release of claims against Pulse. Furthermore, the former Chief Executive Officer of Pulse entered into an employment agreement with the Company. As part of that agreement he received 500,000 shares of the Company’s restricted common stock with another 500,000 shares of the Company’s restricted common stock contingently issuable upon the successful integration of Pulse’s operations into the Company.

On or about July 14, 2004, certain selling shareholders of Pulse Healthcare Staffing, Inc. (“Pulse”) who were parties to a Stock Purchase Agreement with the Company, as amended (the “Purchase Agreement”), alleged that as of such date they were owed approximately $9.2 million in aggregate pursuant to the Purchase Agreement and that the Company was in breach of the Purchase Agreement. The Company has since made payments to the Sellers and reduced the amounts allegedly owed currently under the Purchase Agreement to less than approximately $4 million. Furthermore, the certain selling shareholders of Pulse have reached an agreement in principle with the Company to enter into an amendment to the Purchase Agreement to resolve the alleged breach of the Purchase Agreement, although such an amendment has not yet been executed.

•	ACQUISITION OF CURLEY AND ASSOCIATES, LLC

Effective June 1, 2004, the Company acquired selected assets (primarily fixed assets) and assumed selected liabilities of Curley and Associates, LLC, a Florida corporation

(“CurleyMed”). CurleyMed was a medical staffing company located in Stanford, Florida, which specialized in travel placements of allied healthcare professionals. CurleyMed had approximately 200 clients in over 40 states. The Company intends to retain CurleyMed’s current infrastructure, including its management team and key employees.

The terms of the asset purchase included a $200,000 cash payment at closing, an $800,000 short-term promissory note, a $525,000 two-year promissory note and 662,025 shares of the Company’s restricted common stock valued at $2.42 per share. Additionally, the owners of CurleyMed will receive contingent payments in the form of an earnout equal to the greater of 25% of the gross profit in 2004, 2005 and 2006 in excess of the 2003 actual gross profit, or 50% of the net income in 2004, 2005 and 2006 in excess of the 2003 actual net income.

•	ACQUISITION OF CARE FOR THEM, INC.

Effective May 7, 2004, the Company acquired selected assets (primarily accounts receivable and fixed assets) and assumed selected liabilities of Care for Them, Inc., a Massachusetts corporation (“Care For Them”). Care For Them was a medical staffing company located in Danvers, Massachusetts that placed nurses in healthcare facilities for contractually defined assignment periods or on a permanent basis. Care For Them had been in business since 1995 and operated an office in the Boston metropolitan area and two offices in southern New Hampshire, primarily supplying nurses to local hospitals, assisted living homes and family medical practices. The Company intends to retain Care For Them’s current infrastructure, including its management team and key employees.

The terms of the asset purchase were $242,000 of cash at closing. Additionally, the owner of Care For Them will receive contingent payments in the form of an earnout equal to 25%, 10% and 10% of the gross profit in 2004, 2005 and 2006, respectively, in excess of the 2003 actual gross profit.

The following unaudited pro forma condensed results of operations assume that the acquisitions of the three aforementioned businesses were consummated on January 1, 2004 and 2003:

	Six months ended June 30,
	2004	2003
Sales	$23,759,956	$18,576,505

Net Income (Loss)	$543,339	$(1,896,035)

Net income (loss) per common shares	$0.02	$(0.05)

Weighted average shares outstanding	28,545,520	40,921,071

	Three months ended June 30,
	2004	2003
Sales	$10,534,301	$9,069,091

Net Income (Loss)	$13,015	$(416,332)

Net income (loss) per common shares	$(0.00)	$(0.01)

Weighted average shares outstanding	29,857,256	40,998,729

NOTE 18 - SUBSEQUENT EVENTS – FINANCINGS

Effective August 4, 2004, the Company closed on an $11 million financing transaction with a group of private investors (“Investors”). The financing consisted of two components: (a) an equity portion for $4,317,500 and (b) a debenture portion for $6,682,500.

For the equity portion, the Company issued units consisting of 2,158,750 shares of restricted Common Stock and Warrants to purchase 647,625 shares of restricted common stock with an aggregate purchase price of $4,317,500. Upon closing on the Stock Purchase Agreement between the Company and the Investors, the Company issued 2,158,750 shares of its restricted Common Stock at $2.00 per share for an aggregate purchase price of $4,317,500. Additionally, the Company provided the Investors with a Warrant to purchase shares of the Company’s restricted Common Stock.

The Warrant provides for the Investors to purchase an aggregate of 647,625 shares of the Company’s restricted Common Stock. The Warrants, which expire five years from the date of issuance, have an exercise price of $3.50 per share, resulting in aggregate proceeds of $2,266,687 to the Company upon their exercise. The Company may call each Warrant, for $0.001 per warrant, if the average price of the Company’s Common Stock is 150% of the exercise price for twenty consecutive trading days and the Company has a Registration Statement effective for the same twenty consecutive trading days.

For the debenture portion, the Company issued units consisting of debentures and warrants to purchase shares of restricted Common Stock with an aggregate purchase price of $6,682,500. Upon closing on the Debenture Purchase Agreement between the Company and the Investors, the Company issued $6,682,500 of debentures with a 7 1/2% interest coupon. The debentures are convertible into restricted shares of Common Stock of the Company at a conversion price of $2.15 per share, which would result in the issuance of 3,108,139 shares of the Company’s restricted Common Stock if all debentures are converted. The Company can force the conversion of the debentures into shares of the Company’s restricted Common Stock if the average closing price of the Company’s shares of Common Stock on the trading market on which the common stock is then listed for trading exceeds 200% of $2.15 per share for twenty consecutive trading days and the Company has a Registration Statement effective for the same twenty consecutive trading days. If the debentures are not converted into restricted Common Stock of the Company, they mature on August 4, 2007. Additionally, the Company provided the Investors with a Warrant to purchase shares of the Company’s restricted Common Stock.

The Warrant provides the Investors with the right to purchase an aggregate of 932,442 shares of the Company’s restricted Common Stock. The Warrant, which expires five years from the date of issuance, has an exercise price of $2.596 per share, resulting in proceeds of $2,420,619 to the Company upon their exercise.

The Company intends to utilize the proceeds from the sale of its Common Stock and Debenture to retire certain outstanding long-term debt, including certain obligations stemming from its acquisition of Pulse Healthcare Staffing, Inc.

PART II- INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Florida Law provides for indemnification of officers and directors as follows:

A corporation may indemnify any person who may be a party to any third party (nonderivative) action if the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in certain capacities, and acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, to be indemnified, the person has to have had no reasonable cause to believe the conduct was unlawful. F.S.607.0850(1).

A corporation may indemnify any person who may be a party to a derivative action if the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in certain capacities, and acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. However, no indemnification may be made for any claim, issue or matter for which the person was found to be liable unless a court determines that, despite adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity. F.S. 607.08509(2).

Any indemnification made under these subsections, unless under a court determination, may be made only after a determination has met these standards of conduct. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by independent legal counsel, or by a majority vote of the disinterested shareholders. The board of directors also may designate a special committee of disinterested directors to make this determination. F.S. 607.0850(4).

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling shareholders have not and will not pay any offering expenses.

ITEM	EXPENSE
SEC Registration Fee	$9,428.06
Legal Fees and Expenses	$5,000.00
Accounting Fees and Expenses	$5,000.00
Miscellaneous*	$500.00

Total*	$19,928.06

*	Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

We have sold or issued the following securities not registered under the Securities Act by reason of the exemption afforded under Section 4(2) of the Securities Act of 1933, during the three year period ending on the date of filing of this registration statement. Except as stated below, no underwriting discounts or commissions were payable with respect to any of the following transactions. The offer and sale of the following securities was exempt from the registration requirements of the Securities Act under Rule 506 insofar as (1) except as stated below, each of the investors was accredited within the meaning of Rule 501(a); (2) the transfer of the securities were restricted by the company in accordance with Rule 502(d); (3) there were no more than 35 non-accredited investors in any transaction within the meaning of Rule 506(b), after taking into consideration all prior investors under Section 4(2) of the Securities Act within the twelve months preceding the transaction; and (4) none of the offers and sales were effected through any general solicitation or general advertising within the meaning of Rule 502(c).

Effective October 7, 2002, we enacted a two (2) share for one (1) share forward stock split of our common stock. All share amounts listed below include shares of our common stock issued pursuant to our two (2) share for one (1) share forward stock split.

On February 14, 2002, we issued 40,000,000 shares of our common stock to our former President/Chief Executive Officer/Chairman of the Board, Edward G. Siceloff, for services rendered in connection with our corporate formation. We valued these shares at $.00005 per share or $2,000.

On February 14, 2002, we issued 8,000,000 shares of our common stock to our former Director, Joseph L. Prugh, for services rendered in connection with our corporate formation. We valued these shares at $.00005 per share or $400.

On February 14, 2002, we issued 200,000 shares of our common stock to Hamilton, Lehrer & Dargan, P.A. for legal services rendered to us. We valued these shares at $.00005 per share or $10.

On March 5, 2002, we issued 1,500,000 shares of our common stock to Barry Gewin for rendering the following services to us from March 5, 2002 until March 5, 2003: assistance with suppliers; marketing of our products; preparation of information regarding our business; hiring of key management and sales personnel; and general assistance in the development of our website content. We valued these shares at $.05 per share or $75,000.

On March 5, 2002, we issued 1,500,000 shares of our common stock to Tommi Ferguson for the following services rendered to us from March 5, 2002 until March 5, 2003: locating website development personnel; development of an incentive program for the our customers; advertising of our products; and expansion of our product lines. We valued these shares at $.05 per share or $75,000.

On February 14, 2002, we issued 2000 shares of our common stock to Beadros Asare for Edgarizing services. We valued these shares at a price of $.000005 per share or $0.

On February 14, 2002, we issued 2000 shares of our common stock to Cathy Hagen for Edgarizing services. We valued these shares at a price of $.00005 per share or $0.

On February 14, 2002, we issued 2000 shares of our common stock to Kevin Steil for Website Development Services. We valued these shares at a price of $.00005 per share or $0.

On February 19, 2002, we sold 5000 shares of our common stock to James G. Xilas for a price of $.05 per share or $250.

On February 21, 2002, we sold 1000 shares of our common stock to Vivian L. Malits for a price of $.05 per share or $50.

On February 21, 2002, we sold 20,000 shares of our common stock to Rita S. Price for a price of $.05 per share or $1000.

On February 21, 2002, we sold 1000 shares of our common stock to Hubert P. Siceloff for a price of $.05 per share or $50.

On February 21, 2002, we sold 1000 shares of our common stock to Hubert P. Siceloff Jr. for a price of $.05 per share or $50.

On February 25, 2002, we sold 6000 shares of our common stock to Linc Frye for a price of $.05 per share or $300.

On February 25, 2002, we sold 2400 shares of our common stock to Dell Ferguson for a price of $.05 per share or $120.

On February 26, 2002, we sold 2000 shares of our common stock to Clark B. Kinnison for a price of $.05 per share or $100.

On February 27, 2002, we sold 2000 shares of our common stock to Alice Jones for a price of $.05 per share or $100.

On March 4, 2002, we sold 8000 shares of our common stock to Rosemary Ferguson for a price of $.05 per share or $400.

On March 4, 2002, we sold 20,000 shares of our common stock to Gary C. Law for a price of $.05 per share or $1000.

On March 4, 2002, we sold 4,000 shares of our common stock to William E. Gewin for a price of $.05 per share or $200.

On March 5, 2002, we sold 2000 shares of our common stock to Phyllis Zaffaroni for a price of $.05 per share or $100.

On March 5, 2002, we sold 4000 shares of our common stock to Raymond Hall for a price of $.05 per share or $200.

On March 5, 2002, we sold 2000 shares of our common stock to Jay F. Johnson for a price of $.05 per share or $100.

On March 5, 2002, we issued 4000 shares of our common stock to Richard Clayton at a price of $.05 per share or $200.

On March 5, 2002, we sold 20,000 shares of our common stock to Nathan Zafran for a price of $.05 per share or $1000.

On March 6, 2002, we sold 2000 shares of our common stock to Brian M. Gewin for a price of $.05 per share or $100.

On March 7, 2002, we sold 8000 shares of our common stock to Debra M. White at a price of $.05 per share or $400.

On March 7, 2002, we sold 4000 shares of our common stock to Sandy L. Dell at a price of $.05 per share or $200.

On March 7, 2002, we sold 40,000 shares of our common stock to Christopher R. Dell at a price of $.05 per share or $2000.

On March 11, 2002, we sold 8000 shares of our common stock to David Wood for a price of $.05 per share or $400.

On March 11, 2002, we sold 4000 shares of our common stock to Clinton F. Walker at a price of $.05 per share or $200.

On March 11, 2002, we sold 4000 shares of our common stock to Juanita G. Davidson at a price of $.05 per share or $200.

On March 11, 2002, we sold 4000 shares of our common stock to Jason M. Baker at a price of $.05 per share or $200.

On March 11, 2002, we sold 6000 shares of our common stock to our former director, Joseph L. Prugh a price of $.05 per share or $300.

On March 11, 2002, we sold 40,000 shares of our common stock to Thomas J. Martinis at a price of $.05 per share or $2000.

On March 11, 2002, we sold 10,000 shares of our common stock to Sharon J. Martincic at a price of $.05 per share or $500.

On March 13, 2002, we sold 4000 shares of our common stock to Don Brown for a price of $.05 per share or $200.

On March 15, 2002, we sold 4000 shares of our common stock to Norma Jean Walston at a price of $.05 per share of $200.

On March 15, 2002, we sold 2000 shares of our common stock to Geoffrey M. Miller for a price of $.05 per share or $100.

On March 19, 2002, we sold 10,000 shares of our common stock to Shannon Squyres at a price of $.05 per share or $500.

On March 19, 2002, we sold 10,000 shares of our common stock to Kurt Divich for a price of $.05 per share or $500.

On March 20, 2002, we sold 2000 shares of our common stock to Hassan El Gabri for a price of $.05 per share or $100.

On March 20, 2002, we sold 2000 shares of our common stock to Cara Jo Malinowski for a price of $.05 per share or $100.

On March 20, 2002, we sold 6000 shares of our common stock to David E. Lincoln for a price of $.05 per share or $300.

On March 20, 2002, we sold 2000 shares of our common stock to One Stop Financial Group, Inc., a Florida corporation owned by Kenneth Easton, for a price of $.05 per share or $100.

On March 20, 2002, we sold 2000 shares of our common stock to Jan R. Steele for a price of $.05 per share or $100.

On March 24, 2002, we sold 3000 shares of our common stock to Edward G. Siceloff, our former President, for a price of $.05 per share or $150.

On December 31, 2002, we issued 500,000 shares of our common stock to Hamilton, Lehrer and Dargan P.A. in exchange for legal services rendered to us. We valued these shares at $.05 per share or $25,000.

On December 31, 2002, we issued 500,000 shares of our common stock to David Mehalick in exchange for services rendered to us. We valued these shares at $.05 per share or $25,000.

In connection with our acquisition of Better Solutions, Inc., Edward G. Siceloff, our prior president and director, retired 39,500,000 of the 40,003,000 shares of our common stock held by him. After retiring these shares, Edward G. Siceloff owned 503,000 shares of our common stock.

In connection with our acquisition of Better Solutions, Inc., Joseph L. Prugh, our prior director, retired 8,000,000 of the 8,006,000 shares held by him. After retiring these shares, Joseph L. Prugh owned 6,000 shares of our common stock.

Of the shares cancelled in connection with our acquisition of Better Solutions, Inc., 16,500,000 shares were issued to Richard E. McDonald, our President, Principal Financial Officer/ Principal Accounting Officer and Chairman of the Board of Directors. We valued these shares at $.05 per share or $825,000.

Of the shares cancelled in connection with our acquisition of Better Solutions, Inc., 16,500,000 shares were issued to Marc D. Roup, our former Chief Executive Officer and former Director. We valued these shares at $.05 per share or $825,000.

On February 24, 2003, we issued 1,750,000 shares to Chad E. Dillow in exchange for investor relations services by Mr. Dillow to us. We valued these shares at $.05 per share or $87,500. On April 5, 2003, we redeemed the 1,750,000 shares and reversed the previously recorded compensation expense. We did not pay any consideration or consideration in connection with the redemption.

On February 27, 2003, we issued 858,000 shares to David Wood in exchange for services rendered to us. We valued these shares at $.05 per share or $42,900.

On December 6, 2003, we redeemed 8,000,000 shares of common stock each from Richard E. McDonald and Marc D. Roup, our two executive officers at that time. We did not pay any consideration or consideration in connection with the redemption.

On December 15, 2003, we closed on a financing transaction with Barron Partners, LP and Certain Investors (the “Investor”). Upon the closing on the Stock Purchase Agreement, we issued 2,750,000 shares of its Common Stock at $0.60 per share for an aggregate purchase price of $1,650,000. Additionally, we provided the Investors with three Warrants to purchase shares of our Common Stock.

The First Warrant provided the Investors the right to purchase 3,333,300 shares of our Common Stock. The First Warrant has an exercise price of $0.60 per share, resulting in proceeds of $2,000,000 to us upon its exercise, and expires five years from the date of issuance (December 29, 2008). During the second quarter of 2004, all of the First Warrants were exercised for our Common Stock.

The Second Warrant provided the Investors the right to purchase 1,000,000 shares of our Common Stock. The Second Warrant has an exercise price of $1.50 per share, resulting in proceeds of $1,500,000 to us upon its exercise, and expires five years from the date of issuance (December 29, 2008). We may call, for $0.001 per warrant, the Second Warrant if the average price of our Common Stock exceeds 125% of the exercise price for twenty consecutive trading days and we have an Registration Statement effective for the same twenty consecutive trading days.

The Third Warrant provided the Investors the right to purchase 1,000,000 shares of our Common Stock. The Third Warrant has an exercise price of $2.00 per share, resulting in proceeds of $2,000,000 to us upon its exercise, and expires five years from the date of issuance (December 29, 2008). We may call, for $0.001 per warrant, the Third Warrant if the average price of our Common Stock exceeds 125% of the exercise price for twenty consecutive trading days and we have a Registration Statement effective for the same twenty consecutive trading days.

In conjunction with the December 15, 2003 financing, we redeemed 1,375,000 common shares each from Marc Roup and Richard McDonald, our executive officers at that time, in connection with the 2,750,000 common share issuance.

Between April 1, 2004 and June 17, 2004, Barron Partners and certain investors who were parties to the December 24, 2003 private placement acquired an aggregate of 3,333,330 shares of our restricted common stock by exercising warrants at a price of $0.60 per share for a total investment of $1,999,980. Included in that total was the acquisition of 2,666,640 shares of our common stock by Barron Partners, LP, the lead investor in the December 24, 2003 private placement.

Effective January 22, 2004, we closed on a financing transaction with certain investors pursuant to which we issued to the investors an aggregate of 2,000,000 shares of our Common Stock at $1.00 per share for an aggregate purchase price of $2,000,000.

Effective January 30, 2004, we closed on a financing transaction with Guerrilla Partners L.P. pursuant to which we issued an aggregate of 100,000 shares of our Common Stock at $1.00 per share for an aggregate purchase price of $100,000.

On May 19, 2004, in connection with our stock purchase of Pulse Healthcare Staffing, Inc., we issued 200,000 shares of our Common Stock to the former owners of Pulse.

On May 19, 2004, in connection with the execution of employment agreements, we issued David Laird and seven other individuals 650,000 shares of our restricted common stock.

On May 19, 2004, we issued John C. Sercu 500,000 shares of our restricted common stock as part of his employment agreement with an additional 500,000 shares contingently issuable upon the achievement of certain performance goals.

Effective June 1, 2004, in connection with our asset purchase of Curley and Associates, LLC, we issued 662,025 shares of our Common Stock to the former owner of Curley.

On June 18, 2004, we issued 43,000 shares of our restricted common stock to a number of long term employees of our Better Solutions subsidiary to compensate them for their prior services.

Effective August 4, 2004, the Company closed on an $11 million financing transaction with a group of private investors (“Investors”). The financing consisted of two components: (a) an equity portion for $4,317,500 and (b) a debenture portion for $6,682,500.

For the equity portion, the Company issued units consisting of 2,158,750 shares of restricted Common Stock and Warrants to purchase 647,625 shares of restricted common stock with an aggregate purchase price of $4,317,500. Upon closing on the Stock Purchase Agreement between the Company and the Investors, the Company issued 2,158,750 shares of its restricted Common Stock at $2.00 per share for an aggregate purchase price of $4,317,500. Additionally, the Company provided the Investors with a Warrant to purchase shares of the Company’s restricted Common Stock.

The Warrant provides for the Investors to purchase an aggregate of 647,625 shares of the Company’s restricted Common Stock. The Warrants, which expire five years from the date of issuance, have an exercise price of $3.50 per share, resulting in aggregate proceeds of $2,266,687 to the Company upon their exercise. The Company may call each Warrant, for $0.001 per warrant, if the average price of the Company’s Common Stock is 150% of the exercise price for twenty consecutive trading days and the Company has a Registration Statement effective for the same twenty consecutive trading days.

For the debenture portion, the Company issued units consisting of debentures and warrants to purchase shares of restricted Common Stock with an aggregate purchase price of $6,682,500. Upon closing on the Debenture Purchase Agreement between the Company and the Investors, the Company issued $6,682,500 of debentures with a 7 1/2% interest coupon. The debentures are convertible into restricted shares of Common Stock of the Company at a conversion price of $2.15 per share, which would result in the issuance of 3,108,139 shares of the Company’s restricted Common Stock if all debentures are converted. The Company can force the conversion of the debentures into shares of the Company’s restricted Common Stock if the average closing price of the Company’s shares of Common Stock on the trading market on which the common stock is then listed for trading exceeds 200% of $2.15 per share for twenty consecutive trading days and the Company has a Registration Statement effective for the same twenty consecutive trading days. If the debentures are not converted into restricted Common Stock of the Company, they mature on August 4, 2007. Additionally, the Company provided the Investors with a Warrant to purchase shares of the Company’s restricted Common Stock.

The Warrant provides the Investors with the right to purchase an of aggregate 932,442 shares of the Company’s restricted Common Stock. The Warrant, which expires five years from the date of issuance, has an exercise price of $2.596 per share, resulting in proceeds of $2,420,619 to the Company upon their exercise.

On August 23, 2004, we issued 10,000 shares of our common stock to John W. Higbee for past services as a Director. We valued these shares at a price of $2.10 per share or $21,000.

On August 23, 2004, we issued 10,000 shares of our common stock to Frederick R. Jackson for past services as a Director. We valued these shares at a price of $2.10 per share or $21,000.

None of the above issuances involved underwriters, underwriting discounts, or commissions. We relied upon Sections 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D in offering these shares.

ITEM 27. EXHIBITS

2.1	Asset Purchase Agreement made December 22, 2003, among Better Solutions, Inc., Superior Staffing Solutions, Inc., Craig Fusting, Charles Smith and Reginald Belden, incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K filed on January 7, 2004.

2.2	Stock Purchase Agreement by and between World Health Alternatives, Inc., Pulse Healthcare Staffing, Inc. and all of the shareholders of Pulse Healthcare Staffing, Inc., dated April 30, 2004, incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K filed on June 3, 2004.

2.3	Amendment Number One to Stock Purchase Agreement by and between World Health Alternatives, Inc., Pulse Healthcare Staffing, Inc. and all of the shareholders of Pulse Healthcare Staffing, Inc., dated May 19, 2004, incorporated by reference to Exhibit 2.2 to Registrant’s Current Report on Form 8-K filed on June 3, 2004.

2.4	Amendment Number Two to Stock Purchase Agreement by and between World Health Alternatives, Inc., Pulse Healthcare Staffing, Inc. and all of the shareholders of Pulse Healthcare Staffing, Inc., dated May 28, 2004, incorporated by reference to Exhibit 2.3 to Registrant’s Current Report on Form 8-K filed on June 3, 2004.

2.5	Pledge Agreement by and between World Health Alternatives, Inc. and certain shareholders of Pulse Healthcare Staffing, Inc., incorporated by reference to Exhibit 2.4 to Registrant’s Current Report on Form 8-K filed on June 3, 2004.

2.6	Asset Purchase Agreement among Curley and Associates, LLC, Noal Curley and Beth Curley and MedTech Medical Staffing of Orlando, Inc, incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K filed on July 2, 2004.

3.1(a)	Articles of Incorporation, incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form SB-2 filed on March 26, 2002.

3.1(b)	Amendment to Articles of Incorporation dated September 27, 2002, incorporated by reference to Exhibit 3.1(i) to Post-Effective Amendment No. 1 to Registrant’s Registration Statement on Form SB-2 filed on October 10, 2002.

3.2	Bylaws, incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form SB-2 filed on March 26, 2002.

3.3	Articles of Share Exchange of World Health Alternatives, Inc. with Better Solutions, incorporated by reference to Exhibit 3.4 to Post-Effective Amendment No. 4 to Registrant’s Registration Statement on Form SB-2 filed on February 27, 2003.

3.4	Executed Agreement and Plan of Share Exchange between World Health Alternatives, Inc. and Better Solutions, incorporated by reference to Exhibit 3.3 to Registrant’s Post-Effective Amendment No. 6 to Registrant’s Registration Statement on Form SB-2 filed on April 30, 2003.

4.1	Form of Specimen Stock Certificate, incorporated by reference to Exhibit 4 to Registrant’s Registration Statement on Form SB-2 filed on March 28, 2002.

4.2	Stock Purchase Agreement between World Health Alternatives, Inc. and certain investors, dated December 24, 2003, incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K/A filed on January 14, 2004.

4.3	Registration Rights Agreement between World Health Alternatives, Inc. and certain investors, dated December 14, 2003, incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8/K filed on January 5, 2004.

4.4	First Warrant to purchase shares of World Health Alternatives, Inc., incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K filed on January 5, 2004.

4.5	Second Warrant to purchase shares of World Health Alternatives, Inc., incorporated by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K filed on January 5, 2004.

4.6	Third Warrant to purchase shares of World Health Alternatives, Inc., incorporated by reference to Exhibit 10.5 to Registrant’s Current Report on Form 8-K filed on January 5, 2004.

4.7	Stock Purchase Agreement between World Health Alternatives, Inc. and certain investors, dated January 22, 2004, incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed on February 4, 2004.

4.8	Registration Rights Agreement between World Health Alternatives, Inc. and certain investors, dated January 22, 2004, incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K filed on February 4, 2004.

4.9	Stock Purchase Agreement between World Health Alternatives, Inc. and Guerrilla Partners, L.P., dated January 30, 2004, incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K filed on February 4, 2004.

4.10	Registration Rights Agreement between World Health Alternatives, Inc. and Guerrilla Partners, L.P., dated January 30, 2004, incorporated by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K filed on February 4, 2004.

4.11	Form of Stock Purchase Agreement between World Health Alternatives, Inc. and Certain Investors, incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed on August 13, 2004.

4.12	Form of Warrant to purchase shares of World Health Alternatives, Inc., incorporated by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K filed on August 13, 2004.

4.13	Form of Registration Rights Agreement between World Health Alternatives, Inc. and Certain Investors, incorporated by reference to Exhibit 4.3 to Registrant’s Current Report on Form 8-K filed on August 13, 2004.

4.14	Form of Securities Purchase Agreement between World Health Alternatives, Inc. and Certain Investors, incorporated by reference to Exhibit 4.4 to Registrant’s Current Report on Form 8-K filed on August 13, 2004.

4.15	Form of Registration Rights Agreement between World Health Alternatives, Inc. and Certain Investors, incorporated by reference to Exhibit 4.5 to Registrant’s Current Report on Form 8-K filed on August 13, 2004.

4.16	Form of Warrant to purchase shares of World Health Alternatives, Inc., incorporated by reference to Exhibit 4.6 to Registrant’s Current Report on Form 8-K filed on August 13, 2004.

5.1	Consent of Joseph I. Emas, Esq.

10.1	Consulting Agreement with Barry Gewin dated March 5, 2002, incorporated by reference to Exhibit 10.1 to Registrant’s Registration Statement on Form SB-2 filed on March 26, 2002.

10.2	Consulting Agreement with Tommi Ferguson dated March 5, 2002, incorporated by reference to Exhibit 10.2 to Registrant’s Registration Statement on Form SB-2 filed on March 26, 2002.

10.3	Agreement with Global Health Trax, Inc., incorporated by reference to Exhibit 10.3 to Registrant’s Registration Statement on Form SB-2 filed on March 26, 2002.

10.4	Global Health Trax Correspondence dated April 25, 2002, incorporated by reference to Exhibit 10.4 to Amendment No. 1 to Registrant’s Registration Statement on Form SB-2 filed on April 26, 2002.

10.5	Agreement with EcoQuest International, incorporated by reference to Exhibit 10.5 to Amendment No. 2 to Registrant’s Registration Statement on Form SB-2 filed on May 24, 2002.

10.6	Agreement with Amerisource Funding, Inc., incorporated by reference to Exhibit 10.6 to Post-Effective Amendment No. 4 to Registrant’s Registration Statement on Form SB-2 filed on February 27, 2003.

10.7	Agreement with C. Dillow & Company, Inc., incorporated by reference to Exhibit 10.7 to Post-Effective Amendment No. 4 to Registrant’s Registration Statement on Form SB-2 filed on February 27, 2003.

10.8	Agreement with McGrow Consulting, incorporated by reference to Exhibit 10.8 to Post-Effective Amendment No. 4 to Registrant’s Registration Statement on Form SB-2 filed on February 27, 2003.

10.9	Agreement with PNC Bank, N.A., incorporated by reference to Exhibit 10.9 to Post-Effective Amendment No. 4 to Registrant’s Registration Statement on Form SB-2 filed on February 27, 2003.

10.10	Agreement with Media 1 Financial Group LLC and David Wood, incorporated by reference to Exhibit 10.10 to Post-Effective Amendment No. 4 to Registrant’s Registration Statement on Form SB-2 filed on February 27, 2003.

10.11	Agreement between Better Solutions, Inc. and Barry Gewin, incorporated by reference to Exhibit 10.11 to Post-Effective Amendment No. 4 to Registrant’s Registration Statement on Form SB-2 filed on February 27, 2003.

10.12	Agreement between Better Solutions, Inc. and Tommi Ferguson, incorporated by reference to Exhibit 10.12 to Post-Effective Amendment No. 4 to Registrant’s Registration Statement on Form SB-2 filed on February 27, 2003.

10.13	Real property lease agreement between Penn Center Management Corporation and Better Solutions, Inc., incorporated by reference to Exhibit 10.13 to Post-Effective Amendment No. 4 to Registrant’s Registration Statement on Form SB-2 filed on February 27, 2003.

10.14	Real property lease agreement between HQ Global Workplaces and World Health Alternatives, Inc. d/b/a MedTech for Glades Road Center, incorporated by reference to Exhibit 10.14 to Post-Effective Amendment No. 4 to Registrant’s Registration Statement on Form SB-2 filed on February 27, 2003.

10.15	Real property lease agreement between HQ Global Workplaces and World Health Alternatives, Inc. d/b/a MedTech for Cleveland Ohio, Bank One Center Offices, incorporated by reference to Exhibit 10.15 to Post-Effective Amendment No. 4 to Registrant’s Registration Statement on Form SB-2 filed on February 27, 2003.

10.16	Automobile Lease Agreement between Better Solutions, Inc. and GMAC, incorporated by reference to Exhibit 10.16 to Post-Effective Amendment No. 4 to Registrant’s Registration Statement on Form SB-2 filed on February 27, 2003.

10.17	Automobile Lease Agreement between Better Solutions, Inc. and BMW Financial Services, incorporated by reference to Exhibit 10.17 to Post-Effective Amendment No. 4 to Registrant’s Registration Statement on Form SB-2 filed on February 27, 2003.

10.18	Amended Agreement with David Wood and Media 1 Group, LLC, incorporated by reference to Exhibit 10.18 to Post-Effective Amendment No. 6 to Registrant’s Registration Statement on Form SB-2 filed on April 30, 2003.

14.1	Code of Business Conduct, incorporated by reference to Exhibit 14.1 to Registrant’s Annual Report on Form 10-KSB filed on April 20, 2004.

21.1	Subsidiaries of Registrant, incorporated by reference to Exhibit 21.1 to Registrant’s Annual Report on Form 10-KSB filed on April 20, 2004.

23.1	Consent of Daszkal Bolton, LLP

24.1	Power of Attorney of Richard E. McDonald

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to their Registration Statement on Form SB-2 to:

•	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the SB-2 Registration Statement and all amendments thereto. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(f) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

c. Include any additional or changed material information on the plan of distribution.

2. That, for determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remains unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Pittsburgh, Pennsylvania on September 22, 2004.

By:	/s/ Richard E. McDonald
Richard E. McDonald
President, Principal Financial Officer, Principal Accounting Officer, Chairman of the Board of Directors
October 8, 2004

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on the dates shown.

/s/ John W. Higbee
John W. Higbee
Director
October 8, 2004

/s/ Frederick R. Jackson, Sr.
Frederick R. Jackson, Sr.
Director
October 8, 2004

Exhibit Index

Exhibit No.	Description
5.1	Consent of Joseph I. Emas, Esq.

23.1	Consent of Daszkal Bolton, LLP

24.1	Power of Attorney of Richard E. McDonald